As filed with the Securities and Exchange Commission on      , 1998
                                                            Registration No.
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

        GALEY & LORD, INC.                      Delaware                          2211                     56-1593207
   GALEY & LORD INDUSTRIES, INC.                Delaware                          2211                     56-1593208
G&L SERVICE COMPANY, NORTH                      Delaware                          2325                     56-1976012
           AMERICA, INC.
       SWIFT TEXTILES, INC.                     Delaware                          2211                     58-1189307
    SWIFT DENIM SERVICES, INC.                  Delaware                          2211                     13-3898788

  (Exact Name of Each Registrant   (State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
    as Specified in its Charter)    Incorporation or Organization)    Classification Code Number)   Identification Number)

                           980 Avenue of the Americas
                               New York, NY 10018
                                 (212) 465-3000
         (Address, Including Zip Code, and Telephone Number, Including
         Area Code, of Each Registrants' Principal Executive Offices)
                                ---------------
                    Arthur C. Wiener, Chairman of the Board
                           980 Avenue of the Americas
                               New York, NY 10018
                                 (212) 465-3000
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
                                    Copy to:
                             Howard S. Jacobs, Esq.
                              Rosenman & Colin LLP
                               575 Madison Avenue
                               New York, NY 10022
                                ---------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            ----
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ----

                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
     Title Of Each Class                                  Proposed           Proposed Maximum     Amount of
       Of Securities To          Amount To Be             Maximum           Aggregate Offering   Registration
        Be Registered             Registered      Offering Price Per Unit        Price(1)           Fee(2)
-----------------------------------------------------------------------------------------------------------------
9 1/8% Senior Subordinated
  Notes Due 2008 ............    $300,000,000    100%                         $300,000,000         $88,500
------------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees of
  the 9 1/8% Senior
  Subordinated Notes Due
  2008(3) ...................               (3)   (3)                                    (3)             (3)
Total .......................    $300,000,000    100%                         $300,000,000         $88,500

--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Each Registrant other than Galey & Lord, Inc. is a subsidiary of Galey & Lord, Inc. and is guaranteeing payment of the Notes. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to these guarantees.
(3) No separate consideration will be received from purchasers of the Notes with respect to these guarantees.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED      , 1998

PROSPECTUS
(GALEY&LORD icon)



                              Galey & Lord, Inc.
                            Offer to Exchange up to
         $300,000,000 of its 9 1/8% Senior Subordinated Notes Due 2008
                       for any and all of its outstanding
            $300,000,000 9 1/8% Senior Subordinated Notes Due 2008
                                ---------------
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON     , 1998,
                                UNLESS EXTENDED.
                                ---------------
     Galey & Lord, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $300.0 million principal amount of its 9 1/8% Senior Subordinated Notes Due 2008 (the "Exchange Notes") for an identical face amount of the issued and outstanding 9 1/8% Senior Subordinated Notes Due 2008 (the "Initial Notes"; the Initial Notes and the Exchange Notes being referred to collectively as the "Notes") of the Company from the holders thereof. As of the date of this Prospectus, the aggregate principal amount of Initial Notes outstanding is $300.0 million. The terms of the Exchange Notes are identical in all material respects to the terms of the Initial Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase of interest rate on the Initial Notes under certain circumstances relating to the Registration Rights Agreement (as defined herein), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.

     Interest on the Exchange Notes will be payable in cash semi-annually on March 1 and September 1 of each year, commencing
September 1, 1998. The Notes will mature on March 1, 2008, unless previously redeemed, and will not be subject to any sinking fund requirement. The Exchange Notes will be redeemable in cash at the option of the Company, in whole or in part, at any time on or after March 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. Prior to March 1, 2001, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at 109.125% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date with the Net Cash Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein), provided that at least 65% of the original principal amount of the Exchange Notes remains outstanding after each such redemption. See "Description of the Notes -- Optional Redemption."

     The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and its subsidiaries and senior in right of payment to any subordinated indebtedness of the Company. The Exchange Notes will be unconditionally guaranteed, on an unsecured senior subordinated basis, by the Company's existing and future Domestic Restricted Subsidiaries (as defined herein) (each such guarantee a "Note Guarantee" and each such guarantor a "Note Guarantor"). The Exchange Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries that are not Note Guarantors. Currently, no indebtedness of the Company is subordinated to the Exchange Notes. As of December 27, 1997, after giving effect to the Acquisition (as defined herein) and the financing thereof (including the sale of the Initial Notes and the use of the net proceeds therefrom), the Company and its subsidiaries would have had approximately $397.1 million aggregate principal amount of Senior Indebtedness outstanding. In addition, the Company would have had $75.4 million of additional borrowing availability under the Senior Credit Facility (as defined herein). See "Pro Forma Capitalization of the Company" and "Description of the Exchange Notes -- Ranking of the Exchange Notes."

     In the event of a Change of Control (as defined herein), holders of the Exchange Notes will have the right to require the Company to purchase their Exchange Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the purchase date. See "Description of the Exchange Notes -- Change of Control." In addition, the Company is obligated in certain instances to make offers to purchase the Exchange Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the purchase date with the Net Available Cash (as defined herein) from certain asset sales. See "Description of the Exchange Notes -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     The Initial Notes were issued and sold on February 24, 1998, in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof (the "Initial Notes Offering"). In general, the Initial Notes may not be offered or sold unless registered under the Securities Act or unless offered or sold pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby to satisfy certain obligations of the Company and the Note Guarantors contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of the Exchange Notes. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Initial Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

     The Initial Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The certificates representing the Exchange Notes will be issued in fully registered form.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company and the Note Guarantors will pay certain expenses incident to the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York
City time, on    1998 (the "Expiration Date"). The Company does not currently intend to extend the Expiration Date.
                                ---------------
     See "Risk Factors" beginning on page 17 for a discussion of certain factors that should be considered by holders of the Initial Notes prior to tendering Initial Notes in the Exchange Offer.
                                ---------------
THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                   The date of this Prospectus is     , 1998.

                             AVAILABLE INFORMATION


     The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and may also be accessed electronically by means of the Commission's website at (http://www.sec.gov). Such materials can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.


     This Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by the Company and the Note Guarantors with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company, the Note Guarantors and the Exchange Notes. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


                      DOCUMENTS INCORPORATED BY REFERENCE


     The following documents filed by the Company with the Commission are hereby incorporated into this Prospectus and shall be deemed to be a part hereof:

  (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 1997, as amended;

  (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended December 27, 1997; and

  (iii) the Company's Current Reports on Form 8-K filed with the Commission on January 15, 1998, February 9, 1998 and March 10, 1998.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the consummation of the Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     Copies of all documents incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein), will be provided without charge to each person to whom this Prospectus is delivered, upon oral or written request by such person to Michael R. Harmon, Galey & Lord, Inc., P.O. Box 35528, Greensboro, North Carolina 27425-0528, telephone number (336)665-3037.


                          FORWARD-LOOKING STATEMENTS


     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes, intends or anticipates will or may occur in the future, are forward-looking statements.


     Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Important factors that could contribute to such differences are set forth herein under "Risk Factors," including, but not limited to, "Substantial Leverage," "Subordination," "Restrictions Imposed by the Senior Credit Facility and the Indenture," "Holding Company Structure; Limitations on Access to Cash Flow," "Risks Relating to the Acquisition," "Cyclical and Competitive Nature of Textile Industry," "Raw Material Price Volatility and Availability," "Government Policy; Import Regulations," "Reliance on Significant Customers," "Devaluation and Currency Risks," "Foreign Sales and Operations Risks," "Risk of Environmental Liability; Other Governmental Regulations," and "Absence of Public Market for the Exchange Notes."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and consolidated and pro forma financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, as used in this Prospectus, the term "Company" includes Galey & Lord, Inc. ("Galey & Lord") and its subsidiaries ("Subsidiaries") after the Acquisition (as defined herein), except that in "Summary Unaudited Pro Forma Combined Financial Information of the Company," "Summary Historical Financial Information," "Summary Historical Financial Information of Galey & Lord," "Summary Historical Financial Information of the Acquired Business," "Pro Forma Capitalization of the Company," "Unaudited Pro Forma Combined Financial Information of the Company," "Selected Historical Financial Information of Galey & Lord," "Selected Historical Financial Information of the Acquired Business," and "Management Discussion and Analysis of Financial Condition and Results of Operations," the term "Galey & Lord" refers to Galey & Lord, Inc. and its Subsidiaries prior to the Acquisition and the term "Acquired Business" refers to the Acquired Business (as defined herein) prior to the Acquisition. References to Galey & Lord's and the Company's fiscal years refer to the years ended October 2, 1993, October 1, 1994, September 30, 1995, September 28, 1996 and September 27, 1997. References to fiscal years of the Acquired Business refer to years ended June 30. Investors should carefully consider the information set forth under the caption "Risk Factors."


                                  THE COMPANY
Overview

     The Company is a leading global manufacturer of textiles for sportswear, including cotton casuals, denim and corduroy, as well as a major international manufacturer of workwear fabrics. The Company also is a manufacturer of dyed and printed fabrics for use in home fashions. In order to offer customers a complete package of fabrics and garments from one source, the Company has established garment manufacturing operations, which the Company believes provide a competitive advantage over other fabric manufacturing companies.

     The Company believes that it is the market leader in producing innovative woven sportswear fabrics as a result of its expertise in sophisticated and diversified finishing. Fabrics are designed in close partnership with customers to capture a large share of the middle and high end of the bottomweight woven market. The Company sells its woven sportswear products to a diversified customer base, including Levi Strauss & Co. ("Levi's"), Haggar Corp. ("Haggar"), Farah, Inc. ("Farah"), Polo Ralph Lauren Corporation ("Polo Ralph Lauren"), Jones Apparel Group, Inc. ("Jones Apparel Group"), Calvin Klein, Inc. ("Calvin Klein") and Liz Claiborne, Inc. ("Liz Claiborne"), as well as to private label manufacturers for chain stores and suppliers of mail order catalogs.

     In January 1998, the Company acquired (the "Acquisition") the apparel fabrics business (the "Acquired Business") of Dominion Textile Inc. ("Dominion"), including its Swift denim ("Swift") and Klopman International S.p.A. workwear and careerwear ("Klopman") divisions. On a pro forma combined basis for the twelve months ended December 27, 1997 after giving effect to the Acquisition, the Company's net sales were $1.1 billion and, on a pro forma combined basis for the year ended September 27, 1997 and the three months ended December 27, 1997, in each case after giving effect to the Acquisition, the Company's Adjusted Pro Forma EBITDA (as defined herein) was $137.4 million and $30.6 million respectively.

     Galey & Lord, Inc. is a Delaware corporation. Its principal executive offices are located at 980 Avenue of the Americas, New York, New York 10018, and its telephone number is (212) 465-3000.


Product Overview

     Cotton Casuals. The Company is the largest domestic producer by capacity of cotton and cotton blended fabrics used in apparel, with approximately 35% of U.S. production. These fabrics are primarily used for the production of men's and women's pants and shorts. The Company's technical expertise in finishing enables it to provide a number of value-added fabrics to differentiate itself from its competitors, including an extensive range of faced finished flannel and suede finished fabrics. For the twelve months ended December 27, 1997, net sales of cotton casual fabric were $282.5 million.

     Denim. As a result of the Acquisition, the Company is the world's second largest producer of denim, operating under the tradename Swift Denim. The Company offers 100% cotton denim, cotton blended denim and denim that stretches. These products are manufactured in a full range of colors, weights and finishes for apparel and non-apparel uses, such as home furnishings. Most of the Company's denim is value-added and sold primarily to the middle to high end of the market. For the twelve months ended December 27, 1997, net sales of denim were; in each case after giving effect to the Acquisition, the Company's $455.7 million.

     Corduroy. The Company is the only vertically integrated manufacturer of corduroy in the U.S and is the largest domestic manufacturer. The Company manufactures corduroy in various wales and weights primarily for the production of apparel. The Company's strategy is to manufacture corduroy and other fabrics with the same equipment, thereby enabling the Company to schedule its production to meet customers' seasonal demands economically and efficiently. For the twelve months ended December 27, 1997, net sales of corduroy were $98.8 million.

     Workwear. As a result of the Acquisition, the Company is a leading international supplier of workwear and careerwear fabrics, and the only manufacturer with facilities in both North America and Europe. The Company produces high performance workwear fabrics that retain their comfort, appearance and performance over an extended wear life. These fabrics are distributed primarily to the industrial laundry, hospitality, and healthcare markets. For the twelve months ended December 27, 1997, net sales of workwear and careerwear fabrics were $195.5 million.

     G&L Service Company. In June 1996, in response to a growing trend by the Company's customers to outsource their production, the Company acquired garment manufacturing facilities located in Piedras Negras, Mexico. At these facilities, employees sew and finish pants and shorts for the casual wear market. To meet increasing demand, the Company is constructing an additional garment manufacturing facility in Monclova, Mexico. These facilities, operated as G&L Service Company, North America, Inc. ("G&L Service Company"), allow the Company to offer its customers a finished package of fabric and garments from one source. This provides customers with logistical and quality benefits that result in goods reaching the market in a more timely manner. The Company believes that offering its customers a single source of supply represents a significant change in the current manufacturing chain that will lead to an increase in the Company's apparel business in the future. In its first eighteen months of operations G&L Service Company has succeeded in attracting customers such as Levi's, Polo Ralph Lauren, Liz Claiborne, Jones Apparel Group and Calvin Klein. For the twelve months ended December 27, 1997, net sales of G&L Service Company were $26.6 million.


Industry Trends

     Several trends have affected the domestic and global fabric and apparel businesses recently, including the expansion of North American apparel production, the increase in casual dress in and away from the workplace and the move toward vertical integration of fabric production with garment production.

     Since the mid-1980s there has been a dramatic shift in apparel sourcing from the Far East to Mexico and the Caribbean. In 1985 Mexico and the Caribbean supplied the U.S. with approximately 8% of its apparel imports. This percentage rose to approximately 38% during 1997. During that same time period, apparel imports from the Far East to the U.S. declined from 75% to approximately 36%. Over 80% of the imports from Mexico and the Caribbean use U.S. made fabric. The Company believes that this trend can be attributed to (i) the beneficial impact of U.S. trade policy, including NAFTA and the U.S. "807" and "807A" tariff programs (under which many of the Company's customers benefit from favorable duty and, in certain instances, quota treatment on garments assembled offshore), together with (ii) customer demands for more rapid delivery time which can be better met with imports from North American locations rather than from the Far East.

     The Company believes there is a growing trend in the U.S. toward casual dress which is expected to help cotton casual, denim and corduroy sales. An increasing number of employers continue to institute casual dress policies, whether full time or for special occasions, such as "casual Fridays." In addition, the Company believes that the number of people who work at home is increasing and that outside the workplace, people's social activities are focusing on a more casual lifestyle. According to NPD Group, Inc., an independent market research firm, the retail dollar volume for men's casual attire grew 7.3% annually between 1991 and 1997 and the retail dollar volume of women's casual attire grew 4.9% annually in the same period in comparison to the retail dollar volume for total tailored apparel, which grew 2.1% over the same period. In 1997, 65% of the retail dollars spent on casual and tailored apparel was attributed to casual apparel. This trend benefits the Company by increasing the demand for, and consequently, sales of, the Company's cotton casual, denim and corduroy products.

     Recent trends in the garment industry have resulted in certain apparel manufacturers and marketeers adopting new supply, sourcing and purchasing strategies. The recent shift in fabric and garment production levels from the Far East to North America has created new sourcing strategies. To meet customer demands for simplified relationships with contractors and vendors, certain fabric manufacturers have become increasingly vertically integrated, developing, producing, finishing and merchandising garments for customers, either through owned or contracted garment assembly operations. The effect of these new strategies has been to allow apparel marketeers to bring their products to market on a more timely basis, thereby minimizing inventory risks and responding more effectively to shifts in consumer demand. The Company believes that G&L Service Company's garment assembly operations position it to satisfy these customer demands and manage the production of finished apparel for customers.


Strategy

     The Company's strategy is (i) to be either first or second in each of the product categories it offers, (ii) to make products that can be distinguished from those made by its competitors, (iii) to continue to modernize its facilities in order to maintain its competitive position, and (iv) to further integrate the manufacture of garments with the manufacture of fabrics in order to increase strategic relationships with customers and increase market share.

     Key tactics of the Company's strategy include:

     Emphasizing Innovative Products and Services. Historically, product development was split between fabric and garment manufacturers. Through its state-of-the-art facilities, the Company is able to combine these two steps into one. This permits the Company to present fully developed commercially made sample garments which assists the Company's customers in reducing their product development cycle times and allows the Company to develop more innovative products.

     Emphasizing Customer Service. The Company is committed to being an industry leader in providing superior customer service. The key elements of this tactic include (i) providing timely and complete order delivery, (ii) building partnerships with customers, (iii) providing electronic data information services, and (iv) providing inventory management support.

     Capitalizing on the Changing Manufacturing Chain. The Company believes that a significant change is occurring in the apparel manufacturing chain. Many of the Company's customers are either dependent on, or increasing their dependency on, outsourcing their garment manufacturing requirements. The Company's ability to provide customers with a "package" utilizing Company fabrics and finished garments allows customers to avoid dealing with multiple contractors to bring their products to market. By reducing the number of vendors with which its customers are required to enter into commercial relationships, the Company has simplified the customers' sourcing process. The Company believes that this method will be the manufacturing chain of the future and that it is on the cutting edge in supplying these services from its owned and operated garment facilities located in Mexico.

     Expanding International Operations. Through the expansion of international manufacturing capabilities and sales offices, the Company is better able to service both local markets in various parts of the world, as well as its U.S. customers as they expand globally. As a result of the Acquisition, the Company acquired manufacturing facilities in Canada, Italy, and Tunisia, as well as sales offices in Eastern and Western Europe, South America and Asia, to complement its previously existing manufacturing facilities in the U.S. and Mexico.

     Increasing Manufacturing Efficiencies. The Company has made significant investments in its manufacturing operations to provide for the flexible production of its broad line of value-added fabrics and to reduce production costs. As a result of these investments, the Company has experienced a 93% increase in net sales per average number of employees from approximately $68,000 per employee during fiscal 1988 to approximately $131,000 per employee during fiscal 1997 (excluding G&L Service Company and the Acquired Business).


The Acquisition

     In January 1998, the Company purchased the Acquired Business for a cash purchase price (the "Purchase Price") of $464.5 million. The Purchase Price and related fees and expenses were financed with borrowings of (i) approximately $205.8 million under the Company's Senior Credit Facility (the "Senior Credit Facility") with

First Union National Bank ("FUNB") and (ii) $275.0 million under a senior subordinated facility (the "Bridge Financing Facility"). The Company used the net proceeds from the Initial Notes Offering to repay (i) the Bridge Financing Facility and (ii) a portion of the outstanding amount under the revolving line of credit provided for under the Senior Credit Facility.

     The Company believes that the Acquisition will enhance its competitive position and business prospects as follows:

     Expanded Global Marketing Synergies. As a result of the Acquisition, the worldwide marketing capabilities of the Company have been greatly expanded. Newly acquired sales offices will enable the Company to market products internationally which have previously been marketed primarily in the U.S. These new sales offices include locations in Eastern and Western Europe, South America and Asia.

     Expanded Global Manufacturing. Prior to the Acquisition, the Company's manufacturing facilities were based in the U.S. and Mexico. As a result of the Acquisition, the Company acquired manufacturing facilities in Canada, Italy, and Tunisia, as well as the U.S. These operations are expected to provide improved access to growing global markets for the Company's products. For example, the Company intends to transfer technology to its Italian manufacturing operations to enable these operations to produce cotton casual fabrics as well as their traditional workwear fabrics.

     Cost Rationalization. The Company believes that it can rationalize operating costs following the Acquisition through the elimination of duplicative corporate and back-office operations, the reduction of real property expenses and the rationalization of other functions. Historically, Galey & Lord has maintained one of the lowest selling, general and administrative expense ("SG&A") ratios in the industry. The Company believes that significant opportunities exist to lower Swift's and Klopman's SG&A costs.


     Greater Critical Mass. The Acquisition has significantly increased the Company's revenue base. After giving pro forma effect to the Acquisition, the Company's net sales for the twelve months ended December 27, 1997 were $1.1 billion. The Company believes that its increased size, marketing resources, production capacity and product offering will create additional marketing and other growth opportunities.

                               THE EXCHANGE OFFER
The Exchange Offer:................   The Company is offering to exchange
                                      pursuant to the Exchange Offer up to
                                      $300.0 million aggregate principal amount
                                      of its 9 1/8% Senior Subordinated Notes
                                      Due 2008 for like aggregate principal
                                      amount of its outstanding 9 1/8% Senior
                                      Subordinated Notes Due 2008. The terms of
                                      the Exchange Notes are identical in all
                                      material respects (including principal
                                      amount, interest rate and maturity) to the
                                      terms of the Initial Notes for which they
                                      may be exchanged pursuant to the Exchange
                                      Offer, except that the Exchange Notes are
                                      freely transferable by holders thereof
                                      (other than as provided herein), and are
                                      not subject to any covenant regarding
                                      registration under the Securities Act. See
                                      "The Exchange Offer."


Interest Payments:.................   Interest on the Exchange Notes shall
                                      accrue from the last Interest Payment Date
                                      (March 1 or September 1) on which interest
                                      was paid on the Notes so surrendered or,
                                      if no interest has been paid on such
                                      Notes, from February 24, 1998.


Minimum Condition:.................   The Exchange Offer is not conditioned
                                      upon any minimum aggregate principal
                                      amount of Initial Notes being tendered for
                                      exchange.


Expiration Date; Withdrawal
 of Tender:.........................  The Exchange Offer will expire at 5:00
                                      p.m., New York City time, on    , 1998
                                      (the "Expiration Date"). The Company does
                                      not currently intend to extend the
                                      Expiration Date. Tenders may be withdrawn
                                      at any time prior to 5:00 p.m., New York
                                      City time, on the Expiration Date. See
                                      "The Exchange Offer --  Expiration Date;
                                      Extension; Termination; Amendment" and
                                      "Withdrawal of Rights."


Conditions to the Exchange Offer:...  The Exchange Offer is subject to certain conditions, including that the Exchange
                                      Offer not violate any applicable law,
                                      statute, rule, regulation or
                                      interpretation of the Staff of the
                                      Commission, that all necessary
                                      governmental approvals are obtained and
                                      that one or more of the following events do not occur: (i) a general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (iv) a limitation by any governmental authority on, or other event having reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States.
                                      See "The Exchange Offer -- Certain
                                      Conditions to the Exchange Offer."


                                       5

Procedures for Tendering
 Initial Notes:.....................  Each holder of Initial Notes wishing to accept the Exchange Offer must complete,
                                      sign and date the Letter of Transmittal,
                                      or a facsimile thereof, in accordance with
                                      the instructions contained herein and
                                      therein, and mail or otherwise deliver
                                      such Letter of Transmittal, together with
                                      the Initial Notes and any other required
                                      documentation, to the Exchange Agent (as
                                      defined herein) at the address set forth
                                      herein. See "The Exchange Offer --
                                      Procedures for Tendering Initial Notes"
                                      and "Plan of Distribution."


Use of Proceeds:...................   There will be no proceeds to the Company
                                      from the exchange of Notes pursuant to the
                                      Exchange Offer.


Special Procedures for
 Beneficial Owners:.................  Any beneficial owner whose Initial Notes are registered in the name of a broker,
                                      dealer, commercial bank, trust company or
                                      other nominee who wishes to tender should
                                      contact such registered holder promptly
                                      and instruct such registered holder to
                                      tender on such beneficial owner's own
                                      behalf. If such beneficial owner wishes to
                                      tender on such beneficial owner's own
                                      behalf, such beneficial owner must, prior
                                      to completing and executing the Letter of
                                      Transmittal and delivering the Initial
                                      Notes, either make appropriate
                                      arrangements to register ownership of the
                                      Initial Notes in such beneficial owner's
                                      name or obtain a properly completed bond
                                      power from the registered holder. The
                                      transfer of registered ownership may take
                                      considerable time. See "The Exchange Offer
                                      -- Procedure for Tendering Initial Notes."


Guaranteed Delivery Procedures:....   Holders of Initial Notes who wish to
                                      tender their Initial Notes and whose
                                      Initial Notes are not entirely available
                                      or who cannot deliver their Initial Notes,
                                      the Letter of Transmittal or any other
                                      documents required by the Letter of
                                      Transmittal to the Exchange Agent prior to
                                      the Expiration Date must tender their
                                      Initial Notes according to the guaranteed
                                      delivery procedures set forth in "The
                                      Exchange Offer -- Guaranteed Delivery
                                      Procedures."


Acceptance of Initial Notes and
Delivery of the Exchange Notes:.....   The Company will accept for exchange any and
                                       all Initial Notes which are properly tendered
                                       in the Exchange Offer prior to 5:00 p.m., New
                                       York City time, on the Expiration Date. The
                                       Exchange Notes issued pursuant to the
                                       Exchange Offer will be delivered promptly
                                       following the Expiration Date. See "The
                                       Exchange Offer -- Expiration Date; Extension;
                                       Termination; Amendment" and "Acceptance of
                                       Initial Notes for Exchange; Delivery of
                                       Exchange Notes."





Effect on the Holders of
 Initial Notes:.....................  As a result of the making of, and upon acceptance for exchange of all validly
                                      tendered Initial Notes pursuant to the
                                      terms of, the Exchange Offer, the Company
                                      and the Note Guarantors will have
                                      fulfilled the covenant contained in the
                                      Registration Rights Agreement (the
                                      "Registration Rights Agreement") dated
                                      February 24, 1998 among


                                       6

                                      the Company, the Note Guarantors and
                                      First Union Capital Markets, a division
                                      of Wheat First Securities, Inc. (the
                                      "Initial Purchaser") and, accordingly,
                                      there will be no increase in the interest rate on the Initial Notes pursuant to the terms of the Registration Rights
                                      Agreement, and the holders of the Initial
                                      Notes will have no further registration
                                      or other rights under the Registration
                                      Rights Agreement other than those which
                                      survive the Exchange Offer. Holders of
                                      the Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture dated
                                      February 24, 1998 among the Company, as
                                      issuer, the Note Guarantors, as
                                      guarantors, and SunTrust Bank, Atlanta,
                                      as Trustee, relating to the Initial Notes and the Exchange Notes (the "Indenture"), except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial
                                      Notes pursuant to, the Exchange Offer.
                                      All untendered Initial Notes will
                                      continue to be subject to the
                                      restrictions on transfer provided for in the Initial Notes and the Indenture. To the extent that the Initial Notes are tendered and accepted in the Exchange
                                      Offer, the trading market for untendered
                                      Initial Notes could be adversely
                                      affected.


Consequence of Failure
 to Exchange:.......................  Initial Notes that are not exchanged for
                                      Exchange Notes pursuant to the Exchange
                                      Offer will continue to be subject to the
                                      restrictions on transfer of such Initial
                                      Notes as set forth in the legend thereon
                                      and in the Indenture. The Company and the
                                      Note Guarantors do not currently
                                      anticipate that they will register any
                                      Initial Notes and the related Note
                                      Guarantees which are not exchanged
                                      pursuant to the Exchange Offer under the
                                      Securities Act after the Expiration Date.


Federal Income Tax Consequences:...   The exchange pursuant to the Exchange
                                      Offer should not result in gain or loss to
                                      the holders or the Company for federal
                                      income tax purposes. See "Certain United
                                      States Federal Income Tax Considerations."


Exchange Agent:....................   SunTrust Bank, Atlanta (the "Exchange
                                      Agent") is serving as exchange agent in
                                      connection with the Exchange Offer.
                                      SunTrust Bank, Atlanta also serves as the
                                      Trustee under the Indenture. See "The
                                      Exchange Offer -- Exchange Agent."


                          TERMS OF THE EXCHANGE NOTES


Securities Offered:................   $300.0 million aggregate principal
                                      amount of 9 1/8% Senior Subordinated Notes
                                      Due 2008.


Issuer:............................   The Exchange Notes will be obligations
                                      of Galey & Lord, Inc.


                                       7

Maturity Date:.....................   March 1, 2008.


Interest Payment Dates:............   March 1 and September 1 of each year,
                                      commencing September 1, 1998.


Optional Redemption:...............   The Exchange Notes will be redeemable in
                                      cash at the option of the Company, in
                                      whole or in part, at any time on or after
                                      March 1, 2003, at the redemption prices
                                      set forth herein, plus accrued and unpaid
                                      interest thereon to the date of
                                      redemption. Prior to March 1, 2001, the
                                      Company, at its option, may redeem in the
                                      aggregate up to 35.0% of the original
                                      principal amount of the Exchange Notes at
                                      109.125% of the aggregate principal amount
                                      so redeemed, plus accrued and unpaid
                                      interest thereon to the redemption date
                                      with the Net Cash Proceeds (as defined
                                      herein) of one or more Public Equity
                                      Offerings (as defined herein) following
                                      which there is a Public Market (as defined
                                      herein), provided that at least 65.0% of
                                      the original principal amount of the
                                      Exchange Notes remains outstanding after
                                      the occurrence of each such redemption and
                                      each such redemption occurs within 60 days
                                      following the closing of the related
                                      Public Equity Offering.


Ranking:...........................   The Exchange Notes will be general
                                      unsecured obligations of the Company,
                                      subordinated in right of payment to all
                                      existing and future Senior Indebtedness of
                                      the Company and its Subsidiaries and
                                      senior in right of payment to any
                                      subordinated Indebtedness of the Company.
                                      The Exchange Notes will be effectively
                                      subordinated to all existing and future
                                      liabilities of the Company's Subsidiaries
                                      that are not Note Guarantors (as defined
                                      herein). As of December 27, 1997, after
                                      giving effect to the Acquisition and the
                                      financing thereof (including the
                                      Offering), the Company and its
                                      Subsidiaries would have had $397.1 million
                                      aggregate principal amount of Senior
                                      Indebtedness outstanding. See "Description
                                      of the Exchange Notes -- Ranking of the
                                      Exchange Notes."


Note Guarantees:...................   The Notes will be unconditionally
                                      guaranteed, on an unsecured senior
                                      subordinated basis, by Galey & Lord
                                      Industries, Inc., G&L Service Company,
                                      North America, Inc., Swift Textiles, Inc.,
                                      Swift Denim Services, Inc. and all other
                                      future direct and indirect Domestic
                                      Restricted Subsidiaries of the Company.
                                      The Note Guarantees will be subordinated
                                      to all Senior Indebtedness of the
                                      respective Note Guarantors. See
                                      "Description of the Exchange Notes -- Note
                                      Guarantees" and " -- Ranking of Note
                                      Guarantees."


Change of Control:.................   In the event of a Change of Control (as
                                      defined herein), holders of the Exchange
                                      Notes will have the right to require the
                                      Company to purchase their Exchange Notes
                                      at 101% of the aggregate principal amount
                                      thereof plus accrued and unpaid interest
                                      thereon to the purchase date. See
                                      "Description of the Exchange Notes --
                                      Change of Control."


                                       8

Asset Sale Proceeds:...............   The Company is obligated in certain
                                      instances to make offers to purchase the
                                      Exchange Notes at a purchase price in cash
                                      equal to 100% of the principal amount
                                      thereof plus accrued and unpaid interest
                                      thereon to the purchase date with the Net
                                      Available Cash (as defined herein) from
                                      certain asset sales. See "Description of
                                      the Exchange Notes -- Limitation on Sales
                                      of Assets and Subsidiary Stock."


Certain Covenants:.................   The Indenture pursuant to which the
                                      Exchange Notes will be issued will contain
                                      covenants for the benefit of the holders
                                      of Exchange Notes that, among other
                                      things, restrict the ability of the
                                      Company and its Restricted Subsidiaries
                                      (as defined herein) to: (i) incur
                                      additional Indebtedness, (ii) pay
                                      dividends or make distributions, (iii)
                                      incur liens, (iv) transfer or sell assets,
                                      (v) enter into transactions with
                                      affiliates, (vi) issue or sell stock of
                                      Restricted Subsidiaries or (vii) merge or
                                      consolidate the Company or Restricted
                                      Subsidiaries. See "Description of the
                                      Exchange Notes -- Certain Covenants."


Absence of Public Market:..........   The Initial Notes are designated for
                                      trading in the PORTAL market. There is no
                                      established trading market for the
                                      Exchange Notes. The Company does not
                                      currently intend to list the Exchange
                                      Notes on any securities exchange or to
                                      seek approval for quotation through any
                                      automated quotation system. Accordingly,
                                      there can be no assurance as to the
                                      development or liquidity of any market for
                                      the Exchange Notes. The certificates
                                      representing the Exchange Notes will be
                                      issued in fully registered form.




                                 RISK FACTORS

     Holders of the Initial Notes should carefully consider the matters set forth under "Risk Factors," as well as the other information and financial statements and data included in this Prospectus, prior to tendering Initial
Notes in the Exchange Offer.


                            SUMMARY FINANCIAL DATA
                     SUMMARY UNAUDITED PRO FORMA COMBINED
                     FINANCIAL INFORMATION OF THE COMPANY
     The following unaudited pro forma combined financial information gives effect to the Acquisition and the financing thereof (including the Offering) as if they had occurred at December 27, 1997, in the case of the Unaudited Pro Forma Combined Balance Sheet Data of the Company, and at the beginning of each of the periods presented in the case of the Unaudited Pro Forma Combined Statement of Operations Data and Other Data of the Company. The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the Acquisition and the financing thereof occurred as of the above-referenced dates or of the financial position or results of operations that may be reported by the Company in the future. The pro forma combined financial information should be read in conjunction with the historical consolidated financial statements of Galey & Lord and the historical combined financial statements of the Acquired Business, the notes thereto and the other information contained elsewhere in this Prospectus. Such financial information has been derived from Galey & Lord's audited financial statements for its fiscal year ended September 27, 1997 and its unaudited financial statements for the three months ended December 27, 1997 and from the Acquired Business' combined audited financial statements for its fiscal year ended June 30, 1997 and its unaudited financial statements for the three months ended September 30, 1996 and 1997 and the three months ended December 31, 1997. See "Unaudited Pro Forma Combined Financial Information of the Company," "Selected Historical Financial Information of Galey & Lord," "Selected Historical Financial Information of the Acquired Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Index to Financial Statements."



                                                                                        Pro Forma
                                                                        -----------------------------------------
                                                                                                      Three
                                                                             Year Ended           Months Ended
                                                                         September 27, 1997     December 27, 1997
                                                                        --------------------   ------------------
Statement of Operations Data:                                                        (in thousands)
Net sales ...........................................................        $1,103,583             $261,343
Cost of sales .......................................................           981,643              234,848
Restructuring .......................................................            17,816                   --
                                                                             ----------             --------
Gross profit ........................................................           104,124               26,495
Selling, general and administrative expenses ........................            56,508               11,226
Amortization of goodwill ............................................             4,381                1,096
                                                                             ----------             --------
Operating income ....................................................            43,235               14,173
Interest expense ....................................................            58,815               15,591
Other expense (income), net .........................................              (456)               2,060
Costs related to the change in control ..............................                --                1,959
Share in net income of associated companies .........................             6,038                  638
                                                                             ----------             --------
Income (loss) before income taxes ...................................            (9,086)              (4,799)
Income tax expense (benefit) ........................................            (5,369)              (3,007)
                                                                             ----------             --------
Net income (loss) ...................................................        $   (3,717)            $ (1,792)
                                                                             ==========             ========
Other Data:
Depreciation and amortization .......................................        $   46,179             $ 11,953
Capital expenditures ................................................            52,957               10,984
Pro forma EBITDA (1) ................................................           117,068               26,861
Adjusted Pro Forma EBITDA (2) .......................................           137,413               30,612
Cash interest expense ...............................................            56,117               14,717
Ratio of total debt to Adjusted Pro Forma EBITDA ....................              4.89x                5.69x
Ratio of Adjusted Pro Forma EBITDA to cash interest expense .........              2.45x                2.08x
Ratio of earnings to fixed charges (3) ..............................                --                   --


                                                   As of December 27,
                                                          1997
                                                  -------------------
                                                  (in thousands)
Balance Sheet Data:
Working capital ...............................   $ 282,627
Total assets ..................................   1,031,024
Long-term debt (less current portion) .........     690,661
Total debt ....................................     697,082
Stockholders' equity ..........................     103,786

----------
(1) EBITDA is defined as income (loss) before income taxes, interest expense, other (income) expense, depreciation and amortization expense, noncash compensation expense, write-off of merger costs, Bridge Financing Facility interest expense, loss on foreign currency hedges, costs related to the change of control and provision for restructuring. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness; however, EBITDA should not be considered as an alternative to net income (loss) as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Pro forma EBITDA is calculated as follows:


                                                                                          Three
                                                                 Year Ended           Months Ended
                                                             September 27, 1997     December 27, 1997
                                                            --------------------   ------------------
Historical EBITDA .......................................         $104,407              $24,002
Pro forma adjustments:
   Duplicative corporate overhead expense(a) ............           10,196                2,243
   Duplicative Swift overhead expense(b) ................            3,365                  841
   Additional Galey & Lord overhead expenses(c) .........             (900)                (225)
                                                                  --------              -------
      Total pro forma adjustments .......................           12,661                2,859
                                                                  --------              -------
Pro forma EBITDA ........................................         $117,068              $26,861
                                                                  ========              =======

     ----------
     (a) Reflects the elimination of corporate historical overhead expenses allocated to the Acquired Business.

     (b) Reflects the elimination of certain overhead functions performed by Swift that will be performed by the corporate function at the Company.

     (c) Reflects additional corporate overhead expenses expected to be incurred by the Company as a result of the Acquisition.

(2) The Company believes the following additional adjustments are relevant to evaluating its future operating performance. The following additional adjustments, which eliminate the impact of certain nonrecurring charges and reflect the estimated impact of business and operating strategy, are based on estimates and assumptions made and believed to be reasonable by the Company and are inherently uncertain and subject to change. There can be no assurance that the estimated impact of the Company's business and operating strategy will be realized or that there will not be delays in achieving the estimated improvements or enhancements described below. The following calculation should not be viewed as indicative of actual or future results. The following table reflects the effects of these items:


                                                                                           Three
                                                                  Year Ended           Months Ended
                                                              September 27, 1997     December 27, 1997
                                                             --------------------   ------------------
    Pro forma EBITDA .....................................         $117,068               $26,861
    Additional adjustments:
      Tralee savings(a) ..................................            6,500                 1,625
      Swift savings(b) ...................................            5,521                    --
      Other personnel reductions(c) ......................            1,273                   318
      Exclude Home Fashion Fabrics (as defined herein) bad
        debt(d) ..........................................            2,988                    --
      Society Hill improvements(e) .......................            4,063                 1,808
                                                                   --------               -------
         Total additional adjustments ....................           20,345                 3,751
                                                                   --------               -------
    Adjusted Pro Forma EBITDA ............................         $137,413               $30,612
                                                                   ========               =======

     ----------
   (a) In October 1997, the Acquired Business' plant located in Tralee, Ireland was closed. This adjustment gives effect to the lower cost of materials that the Company anticipates will be realized from the purchase of materials from third party suppliers rather than having materials produced at the Tralee, Ireland plant.

   (b) This adjustment gives effect to cost reductions at Swift which the Company believes can be realized from reductions in personnel beyond those taken into account in calculating pro forma EBITDA and from savings realized from purchasing materials at lower costs. As of the date of this Memorandum, these additional savings are being realized.

   (c) This adjustment gives effect to cost reductions that the Company believes can be derived from further Company wide reductions in personnel which have not yet been specifically identified.

   (d) This adjustment reflects the write off of a bad debt taken due to the bankruptcy of a Home Fashion Fabrics customer. The Company believes that this write off was unusual based on historic trends.

   (e) This adjustment gives effect to the improvements in operating efficiencies at the Company's Society Hill, South Carolina plant, which the Company believes will be realized as a result of the addition of a new continuous dye-range at this plant in January 1998.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest. For the fiscal year ended September 27, 1997 and the three months ended December 27, 1997, the Company's pro forma earnings were insufficient to cover pro forma fixed charges by $9,086 and $4,799 respectively.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary historical financial information at the end of and for each of the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997 with respect to Galey & Lord and June 30, 1995, 1996 and 1997 with respect to the Acquired Business has been derived from audited financial statements contained elsewhere in this Prospectus, except for the June 30, 1995 balance sheet of the Acquired Business which has been derived from the audited financial statements of Dominion, and should be read in conjunction with such financial statements and the notes thereto and the other financial information contained elsewhere herein. The summary historical financial information at the end of and for the three month periods ended December 28, 1996 and December 27, 1997 with respect to Galey & Lord and at the end of and for the six month periods ended December 31, 1996 and 1997 with respect to the Acquired Business has been derived from unaudited financial statements contained elsewhere in this Prospectus except for the Acquired Business' December 31, 1996 balance sheet which has been derived from the unaudited financial statements of Dominion, and, in the opinion of the Company's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation, in all material respects, of the results of operations and financial position at the end of and for each of the interim periods presented. Interim period results are not necessarily indicative of results to be expected for a complete fiscal year. See "Available Information," "Selected Historical Financial Information of Galey & Lord," "Selected Historical Financial Information of the Acquired Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Index to Financial Statements."

           SUMMARY HISTORICAL FINANCIAL INFORMATION OF GALEY & LORD
                   (in thousands, except for per share data)



                                                            Year Ended                              Three Months Ended
                                        ---------------------------------------------------   ------------------------------
                                         September 30,     September 28,     September 27,     December 28,     December 27,
                                            1995(2)           1996(3)           1997(4)            1996             1997
                                        ---------------   ---------------   ---------------   --------------   -------------
  Statement of Operations
  Data(1):
  Net sales .........................      $502,220          $ 411,455         $ 493,362        $ 110,928         $127,147
  Cost of sales .....................       451,314            367,992           439,207           98,360          117,351
                                           --------          ---------         ---------        ---------         --------
  Gross profit ......................        50,906             43,463            54,155           12,568            9,796
  Selling, general and adminis-
    trative expenses ................        15,877             13,526            18,123            3,361            3,387
  Amortization of goodwill ..........         1,119              1,298             1,679              418              421
  Business closing charge ...........        12,065                 --                --               --               --
                                           --------          ---------         ---------        ---------         --------
  Operating income ..................        21,845             28,639            34,353            8,789            5,988
  Interest expense ..................        13,103             11,579            12,326            3,052            3,500
  Bridge Financing Facility
    interest expense ................            --                 --                --               --              379
  Write-off of merger costs .........            --              1,600                --               --               --
  Loss on foreign currency
    hedges ..........................            --                 --                --               --            2,745
                                           --------          ---------         ---------        ---------         --------
  Income (loss) before income
    taxes and extraordinary
    items ...........................         8,742             15,460            22,027            5,737             (636)
  Income tax expense
    (benefit) .......................         3,390              5,982             8,350            2,215             (526)
                                           --------          ---------         ---------        ---------          --------
  Income (loss) before
    extraordinary items and
    accounting change ...............         5,352              9,478            13,677            3,522             (110)
  Extraordinary items ...............        (1,342)                --                --               --             (524)
                                           --------          ---------         ---------        ---------          --------
  Net income (loss) .................      $  4,010          $   9,478         $  13,677        $   3,522         $   (634)
                                           ========          =========         =========        =========          ========
  Basic earnings per
  share (5):
  Earnings (loss) before
    extraordinary items .............      $    .45           $    .81          $   1.18         $    .30         $   (.01)
                                           ========          =========         =========        =========          ========
  Average common shares
    outstanding .....................        11,744             11,699            11,610           11,576           11,664
                                           ========          =========         =========        =========          ========
  Diluted earnings per
  share (5):
  Earnings (loss) before
    extraordinary items .............      $    .44           $    .80          $   1.14         $    .30         $   (.01)
                                           ========          =========         =========        =========          ========
  Average common shares
    outstanding .....................        12,037             11,910            11,986           11,839           11,664
                                           ========          =========         =========        =========          ========
  Other Data:
  Depreciation and
    amortization ....................      $ 11,024          $  11,638         $  15,183        $   3,611         $  4,119
  Capital expenditures ..............        14,795             13,524            36,626            5,747            8,086
  EBITDA (6) ........................        44,934             40,535            50,086           12,515           10,204
  EBITDA margin .....................           8.9%               9.9%             10.2%            11.3%             8.0%
  Ratio of earnings to fixed
    charges (7) .....................          1.62x              2.19x             2.56x            2.64x              --
  Balance Sheet Data:
    (at period end)
  Working capital ...................      $135,011           $107,679          $130,505         $123,407         $163,269
  Total assets ......................       305,039            304,876           349,191          315,629         5 13,671
  Long-term debt ....................       162,084            149,265           176,755          162,846          360,004
  Stockholder's equity ..............        81,879             89,645           104,317           93,282          103,786

----------
(1) Galey & Lord uses a 52-53 week fiscal year. All fiscal years presented were 52-week years.

(2) Includes the business closing charge related to closing Galey & Lord's printed apparel fabrics businesses. See Note C to Galey & Lord's consolidated financial statements.

(3) Includes the write-off of merger costs associated with the termination of the previously announced merger of Galey & Lord and the Graniteville Company.

(4) Selling, general and administrative expenses include a $3.0 million pre-tax charge taken due to the bankruptcy of a Home Fashion Fabrics customer.

(5) The earnings per share accounts have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". For further discussion, see Note J to Galey & Lord's financial statements for the year ended September 27, 1997.

(6) EBITDA is defined as income (loss) before income taxes, interest expense, other (income) expense, depreciation and amortization expense, noncash compensation expense, write-off of merger costs, Bridge Financing Facility interest expense, loss on foreign currency hedges, costs related to the change of control and provision for restructuring. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness; however, EBITDA should not be considered as an alternative to net income (loss) as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

(7) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest. For the three months ended December 27, 1997, earnings were insufficient to cover fixed charges by $636.

       SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE ACQUIRED BUSINESS
                                (in thousands)


                                                                    Year Ended                          Six Months Ended
                                                    ------------------------------------------ ----------------------------------
                                                      June 30,     June 30,       June 30,      December 31,      December 31,
                                                        1995         1996           1997            1996              1997
                                                    ------------ ------------ ---------------- -------------- -------------------
 Statement of Operations Data:
 Net sales ........................................   $633,690     $650,863     $  610,573        $304,875        $  286,364
 Cost of sales ....................................    529,724      577,239        552,670 (1)     273,626           250,731
 Restructuring charges ............................         --        3,558         17,816              --                --
                                                      --------     --------     ------------      --------        ----------
 Gross profit .....................................    103,966       70,066         40,087          31,249            35,633
 Selling, general and administrative
  expenses ........................................     52,451       55,771         52,312          26,088            22,273
 Amortization of goodwill .........................      1,990        1,992          1,988           1,026             1,014
                                                      --------     --------     ------------      --------        ----------
 Operating income (loss) ..........................     49,525       12,303        (14,213)          4,135            12,346
 Interest expense, net ............................     28,732       18,737         17,413           9,122             8,693
 Other expense (income), net ......................      1,497          712             74           1,158              (743)
 Share in net income of associated
  companies .......................................     (6,308)      (8,326)        (7,410)         (3,983)           (2,036)
 Costs related to the change of control ...........         --           --             --              --            16,470
                                                      --------     --------     ------------      --------        ----------
 Income (loss) before income taxes and
  extraordinary items .............................     25,604        1,180        (24,290)         (2,162)          (10,038)
 Income tax expense (benefit) .....................      6,577       (3,588)       (10,184)         (3,170)           (2,717)
                                                      --------     --------     ------------      --------        ----------
 Income (loss) before extraordinary items .........     19,027        4,768        (14,106)          1,008            (7,321)
 Extraordinary loss, net ..........................         --        2,223             --              --                --
                                                      --------     --------     ------------      --------        ----------
 Net income (loss) ................................   $ 19,027     $  2,545     $  (14,106)       $  1,008        $   (7,321)
                                                      ========     ========     ============      ========        ==========
 Other Data:
 Depreciation and amortization ....................   $ 32,143     $ 34,403     $   35,471        $ 17,732        $   16,709
 Capital expenditures .............................     27,062       52,580         17,164           7,005             6,379
 EBITDA (2) .......................................     87,976       58,590         49,734          25,850            31,091
 EBITDA margin ....................................       13.9%         9.0%           8.2%            8.5%             10.9%
 Ratio of earnings to fixed charges (3) ...........       1.85x        1.06x            --              --                --
 Balance Sheet Data:
  (at period end)
 Working capital ..................................   $173,881     $184,973     $  171,566        $184,347        $  (47,834)(4)
 Total assets .....................................    626,273      632,952        591,113         607,904           529,979
 Long-term debt ...................................    233,325      247,897        197,972         202,009               144 (4)
 Stockholders' equity .............................    210,640      211,638        221,513         256,260           196,193

----------
(1) Includes $3,250 of restructuring charges recorded in cost of sales.
(2) EBITDA is defined as income (loss) before income taxes, interest expense, other (income) expense, depreciation and amortization expense, noncash compensation expense, write-off of merger costs, Bridge Financing Facility interest expense, loss on foreign currency hedges, costs related to the change of control and provision for restructuring. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness; however, EBITDA should not be considered as an alternative to net income (loss) as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(3) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest. For the year ended June 30, 1997 and the six months ended December 31, 1996 and 1997, earnings were insufficient to cover fixed charges by $24,290, $2,162 and $10,038, respectively.
(4) Reflects the reclassification to short-term indebtedness of long-term indebtedness that was retired in January 1998.

                                 RISK FACTORS

     In addition to the other information set forth and incorporated by reference herein, holders of Initial Notes should carefully consider the following information in evaluating the Company and its business prior to tendering Initial Notes in the Exchange Offer.


Substantial Leverage

     The Company has substantial indebtedness and, as a result, significant debt service obligations. As of December 27, 1997, after giving pro forma effect to the Acquisition and the financing thereof (including the Initial Notes Offering), the Company would have had approximately $697.1 million of indebtedness, which would have represented 87.0% of its total capitalization, and would have had approximately $75.4 million of additional borrowing availability under the Senior Credit Facility. See "Pro Forma Capitalization of the Company." In addition, the Indenture and the Company's other debt instruments allow the Company to incur additional indebtedness under certain circumstances. The ability of the Company to make payments with respect to the Exchange Notes and to satisfy its other debt obligations will depend on the Company's future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control.

     As a result of the financing of the Acquisition, the Company's interest expense will increase compared to prior years. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Senior Credit Facility, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

     The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's indebtedness contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets and minimum net worth requirements; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest which exposes the Company to the risk of greater interest rates; (v) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage; and (vi) the Company's high degree of indebtedness could make it more vulnerable in the event of a downturn in its business. As a result of the Company's level of indebtedness, its financial capacity to respond to market conditions, extraordinary capital needs and other factors may be limited.


Subordination

     The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Exchange Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, including all amounts owing under the Senior Credit Facility. The Exchange Notes will be effectively subordinated to all existing and future liabilities of the Company's Subsidiaries that are not Note Guarantors. As of December 27, 1997, after giving pro forma effect to the Acquisition and the financing thereof (including the Initial Notes Offering), the aggregate amount of such Senior Indebtedness of the Company would have been approximately $397.1 million, including secured debt outstanding under the Senior Credit Facility. In addition, the Company would have had approximately $75.4 million of additional borrowing availability under the Senior Credit Facility. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to Galey & Lord or any of the Note Guarantors, assets of Galey & Lord or such Note Guarantor, as the case may be, will be available to pay obligations under the Exchange Notes or the Note

Guarantee of such Note Guarantor, as the case may be, only after all Senior Indebtedness has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Exchange Notes or Note Guarantees, as the case may be. In addition, under certain circumstances, Galey & Lord and the Note Guarantors may be prohibited by the Indenture from paying amounts due in respect of the Exchange Notes or the Note Guarantees, or from purchasing, redeeming or otherwise acquiring Exchange Notes, if a payment or non-payment default exists with respect to certain Senior Indebtedness. See "Description of the Exchange Notes -- Ranking of the Exchange Notes" and "Description of the Exchange Notes -- Ranking of Note Guarantees."


Restrictions Imposed by the Senior Credit Facility and the Indenture

     The Senior Credit Facility and the Indenture contain a number of significant covenants that, among other things, limit or restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such limitations and restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the Senior Credit Facility also requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Senior Credit Facility. In the event of any such default, the lenders under the Senior Credit Facility could elect to declare all borrowings outstanding under the Senior Credit Facility together with accrued interest and other fees, to be due and payable, to require the Company to apply all of its available cash to repay such borrowings or to prevent the Company from making debt service payments on the Exchange Notes. If the Company were unable to repay any such borrowings when due, the lenders could proceed against their collateral. If the indebtedness under the Senior Credit Facility or the Exchange Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. See "Description of the Exchange Notes" and "Description of Senior Credit Facility."


Holding Company Structure; Limitations on Access to Cash Flow

     The Company conducts all of its operations through subsidiaries. Accordingly, the primary internal source of the Company's cash and its ability to service debt, including the Exchange Notes, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The Company may not be able to compel certain of its Subsidiaries to make distributions to service the Exchange Notes. Because the Company is an equity holder of each of its Subsidiaries, the Company's claims as such will generally rank junior to all other creditors of and claimants against its Subsidiaries. However, all of the Company's currently existing domestic Subsidiaries have guaranteed the Exchange Notes and all other future domestic Subsidiaries that are designated by the Company as Restricted Subsidiaries (as defined herein) are required to guarantee the Exchange Notes. Other Subsidiaries of the Company, including its foreign Subsidiaries, are not required to guarantee the Exchange Notes, and the Company's existing foreign Subsidiaries have not provided any such guarantees.


Risks Relating to the Acquisition

     The Acquisition has significantly increased the size of the Company's operations which has substantially increased the demands placed upon the Company's management, including demands resulting from the need to integrate the accounting systems, management information systems and other operations of the Acquired Business with those of the Company. Successful integration of the Acquired Business' operations will depend primarily on the Company's ability to manage effectively the Acquired Business' manufacturing operations and to eliminate redundancies and excess costs. The success of the Company's integration of the Acquired Business may depend on the retention of certain current management personnel of the Acquired Business. There can be no assurance that such individuals will remain with the Company. The integration of the Acquired Business may result in unforeseen difficulties that require a disproportionate amount of management's attention and the Company's resources. There can be no assurance that the Company will be able to integrate effectively the operations of the Acquired Business. Failure to integrate effectively the operations of the Acquired Business with those of the Company would have a material adverse effect on the Company.

Cyclical and Competitive Nature of Textile Industry

     Demand for textile products, including those offered by the Company both prior to and following consummation of the Acquisition, tends to fluctuate with the general business cycle of the U.S. economy. In addition, the popularity, supply and demand for particular textile products may change significantly from year to year based on prevailing fashion trends and other factors. These factors have contributed to fluctuations in the sales and profitability of certain textile products and in the Company's results of operations. A decline in the demand for textile products, an increase in the supply of textile products due to expansion of capacity within the domestic or foreign textile industry, changes in fashion trends or deteriorating economic conditions could have a material adverse effect on the Company's results of operations and financial condition.

     The textile industry is highly competitive. The Company's competitors include large, vertically integrated textile companies and numerous smaller companies. Increases in domestic capacity and imports of foreign-made textile and apparel products are a source of significant competition. Competition in the form of imported textile and apparel products, pricing strategies of domestic and global competitors and the proliferation of newly styled fabrics competing for fashion acceptance have been factors affecting the Company's business environment. The primary competitive factors in the textile industry are quality, price, manufacturing flexibility, delivery time, customer service, product styling and differentiation. Competition among U.S. and foreign manufacturers is also affected by changing relative labor and raw material costs, lead times, political instability and infrastructure deficiencies of newly industrialized countries, ecological concerns, human resource laws, fluctuating currency exchange rates, individual government policies, and international agreements regarding textile and apparel trade. The importance of these factors is determined by the needs of particular customers and the characteristics of particular products. The failure of the Company to compete effectively with respect to any of these key factors or to keep pace with rapidly changing markets could have a material adverse effect on the Company's business. See "Business -- Competition."


Raw Material Price Volatility and Availability

     The Company's principal raw materials are cotton and polyester. The price of cotton is subject to the quantity of plantings, crop and weather conditions, agricultural policies, domestic uses, exports and market conditions. The price of polyester is determined by supply and demand and other uses of the petroleum used to produce polyester. Accordingly, the costs of the Company's raw materials fluctuate significantly from time to time. While the Company continually strives to reduce its raw material costs, such efforts may not always be sufficient to offset price increases in these raw materials. Moreover, no assurance can be given that the Company will be able to pass any cost increases on to its customers. The Company typically does not engage in hedging transactions with respect to raw material purchases. Failure to engage in such hedging transactions may result in increased raw material price volatility. There can be no assurance that, in the event the Company engages in hedging transactions with respect to raw material purchases in the future, such transactions would ameliorate raw material price volatility or that such transactions would not result in trading losses. Although the Company believes that sources of its principal raw materials will continue to be adequate to meet requirements and that alternative sources are available, it is possible that events beyond its control could have an adverse effect on the cost or availability of raw materials. See "Business -- Raw Materials and Services."


Government Policy; Import Regulations

     U.S. agricultural policies affect both the availability and price of cotton. To the extent these policies change, there may be an adverse effect on the Company.

     The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation. In view of the number of foreign producers of textile products that compete with certain of the Company's products and the labor cost advantages enjoyed by many of them, substantial elimination of import protection for domestic textile manufacturers could have a material adverse effect on the Company's business. In January 1995, a new multilateral trade organization, the World Trade Organization ("WTO"), was formed by the members of the General Agreement on Tariffs and Trade ("GATT"). The WTO's Agreement on Textiles and Clothing (the "ATC") requires WTO members to integrate textile and apparel products fully into GATT and to phase out quotas and reduce tariffs on these items over a ten-year period ending December 2004. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: tops and yarns, fabrics, made-up textile products and clothing. The elimination of quotas and the reduction of tariffs under the ATC may result in increased imports of certain textile products and apparel into North America. These factors could make the Company's products less competitive against low cost imports from third world countries. See "Business -- Competition."

     The North American Free Trade Agreement ("NAFTA"), which became effective January 1, 1994, will phase out duties and eliminate quotas on certain textile and apparel products shipped between Mexico, the U.S. and Canada that meet certain origin criteria. NAFTA's yarn forward rule of origin assures that only those textile and apparel products produced in NAFTA countries benefit from the phasing out of duties and quotas. In addition, many of the Company's customers take advantage of the U.S. "807" and "807A" tariff programs. These programs accord favorable duty and, in certain instances, quota treatment to garments assembled offshore. There can be no assurance that changes to these trade laws will not have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Industry Trends" and "Business -- Competition."


Reliance on Significant Customers

     Levi's, which historically has been a significant customer of the Company, accounted for approximately 21.6% of Galey & Lord's net sales in fiscal 1997 and 21.1% of the Acquired Business' net sales in the twelve months ended September 30, 1997. Pro forma for the Acquisition, Levi's would have accounted for 21.4% of the Company's net sales in fiscal 1997. No other single customer accounted for more than 8% of the Company's net sales in these periods. Although the loss of Levi's as a customer, or a significant reduction in its purchases from the Company, could have a material adverse effect on the Company's business, the fabric purchasing decisions at the Levi's jeans, Dockers and Slates divisions of Levi's are made independently of each other, and the loss of business from any one division would not necessarily affect the Company's orders from other divisions.


Devaluation and Currency Risks

     As a result of the Acquisition, an increasing portion of the Company's revenues and expenses will be denominated in non-U.S. currencies. Periodically, the Company hedges against foreign currency risks. Because of the Company's constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the U.S. dollar, the Company cannot quantify the effect of exchange rate fluctuations on its future financial condition or results of operations.


Foreign Sales and Operations Risks

     As a result of the Acquisition, an increasing portion of the Company's revenues is attributable to foreign sales and operations. The Company's business in foreign markets is subject to the risks customarily associated with such activities, including currency fluctuations, economic, tax and regulatory policies of local governments and the laws and policies of the U.S. affecting foreign trade and investment. Earnings of the Company's foreign Subsidiaries are subject to foreign income taxes that could reduce cash flow available to meet required debt service and other obligations of the Company.


Risk of Environmental Liability; Other Governmental Regulations

     The Company is subject to federal, state and local laws, regulations, ordinances and requirements in the various countries in which it operates and to certain agreements with government authorities that (i) govern activities or operations involving discharges to the environment, as well as storage, handling and disposal practices for solid and hazardous wastes and substances and (ii) impose liability for the costs of remediating sites of past spills, disposals or other releases of hazardous materials (together, "Environmental Laws"). Under applicable Environmental Laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities relating to its facilities and the land on which its facilities are or had been situated, regardless of whether the Company leases or owns the facilities or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. The Company is currently participating in two such remediation efforts, the aggregate costs of which are not expected to be material. While the Company believes that it is in material compliance with applicable Environmental Laws, there can be no assurance that any failure to comply, or compliance in the future, with such Environmental Laws or liabilities arising under such Environmental Laws will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Government Regulation."

     The operations of the Company are also governed by laws and regulations relating to workplace safety and worker health which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards and regulate the use of hazardous chemicals in the workplace. While the Company believes that it is in material compliance with applicable laws and regulations relating to workplace safety and worker health, there can be no assurance that compliance with the foregoing environmental or health and safety laws and regulations will not adversely affect the Company's operations. The Company cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can it predict the amount of future expenditures which may be required in order to comply with any such environmental or health and safety laws or regulations. See "Business -- Government Regulation."


Potential Inability to Repurchase Exchange Notes Upon a Change of Control

     Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price of 101% of the principal amount of the Exchange Notes, together with accrued or unpaid interest, if any, to the purchase date. In such circumstances, the Company may be required to (i) repay all or a portion of the outstanding principal of, and pay any accrued interest on, its Senior Indebtedness, including indebtedness under the Senior Credit Facility or (ii) obtain any requisite consent from its lenders to permit the purchase of the Exchange Notes. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company may be unable to offer to purchase the Exchange Notes, which would constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including purchases of the Exchange Notes) as described above or that the Company would be able to refinance its outstanding indebtedness in order to permit it to purchase the Exchange Notes or, if such refinancing were to occur, that such financing would be on terms favorable to the Company. See "Description of the Exchange Notes -- Change of Control."

     The events that constitute a Change of Control under the Indenture may also be events of default under the Senior Credit Facility or other Senior Indebtedness of the Company. Such events may permit the holders under such debt instruments to reduce the borrowing base thereunder or accelerate the debt and, if the debt is not paid, to enforce security interests on, or commence litigation that could ultimately result in a sale of, substantially all of the assets of the Company, thereby limiting the Company's ability to raise cash to purchase the Exchange Notes.


Fraudulent Conveyance

     The incurrence by the Company of indebtedness such as the Exchange Notes may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if a court were to find that, after giving effect to the sale of the Exchange Notes and the application of the net proceeds therefrom, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (b) the Company received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to presently existing and future indebtedness of the Company, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the Company's creditors or take other action detrimental to the holders of such indebtedness.

     The Company's obligations under the Exchange Notes will be guaranteed by the Note Guarantors. The incurrence by a Note Guarantor of a Note Guarantee may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of such Note Guarantor. Under these laws, if a court were to find that either
(a) a Note Guarantee was incurred by a Note Guarantor with the intent of hindering, delaying or defrauding creditors or such Note Guarantor contemplated insolvency with a desire to prefer one or more creditors to the exclusion in whole or in part of others or (b) such Note Guarantor received less than reasonably equivalent value or consideration for incurring such Note Guarantee and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with such Note Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such Note Guarantee to presently existing and future indebtedness of such Note Guarantor, avoid the issuance of such Note Guarantee and direct the repayment of any amounts paid thereunder to such Note Guarantor's creditors or take other action detrimental to the holders of such Note Guarantee. A legal challenge of a Note Guarantee on fraudulent conveyance grounds, may, among other things, focus on the benefits, if any, realized by the Note Guarantor as a result of the issuance by the Company of the Exchange Notes.

     To the extent any Note Guarantee were avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Exchange Notes would cease to have any claim in respect of such Note Guarantor and would be creditors solely of the Company and any Note Guarantor whose Note Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the applicable Exchange Notes against the issuer of an invalid Note Guarantee would be subject to the prior payment of all liabilities and preferred stock claims of such Note Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the applicable Exchange Notes relating to any voided portions of any of the Note Guarantees.

     The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and matured.

     Based upon financial and other information currently available to it, the Company believes that the indebtedness retired with the proceeds of the Initial Notes Offering was, and the Exchange Notes and the Note Guarantees are being, incurred for proper purposes and in good faith and that at the time it incurred the indebtedness retired with the proceeds of the Initial Notes Offering the Company was, and at the time the Exchange Notes and the Note Guarantees are issued the Company and each Note Guarantor, as the case may be, will be (i) neither insolvent nor rendered insolvent thereby, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In reaching these conclusions, the Company has relied upon various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. No assurance can be given, however, that the assumptions and methodologies chosen by the Company would be adopted by a court or that a court would concur with the Company's conclusions.


Consequences of a Failure to Exchange Initial Notes

     The Initial Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Initial Notes that remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Initial Notes that remain outstanding will not be entitled to any rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer, including an increase in the interest rates on the Initial Notes. The Company does not currently anticipate that it will register the Initial Notes under the Securities Act.

     The Initial Notes were issued to, and the Company believes are currently owned by, a small number of beneficial owners. Although the Initial Notes have been designated for trading in the PORTAL market, to the extent that Initial Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Initial Notes that remain outstanding after the Exchange Offer could be adversely affected.


Absence of Public Market for the Exchange Notes

     The Exchange Notes are being offered to the holders of the Initial Notes. The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities.

     The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities.


                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer. The Company incurred $275.0 million of indebtedness under the Bridge Financing Facility dated as of December 19, 1997, as amended on January 29, 1998, the proceeds of which were utilized to partially finance the Acquisition. The Company applied the proceeds of the Initial Notes Offering, estimated to be $289.3 million (net of the Initial Purchaser's discount and estimated offering expenses), to repay (i) the Bridge Financing Facility and (ii) a portion of the outstanding amount under the revolving line of credit provided for under the Senior Credit Facility. The Bridge Financing Facility was scheduled for maturity on December 19, 2007 and bore interest at an initial rate equal to LIBOR plus 4.50% per annum, which increased by .25% per annum each month commencing January 19, 1998 until the repayment of the Bridge Financing Facility. The Senior Credit Facility constituting term loans in an amount equal to $265.0 million and a revolving line of credit of up to $225.0 million was used to refinance the Company's prior senior credit facility with FUNB, to fund the Acquisition, to pay for certain closing costs and expenses related to the Acquisition and for general corporate and working capital purposes. At the time of the Initial Notes Offering, the revolving line of credit, which expires on March 27, 2004, bore interest at a weighted rate equal to 7.96% per annum.

                    PRO FORMA CAPITALIZATION OF THE COMPANY

     The following table sets forth the historical capitalization of each of Galey & Lord and the Acquired Business as of December 27, 1997 and December 31, 1997, respectively, and the pro forma capitalization of the Company as of December 27, 1997, adjusted to give effect to the Acquisition and the financing thereof (including the Initial Notes Offering), as if the Acquisition and the financing thereof had occurred at December 27, 1997.

     The following table should be read in conjunction with the historical financial statements of Galey & Lord and the Acquired Business, the unaudited pro forma combined financial information, the notes thereto and the other information contained elsewhere in this Prospectus. See "Available Information," "Unaudited Pro Forma Combined Financial Information of the Company," "Unaudited Pro Forma Combined Balance Sheet," "Unaudited Pro Forma Combined Statement of Operations," "Selected Historical Financial Information of Galey & Lord," "Selected Historical Financial Information of the Acquired Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Index to Financial Statements."



                                                             Historical                        Pro Forma
                                                   ------------------------------   --------------------------------
                                                                       Acquired
                                                    Galey & Lord       Business         Adjustments        Combined
                                                   --------------   -------------   ------------------   -----------
                                                                            (in thousands)

  Short-term borrowings ........................      $     --       $      789        $        --        $    789
                                                      --------       ----------        -----------        --------
  Long-term debt (including current portion):
   Senior Credit Facility ......................       206,300               --            178,781 (1)     385,081
   Bridge Financing Facility ...................       145,618               --           (145,618)(2)          --
   9 1/8% Senior Subordinated Notes ............            --               --            300,000 (3)     300,000
   South Carolina JEDA Bonds ...................         6,300               --                 --           6,300
   Acquired Business' share in general corporate
    long-term debt .............................            --          189,557           (189,557)(4)          --
   Other long-term debt ........................         3,217            1,695                 --           4,912
                                                      --------       ----------        -----------        --------
    Total long-term debt .......................       361,435          191,252            143,606         696,293
                                                      --------       ----------        -----------        --------
  Stockholders' equity:
   Common stock ................................           121               --                 --             121
   Additional paid-in capital ..................        35,980          355,285           (355,285)(5)      35,980
   Retained earnings (deficit) .................        69,932         (137,354)           137,354 (5)      69,932
   Treasury stock ..............................        (2,247)              --                 --          (2,247)
   Currency translation adjustment .............            --          (21,738)            21,738 (5)          --
                                                      --------       ----------        -----------        --------
    Total stockholders' equity .................       103,786          196,193           (196,193)        103,786
                                                      --------       ----------        -----------        --------
      Total capitalization .....................      $465,221       $  388,234        $   (52,587)       $800,868
                                                      ========       ==========        ===========        ========

----------
(1) Represents additional borrowings under the Senior Credit Facility as part of the funding for the Acquisition.

(2) Represents the repayment of the Bridge Financing Facility from the proceeds of the Initial Notes.

(3) Represents the issuance of the Initial Notes.

(4) Represents the Acquired Business' share in long-term debt that was not assumed by the Company.

(5) Represents the elimination of the Acquired Business' historical equity.

       UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF THE COMPANY

     The following unaudited pro forma combined financial statements of the Company give effect to the Acquisition and the financing thereof (including the Initial Notes Offering) as if they had occurred at December 27, 1997 in the case of the Unaudited Pro Forma Combined Balance Sheet and at the beginning of each of the periods presented in the case of the Unaudited Pro Forma Combined Statement of Operations. Such financial statements have been derived from Galey & Lord's audited financial statements for its fiscal year ended September 27, 1997 and its unaudited financial statements for the three months ended December 27, 1997 and from the Acquired Business' combined audited financial statements for its fiscal year ended June 30, 1997 and its unaudited financial statements for the three months ended September 30, 1996, September 30, 1997 and December 31, 1997.

     The Acquisition was accounted for using the purchase method of accounting. The total cost of the Acquisition has been preliminarily allocated to the assets acquired and liabilities assumed based upon their respective fair values as determined through preliminary appraisals and internal estimates that the Company believes are reasonable. The actual allocation of purchase cost, however, and the resulting effect on income may differ from the pro forma amounts included herein.

     The following unaudited pro forma combined financial information is presented for illustrative purposes only, does not purport to be indicative of the Company's financial position or results of operations as of the date hereof, or as of or for any other future date, and is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the foregoing transactions occurred on December 27, 1997, September 28, 1997 or September 29, 1996, nor does it give effect to
(i) any transactions other than the foregoing transactions and those described in the accompanying notes to unaudited pro forma combined financial information of the Company or (ii) Galey & Lord's or the Acquired Business' results of operations since December 27, 1997 and December 31, 1997, respectively.

     The following unaudited pro forma combined financial information is based upon the historical financial statements of Galey & Lord and the Acquired Business and should be read in conjunction with such historical financial statements, the notes thereto and the other information contained elsewhere in this Prospectus. See "Available Information," "Selected Historical Financial Information of Galey & Lord," "Selected Historical Financial Information of the Acquired Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Index to Financial Statements."

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               December 27, 1997
                                (in thousands)



                                                              Historical                                Pro Forma
                                              ------------------------------------------- -------------------------------------
                                                   Galey & Lord       Acquired Business
                                               (December 27, 1997)   (December 31, 1997)        Adjustments          Combined
                                              --------------------- --------------------- ----------------------- -------------
ASSETS
Current assets:
 Cash .......................................       $  6,198             $   16,655           $     (3,238)(1)     $   19,615
 Accounts receivable ........................         87,043                109,601                 (1,259)(1)        201,885
                                                                                                     6,500 (2a)
 Inventories ................................         95,934                 83,318                 (3,030)(2b)       176,222
 Income taxes receivable ....................          2,516                     --                     --              2,516
 Prepaid expenses and other current
   assets ...................................          2,973                  9,009                 (3,446)(2c)        11,589
                                                                                                     4,138 (2h)
                                                                                                    (1,085)(1)
                                                   ---------               --------                 ------------     ---------
   Total current assets .....................        194,664                218,583                 (1,420)           411,827
 Property, plant and equipment, net .........        133,779                229,885                 61,316 (2d)       424,980
 Note receivable ............................        141,000                     --               (141,000)(3a)            --
 Goodwill, net ..............................         37,567                 61,077                (61,077)(2e)       145,658
                                                                                                   108,091 (2)
 Other assets, net ..........................          6,661                 20,434                   (858)(1)         48,559
                                                                                                     9,639 (3b)
                                                                                                    12,683 (2f)
                                                   ---------               --------                 ------------     ---------
   Total assets .............................       $513,671             $  529,979           $    (12,626)        $1,031,024
                                                    ========             ==========                ============    ==========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings ......................       $     --             $      789           $         --         $      789
 Accounts payable ...........................         21,440                 25,306                     --             46,746
 Accrued expenses ...........................          8,524                 42,491                 (3,807)(1)        72,324
                                                                                                    25,116(2g)
 Income taxes payable .......................             --                  6,723                 (3,014)(1)          3,709
 Current portion of long-term debt ..........          1,431                191,108               (189,557)(1)          5,632
                                                                                                     2,650 (4)
                                                    --------               --------          -------------          ----------
   Total current liabilities ................         31,395                266,417               (168,612)           129,200
 Long-term debt .............................        360,004                    144                330,513 (4)        690,661
 Deferred income taxes ......................         18,486                 28,658                 24,790 (2h)        71,934
 Other non-current liabilities ..............             --                 38,567                 (3,124)(1)         35,443
                                                    --------             ----------          --------------         ----------
   Total liabilities ........................        409,885                333,786                183,567            927,238
                                                    --------             ----------           ------------         ----------
Stockholders' equity:
 Common stock ...............................            121                     --                     --                121
 Additional paid-in capital .................         35,980                355,285              (355,285)(5)          35,980
 Retained earnings ..........................         69,932               (137,354)               137,354(5)          69,932
 Treasury stock .............................         (2,247)                    --                     --             (2,247)
 Currency translation adjustment ............             --                (21,738)                21,738(5)              --
                                                    --------             ----------           ------------         ----------
   Total stockholders' equity ...............        103,786                196,193               (196,193)           103,786
                                                    --------             ----------           ------------         ----------
   Total liabilities and stockholders'
    equity ..................................       $513,671             $  529,979           $    (12,626)        $1,031,024
                                                    ========             ==========           ============         ==========

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(1) Certain assets and liabilities primarily related to the operations of the corporate function of Dominion Textile Inc. were historically allocated to the Acquired Business on a different basis than allocated pursuant to the agreement by which the Acquisition was effected. The following adjusts these allocations to that specified in the above described agreement.


         Historical net assets of the Acquired Business .........                  $196,193
         Adjustments to the net assets of the Acquired Business
            Cash ................................................      (3,238)
            Accounts receivable .................................      (1,259)
            Other current assets ................................      (1,085)
            Other assets, net ...................................        (858)
            Accrued expenses ....................................       3,807
            Income taxes payable ................................       3,014
            Other non-current liabilities .......................       3,124
                                                                       ------
         Net adjustments ........................................                     3,505
         Long-term debt not assumed .............................                   189,557
                                                                                   --------
         Book value of net assets acquired ......................                  $389,255
                                                                                   ========

(2) The Purchase Price has been preliminarily allocated as follows:


        Purchase Price ................................................                           $464,524
        Less net book value of assets acquired ........................                            389,255
                                                                                                  --------
        Excess of cost over net book value of assets acquired .........                           $ 75,269
        Adjustments to record assets and liabilities acquired at
         estimated fair value:
           Accounts receivable ........................................            6,500 (a)
           Inventory ..................................................           (3,030)(b)
           Deferred costs recorded in other current assets ............           (3,446)(c)
           Property, plant and equipment ..............................           61,316 (d)
           Intangibles ................................................          (61,077)(e)
           Investments and advances ...................................           12,683 (f)
           Accrued liabilities ........................................          (25,116)(g)
           Deferred taxes .............................................          (20,652)(h)
                                                                                                    32,822
                                                                                                  --------
        Excess of cost over fair value of net assets acquired
         (goodwill) ...................................................                           $108,091
                                                                                                  ========

   (a) Represents a receivable from the seller of the Acquired Business for certain shared tax benefits.

   (b) Reflects the write-down of raw materials inventory to fair value.

   (c) Reflects the adjustment to write off the unamortized balance of debt issuance costs of the Acquired Business.

   (d) Reflects a preliminary adjustment to record the Acquired Business' fixed assets at fair value. The preliminary adjustment is based upon preliminary appraisals and internal estimates and is allocated as follows:


           Land ............................    $14,720
           Buildings .......................     26,445
           Machinery and Equipment .........     20,151
                                                -------
                                                $61,316
                                                =======

   (e) Reflects the write-off of the goodwill of the Acquired Business.

   (f) Reflects the adjustment to record the joint venture investment at fair value.

   (g) Reflects the assumption of the following liabilities:


           Severance and other employee benefits .......................    $ 7,582
           Acquisition related tax liabilities .........................      2,800
           Liability for unfavorable cotton commitments ................      7,647
           Future lease costs associated with facilities of the Acquired
            Business that will no longer be used .......................      3,318
           Professional fees ...........................................        700
           Other .......................................................      3,069
                                                                            -------
                                                                            $25,116
                                                                            =======

   (h) To record the deferred tax liability related to the temporary difference between the financial statement carrying amount as adjusted and the tax basis of the assets of the Acquired Business at an assumed income tax rate of 38.8%. Of this amount, $4,138 was recorded as a current deferred tax asset and $24,790 was recorded as a long-term deferred tax liability.

(3) Reflects the adjustments to record the following:


        Additional borrowings under the Senior Credit Facility .........                            $ 178,781
        Gross proceeds from the issuance and sale of the
          Initial Notes ................................................                              300,000
        Total cash paid for the Acquired Business ......................          464,524
        Less: Amounts paid during the December quarter .................         (141,000)(a)
                                                                                 --------
        Cash paid at closing ...........................................                             (323,524)
        Repayment of the Bridge Financing Facility .....................                             (145,618)
        Financing costs ................................................                               (9,639)(b)
                                                                                                    ---------
        Net cash adjustment ............................................                                   --
                                                                                                    =========

   (a) On December 19, 1997, Galey & Lord paid $141,000 to DT Acquisition, Inc. ("DTA"), an affiliate of Polymer Group, Inc, for funds to effect DTA's initial acquisition of Dominion. In return, Galey & Lord received a note from DTA that was to be canceled at the time the Acquisition was consummated.

   (b) Total financing costs incurred were $16,300 of which $6,661 were paid in the December 1997 quarter.

(4) Reflects the adjustment to long-term debt for total debt outstanding immediately after the Acquisition.


           Additional borrowings under the Senior Credit Facility ........    $  178,781
           Gross proceeds from the issuance and sale of the
            Initial Notes ................................................       300,000
           Less repayment of the Bridge Financing Facility ...............      (145,618)
                                                                              ----------
           Total adjustment to debt ......................................       333,163
           Adjustment to current portion of long-term debt ...............        (2,650)
           Adjustment to long-term debt ..................................    $ (330,513)
                                                                              ----------
                                                                                      --
                                                                              ==========

(5) Reflects the adjustment to eliminate the Acquired Business' net equity.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         Year Ended September 27, 1997
                   (in thousands, except for per share data)



                                                                Historical                                 Pro Forma
                                               ---------------------------------------------   ---------------------------------
                                                    Galey & Lord         Acquired Business
                                                    (Year Ended             (Year Ended
                                                September 27, 1997)     September 30, 1997)       Adjustments         Combined
                                               ---------------------   ---------------------   -----------------   -------------
 Statement of Operations Data:
 Net sales .................................         $ 493,362               $ 610,221            $       --        $1,103,583
 Cost of sales .............................           439,207                 547,631                (5,195)(1)       981,643
 Restructuring charges .....................                --                  17,816                    --            17,816
                                                     ---------               ---------            ----------        ----------
  Gross profit .............................            54,155                  44,774                 5,195           104,124
 Selling, general and administrative
  expenses .................................            18,123                  51,046               (12,661)(2)        56,508
 Amortization of goodwill ..................             1,679                   1,987                   715 (1)         4,381
                                                     ---------               ---------            ----------        ----------
  Operating income (loss) ..................            34,353                  (8,259)               17,141            43,235
 Other (income) expense:
  Interest expense, net ....................            12,326                  17,055                29,434 (3)        58,815
  Other expense (income), net ..............                --                    (456)                   --              (456)
  Share in net income of associated
    companies ..............................                --                  (6,669)                  631 (4)        (6,038)
                                                     ---------               ---------            ----------        ----------
 Income (loss) before income taxes .........            22,027                 (18,189)              (12,924)           (9,086)
 Income tax expense (benefit) ..............             8,350                  (9,227)               (4,492)(6)        (5,369)
                                                     ---------               ---------            ----------        ----------
 Net income (loss) .........................         $  13,677               $  (8,962)           $   (8,432)       $   (3,717)
                                                     =========               =========            ==========        ==========
 Basic earnings per share:
  Earnings (loss) before
    extraordinary items ....................         $    1.18                                                      $     (.32)
                                                     =========                                                      ==========
  Average common shares
    outstanding ............................            11,610                                                          11,610
                                                     =========                                                      ==========
 Diluted earnings per share:
  Earnings (loss) before
    extraordinary items ....................         $    1.14                                                      $     (.32)
                                                     =========                                                      ==========
  Average common shares
    outstanding ............................            11,986                                                          11,610
                                                     =========                                                      ==========
 Other Operating Data:
 Depreciation and amortization .............         $  15,183               $  34,845            $   (3,849)       $   46,179
 Capital expenditures ......................            36,626                  16,331                    --            52,957
 EBITDA (7)(8) .............................            50,086                  54,321                12,661           117,068
 Cash interest expense .....................            12,027                  15,695                28,395            56,117
 Ratio of EBITDA to cash interest
  expense (9) ..............................              4.16x                   3.46x                                   2.09x
 Ratio of earnings to fixed charges
  (10) .....................................              2.56x                     --                                      --

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     Three Months Ended December 27, 1997
                  (in thousands, except for per share data )



                                                               Historical                               Pro Forma
                                              --------------------------------------------   -------------------------------
                                                   Galey & Lord         Acquired Business
                                               (Three Months Ended     (Three Months Ended
                                                December 27, 1997)     December 31, 1997)       Adjustments        Combined
                                              ---------------------   --------------------   -----------------   -----------
Statement of Operations Data:
Net sales .................................         $127,147               $ 134,196            $       --        $261,343
Cost of sales .............................          117,351                 118,359                  (862)(1)     234,848
                                                    --------               ---------            ----------        --------
  Gross profit ............................            9,796                  15,837                   862          26,495
Selling, general and administrative
  expenses ................................            3,387                  10,698                (2,859)(2)      11,226
Amortization of goodwill ..................              421                     517                   158 (1)       1,096
                                                    --------               ---------            ----------        --------
  Operating income ........................            5,988                   4,622                 3,563          14,173
Other (income) expense:
  Interest expense, net ...................            3,879                   4,269                 7,443 (3)      15,591
  Other expense (income), net .............            2,745                    (685)                   --           2,060
  Share in net income of associated
   companies ..............................               --                    (797)                  159 (4)        (638)
  Costs related to the change of
   control ................................               --                  16,470               (14,511)(5)       1,959
                                                    --------               ---------            ----------        --------
Income (loss) before income taxes .........             (636)                (14,635)               10,472          (4,799)
Income tax expense (benefit) ..............             (526)                 (2,540)                   59 (6)      (3,007)
                                                    --------               ---------            ----------        --------
Net income (loss) .........................         $   (110)              $ (12,095)           $   10,413        $ (1,792)
                                                    ========               =========            ==========        ========
Basic earnings per share:
  Earnings (loss) before
   extraordinary items ....................         $   (.01)                                                     $   (.15)
                                                    ========                                                      ========
  Average common shares
   outstanding ............................           11,644                                                        11,664
                                                    ========                                                      ========
Diluted earnings per share:
  Earnings (loss) before
   extraordinary items ....................         $   (.01)                                                     $   (.15)
                                                    ========                                                      ========
  Average common shares
   outstanding ............................           11,664                                                        11,664
                                                    ========                                                      ========
Other Operating Data:
Depreciation and amortization .............         $  4,119               $   8,379            $     (545)       $ 11,953
Capital expenditures ......................            8,086                   2,898                    --          10,984
EBITDA (7)(8) .............................           10,204                  13,798                 2,859          26,861
Cash interest expense .....................            3,827                   3,929                 6,961          14,717
Ratio of EBITDA to cash interest
  expense (9) .............................             2.67x                   3.51x                                 1.83x
Ratio of earnings to fixed charges
  (10) ....................................               --                      --                                    --

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1) Reflects incremental depreciation and amortization expense as a result of the preliminary adjustment to fair value of the Acquired Business' property, plant and equipment and the excess of cost over fair market value of the net assets acquired as follows:


                                           Estimated          Year Ended         Three Months Ended
                                          Useful Life     September 27, 1997     December 27, 1997
                                         -------------   --------------------   -------------------
        Depreciation adjustment on
         Acquired Business' property,
         plant and equipment .........    9.8 years            $ (5,195)              $ (862)
        Amortization of excess of cost
         over fair value of net assets
         acquired ....................     40 years            $    715               $  158

(2) Reflects the elimination of the following:



                                                                     Year Ended         Three Months Ended
                                                                 September 27, 1997     December 27, 1997
                                                                --------------------   -------------------
        Duplicative corporate overhead expenses (a) .........         $10,196                $2,243
        Duplicative Swift overhead expenses (b) .............           3,365                   841
        Additional Galey & Lord overhead
          expenses (c) ......................................            (900)                 (225)
                                                                      -------                ------
                                                                      $12,661                $2,859
                                                                      =======                ======

   (a) Represents the elimination of the Dominion corporate historical overhead expenses allocated to the Acquired Business.

   (b) Reflects the elimination of certain overhead functions performed by Swift that will be performed by the corporate function at the Company.

   (c) Reflects additional corporate overhead expenses expected to be incurred by the Company as a result of the Acquisition.

(3) Reflects an adjustment to record additional interest expense and amortization of debt issuance costs incurred in connection with the additional debt. Interest expense is calculated based on an average interest rate of 9.1%. For each .125% change in the assumed effective interest rate, interest expense would change by $420 for the year ended September 27, 1997 and $113 for the three months ended December 31, 1997.

(4) To reflect the amortization of the excess of the fair value of the investment in associated companies over the portion of the historical net equity attributable to Galey & Lord at the time of the Acquisition. Such excess is being amortized over 20 years.

(5) During the December 1997 quarter, Dominion incurred certain severance and other costs specifically related to its acquisition by DTA. This entry reflects the elimination of those costs that were not identifiable with the businesses being acquired by Galey & Lord.

(6) Reflects the income tax expense (benefit) related to the effects of the pro forma adjustments based upon an assumed composite income tax rate of 38.8%.

(7) EBITDA is defined as income (loss) before income taxes, interest expense, other (income) expense, depreciation and amortization expense, noncash compensation expense, write-off of merger costs, Bridge Financing Facility interest expense, loss on foreign currency hedges, costs related to the change of control and provision for restructuring. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness; however, EBITDA should not be considered as an alternative to net income (loss) as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

 Pro forma EBITDA for the year ended September 27, 1997 is calculated as follows:


                                                                                          Pro Forma
                                                                    Acquired      -------------------------
                                                 Galey & Lord       Business      Adjustments      Combined
                                                --------------   -------------   -------------   ------------
  Income (loss) before income taxes .........   $22,027            $ (18,189)      $ (12,924)      $ (9,086)
  Interest expense, net .....................    12,326               17,055          29,434         58,815
  Other (income) expense ....................        --                 (456)             --           (456)
  Depreciation and amortization .............    15,183               34,845          (3,849)        46,179
  Noncash compensation expense ..............       550                   --              --            550
  Provision for restructuring* ..............        --               21,066              --         21,066
                                                -------            ---------       ---------       --------
  EBITDA ....................................   $50,086            $  54,321       $  12,661       $117,068
                                                =======            =========       =========       ========

     Pro forma EBITDA for the three months ended December 27, 1997 is calculated as follows:



                                                                                                Pro Forma
                                                                          Acquired     --------------------------
                                                      Galey & Lord       Business      Adjustments      Combined
                                                      --------------   -------------   -------------   ------------
   Income (loss) before income taxes ..............      $  (636)        $ (14,635)      $  10,472       $ (4,799)
   Interest expense, net ..........................        3,879             4,269           7,443         15,591
   Other (income) expense .........................        2,745              (685)             --          2,060
   Depreciation and amortization ..................        4,119             8,379            (545)        11,953
   Noncash compensation expense ...................           97                --              --             97
   Costs related to the change of control .........           --            16,470         (14,511)         1,959
                                                         -------         ---------       ---------       --------
   EBITDA .........................................      $10,204         $  13,798       $   2,859       $ 26,861
                                                         =======         =========       =========       ========

 *  Includes $3,250 recorded as part of cost of sales.

(8) Pro forma EBITDA, as presented, includes the effect of the pro forma adjustments and does not reflect certain additional adjustments which the Company believes are relevant to evaluating its future operating performance of the Company. The following additional adjustments, which eliminate the impact of certain nonrecurring charges and reflect the estimated impact of the Company's business and operating strategy, are based on estimates and assumptions made and believed to be reasonable by the Company and are inherently uncertain and subject to change. There can be no assurance that the estimated impact of the Company's business and operating strategy will be realized or that there will not be delays in achieving the estimated improvements or enhancements described below. The following calculation should not be viewed as indicative of actual or future results. The following table reflects the effects of these items:



                                                                   Year Ended         Three Months Ended
                                                               September 27, 1997     December 27, 1997
                                                              --------------------   -------------------
       Pro forma EBITDA ...................................         $117,068               $26,861
       Additional adjustments:
         Tralee savings(a) ................................            6,500                 1,625
         Swift savings(b) .................................            5,521                    --
         Other personnel reductions(c) ....................            1,273                   318
         Exclude Home Fashion Fabrics bad debt(d) .........            2,988                    --
         Society Hill improvements(e) .....................            4,063                 1,808
                                                                    --------               -------
            Total additional adjustments ..................           20,345                 3,751
                                                                    --------               -------
       Adjusted Pro Forma EBITDA ..........................         $137,413               $30,612
                                                                    ========               =======

   ----------
   (a) In October 1997, the Acquired Business' plant located in Tralee, Ireland was closed. This adjustment gives effect to the lower cost of materials that the Company anticipates will be realized from the purchase of materials from third party suppliers rather than having materials produced at the Tralee, Ireland plant.

   (b) This adjustment gives effect to cost reductions at Swift which the Company believes can be realized from reductions in personnel beyond those taken into account in calculating pro forma EBITDA and from savings realized from purchasing materials at lower costs. As of the date of this Memorandum, these additional savings are being realized.

   (c) This adjustment gives effect to cost reductions that the Company believes can be derived from further Company wide reductions in personnel which have not yet been specifically identified.

   (d) This adjustment reflects the write-off of a bad debt taken due to the bankruptcy of a Home Fashion Fabrics customer. The Company believes that this write-off was unusual based on historic trends.

   (e) This adjustment gives effect to the improvements in operating efficiencies at the Company's Society Hill, South Carolina plant, which the Company believes will be realized as a result of the addition of a new continuous dye-range at this plant in January 1998.

(9) Cash interest expense is calculated as total interest expense less amortization of debt issuance costs.

(10) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest. For the Acquired Business for the year ended September 30, 1997 and on a pro forma basis for the Company for the fiscal year ended September 27, 1997, earnings were insufficient to cover fixed charges by $18,189 and $9,086, respectively. For the Company, for the Acquired Business and on a pro forma basis for the Company for the December 1997 quarter, earnings were insufficient to cover fixed charges by $636, $14,635 and $4,799, respectively.

           SELECTED HISTORICAL FINANCIAL INFORMATION OF GALEY & LORD

     The selected financial information presented below at the end of and for each of the fiscal years ended October 2, 1993, October 1, 1994, September 30, 1995, September 28, 1996 and September 27, 1997 has been derived from the audited consolidated financial statements of Galey & Lord. The selected information for the three months ended December 28, 1996 and December 27, 1997 has been derived from unaudited financial statements of Galey & Lord and, in the opinion of the Company, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. The following selected financial information should be read in conjunction with Galey & Lord's Consolidated Financial Statements and Notes thereto as of and for the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997 and for the three months ended December 28, 1996 and December 27, 1997 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.



                                                                          Year Ended
                                          ---------------------------------------------------------------------------
                                            October 2,    October 1,   September 30,   September 28,   September 27,
                                               1993        1994 (2)       1995 (3)        1996 (4)        1997 (5)
                                          -------------- ------------ --------------- --------------- ---------------
                                                           (in thousands, except for per share data)
Statement of Operations
Data (1):
Net sales ...............................    $385,841      $451,130      $502,220        $ 411,455       $ 493,362
Cost of sales ...........................     344,007       396,911       451,314          367,992         439,207
                                             --------      --------      --------        ---------       ---------
Gross profit ............................      41,834        54,219        50,906           43,463          54,155
Selling, general and administrative
 expenses ...............................      13,799        14,705        15,877           13,526          18,123
Amortization of goodwill ................         145           549         1,119            1,298           1,679
Business closing charge .................          --            --        12,065               --              --
                                             --------      --------      --------        ---------       ---------
Operating income ........................      27,890        38,965        21,845           28,639          34,353
Interest expense ........................       6,465         8,276        13,103           11,579          12,326
Bridge Financing Facility interest
 expense ................................          --            --            --               --              --
Write-off of merger costs ...............          --            --            --            1,600              --
Loss on foreign currency hedges .........          --            --            --               --              --
                                             --------      --------      --------        ---------       ---------
Income (loss) before income taxes
 and extraordinary items ................      21,425        30,689         8,742           15,460          22,027
Income tax expense (benefit) ............       8,014        11,803         3,390            5,982           8,350
                                             --------      --------      --------        ---------       ---------
Income (loss) before extraordinary
 items and accounting change ............      13,411        18,886         5,352            9,478          13,677
Extraordinary loss, net .................          --            --        (1,342)              --              --
Cumulative effect of change in
 accounting method ......................          --        (1,603)           --               --              --
                                             --------      --------      --------        ---------       ---------
Net income (loss) .......................    $ 13,411      $ 17,283      $  4,010        $   9,478       $  13,677
                                             ========      ========      ========        =========       =========
Basic earnings per share (6):
 Earnings (loss) before
   extraordinary items ..................    $   1.18      $   1.64      $    .45        $     .81       $    1.18
                                             ========      ========      ========        =========       =========
 Average common shares
   outstanding ..........................      11,373        11,526        11,744           11,699          11,610
                                             ========      ========      ========        =========       =========
Diluted earnings per share (6):
 Earnings (loss) before
   extraordinary items ..................    $   1.12      $   1.57      $    .44        $     .80       $    1.14
                                             ========      ========      ========        =========       =========
 Average common shares
   outstanding ..........................      11,965        12,066        12,037           11,910          11,986
                                             ========      ========      ========        =========       =========
Other Data:
Depreciation and amortization ...........    $  7,007      $  8,487      $ 11,024        $  11,638       $  15,183
Capital expenditures ....................      11,736        22,361        14,795           13,524          36,626
EBITDA (7) ..............................      34,897        47,452        44,934           40,535          50,086
EBITDA margin ...........................         9.1%         10.5%          8.9%             9.9%           10.2%
Ratio of earnings to fixed
 charges (8) ............................        3.98x         4.37x         1.62x            2.19x           2.56x
Balance Sheet Data:
  (at period end)
Working capital .........................    $ 98,806      $114,316      $135,011         $107,679        $130,505
Total assets ............................     202,350       299,015       305,039          304,876         349,191
Long-term debt ..........................      95,223       149,899       162,084          149,265         176,755
Stockholders' equity ....................      59,067        77,719        81,879           89,645         104,317



                                               Three Months Ended
                                          ----------------------------
                                           December 28,   December 27,
                                               1996           1997
                                          -------------- -------------
                                          (in thousands, except for per
                                                   share data)
Statement of Operations
Data (1):
Net sales ...............................   $ 110,928       $127,147
Cost of sales ...........................      98,360       117,351
                                            ---------       --------
Gross profit ............................      12,568         9,796
Selling, general and administrative
 expenses ...............................       3,361         3,387
Amortization of goodwill ................         418           421
Business closing charge .................          --            --
                                            ---------       --------
Operating income ........................       8,789         5,988
Interest expense ........................       3,052         3,500
Bridge Financing Facility interest
 expense ................................          --           379
Write-off of merger costs ...............          --            --
Loss on foreign currency hedges .........          --         2,745
                                            ---------       --------
Income (loss) before income taxes
 and extraordinary items ................       5,737          (636)
Income tax expense (benefit) ............       2,215          (526)
                                            ---------       --------
Income (loss) before extraordinary
 items and accounting change ............       3,522          (110)
Extraordinary loss, net .................          --          (524)
Cumulative effect of change in
 accounting method ......................          --            --
                                            ---------       --------
Net income (loss) .......................   $   3,522       $  (634)
                                            =========       ========
Basic earnings per share (6):
 Earnings (loss) before
   extraordinary items ..................   $     .30       $  (.01)
                                            =========       ========
 Average common shares
   outstanding ..........................      11,576        11,664
                                            =========       ========
Diluted earnings per share (6):
 Earnings (loss) before
   extraordinary items ..................   $     .30       $  (.01)
                                            =========       ========
 Average common shares
   outstanding ..........................      11,839        11,664
                                            =========       ========
Other Data:
Depreciation and amortization ...........   $   3,611       $ 4,119
Capital expenditures ....................       5,747         8,086
EBITDA (7) ..............................      12,515        10,204
EBITDA margin ...........................        11.3%          8.0%
Ratio of earnings to fixed
 charges (8) ............................        2.64x           --
Balance Sheet Data:
  (at period end)
Working capital .........................    $123,407      $163,269
Total assets ............................     315,629       513,671
Long-term debt ..........................     162,846       360,004
Stockholders' equity ....................      93,282       103,786

----------
(1) Galey & Lord uses a 52-53 week fiscal year. All fiscal years presented were 52-week years.

(2) Includes the acquisition of Home Fashion Fabrics which occurred on April 29, 1994.

(3) Includes the business closing charge related to closing Galey & Lord's printed apparel fabrics businesses. See Note C to Galey & Lord's consolidated financial statements.

(4) Includes the write-off of merger costs associated with the termination of the previously announced merger of Galey & Lord and the Graniteville Company.

(5) Selling, general and administrative expenses include a $3.0 million pre-tax charge taken due to the bankruptcy of a Home Fashion Fabrics customer.

(6) The earnings per share amounts have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." For further discussion, see Note J to Galey & Lord's financial statements for the year ended September 27, 1997.

(7) EBITDA is defined as income (loss) before income taxes, interest expense, other (income) expense, depreciation and amortization expense, noncash compensation expense, write-off of merger costs, Bridge Financing Facility interest expense, loss on foreign currency hedges, costs related to the change of control and provision for restructuring. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness; however, EBITDA should not be considered as an alternative to net income (loss) as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

(8) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest. For the three months ended December 27, 1997, earnings were insufficient to cover charges by $636.

      SELECTED HISTORICAL FINANCIAL INFORMATION OF THE ACQUIRED BUSINESS

     The selected financial information presented below at the end of and for each of the fiscal years ended June 30, 1993 and 1994 has been derived from the audited consolidated financial statements of Dominion Textile Inc. The selected financial information presented below at the end of and for each of the fiscal years ended June 30, 1995, 1996 and 1997 has been derived from the audited Combined Financial Statements of the Acquired Business. The selected information for the six months ended December 31, 1996 and 1997 has been derived from unaudited financial statements of the Acquired Business and, in the opinion of the Company, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. The following selected financial information should be read in conjunction with the Acquired Business' Combined Financial Statements and Notes thereto as of and for the fiscal years ended June 30, 1995, 1996 and 1997 and for the six months ended December 31, 1996 and 1997 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                       Year Ended
                                          --------------------------------------------------------------------
                                            June 30,     June 30,     June 30,     June 30,       June 30,
                                              1993         1994         1995         1996           1997
                                          ------------ ------------ ------------ ------------ ----------------
                                                                     (in thousands)
Statement of Operations Data:
Net sales ...............................   $566,934     $566,959     $633,690     $650,863     $   610,573
Cost of sales ...........................    454,175      466,692      529,724      577,239         552,670(1)
Restructuring charges ...................         --           --           --        3,558          17,816
                                            --------     --------     --------     --------     -------------
Gross profit ............................    112,759      100,267      103,966       70,066          40,087
Selling, general and adminis-
  trative expenses ......................     52,502       50,152       52,451       55,771          52,312
Amortization of goodwill ................      1,987        1,989        1,990        1,992           1,988
                                            --------     --------     --------     --------     -------------
Operating income (loss) .................     58,270       48,126       49,525       12,303         (14,213)
Interest expense, net ...................     31,957       27,625       28,732       18,737          17,413
Other expense (income), net .............      5,275       (8,701)       1,497          712              74
Share in net income of associated
  companies .............................     (5,548)      (4,982)      (6,308)      (8,326)         (7,410)
Costs related to the change of
  control ...............................         --           --           --           --              --
                                            --------     --------     --------     --------     -------------
Income (loss) before income
  taxes and extraordinary items .........     26,586       34,184       25,604        1,180         (24,290)
Income tax expense (benefit) ............     13,903       11,756        6,577       (3,588)        (10,184)
                                            --------     --------     --------     --------     -------------
Income (loss) before
  extraordinary items ...................     12,683       22,428       19,027        4,768         (14,106)
Extraordinary loss, net .................         --           --           --        2,223              --
Cumulative effect of accounting
  change ................................         --       11,491           --           --              --
                                            --------     --------     --------     --------     -------------
Net income (loss) .......................   $ 12,683     $ 10,937     $ 19,027     $  2,545     $   (14,106)
                                            ========     ========     ========     ========     =============
Other Data:
Depreciation and amortization ...........   $ 30,079     $ 30,660     $ 32,143     $ 34,403     $    35,471
Capital expenditures ....................     20,429       24,092       27,062       52,580          17,164
EBITDA (2) ..............................     93,897       83,768       87,976       58,590          49,734
EBITDA margin ...........................       16.6%        14.8%        13.9%         9.0%            8.2%
Ratio of earnings to fixed
  charges (3) ...........................       1.80x        2.18x        1.85x        1.06x             --
Balance Sheet Data:
  (at period end)
Working capital .........................   $112,250     $153,181     $173,881     $184,973     $   171,566
Total assets ............................    621,397      630,765      626,273      632,952         591,113
Long-term debt ..........................    208,524      255,696      233,325      247,897         197,972
Stockholders' equity ....................    193,472      167,931      210,640      211,638         221,513



                                                  Six Months Ended
                                          --------------------------------
                                            Dec. 31,         Dec. 31,
                                              1996             1997
                                          ------------ -------------------
                                                   (in thousands)
Statement of Operations Data:
Net sales ...............................   $304,875       $  286,364
Cost of sales ...........................    273,626          250,731
Restructuring charges ...................         --               --
                                            --------       ----------
Gross profit ............................     31,249           35,633
Selling, general and adminis-
  trative expenses ......................     26,088           22,273
Amortization of goodwill ................      1,026            1,014
                                            --------       ----------
Operating income (loss) .................      4,135           12,346
Interest expense, net ...................      9,122            8,693
Other expense (income), net .............      1,158             (743)
Share in net income of associated
  companies .............................     (3,983)          (2,036)
Costs related to the change of
  control ...............................         --           16,470
                                            --------       ----------
Income (loss) before income
  taxes and extraordinary items .........     (2,162)         (10,038)
Income tax expense (benefit) ............     (3,170)          (2,717)
                                            --------       ----------
Income (loss) before
  extraordinary items ...................      1,008           (7,321)
Extraordinary loss, net .................         --               --
Cumulative effect of accounting
  change ................................         --               --
                                            --------       ----------
Net income (loss) .......................   $  1,008       $   (7,321)
                                            ========       ==========
Other Data:
Depreciation and amortization ...........   $ 17,732       $   16,709
Capital expenditures ....................      7,005            6,379
EBITDA (2) ..............................     25,850           31,091
EBITDA margin ...........................        8.5%            10.9%
Ratio of earnings to fixed
  charges (3) ...........................         --               --
Balance Sheet Data:
  (at period end)
Working capital .........................   $184,347       $  (47,834)(4)
Total assets ............................    607,904          529,979
Long-term debt ..........................    202,009              144 (4)
Stockholders' equity ....................    256,260          196,193

(1) Includes $3,250 of restructuring charges recorded in cost of sales.
(2) EBITDA is defined as income (loss) before income taxes, interest expense, other (income) expense, depreciation and amortization expense, noncash compensation expense, write-off of merger costs, Bridge Financing Facility interest expense, loss on foreign currency hedges, costs related to the change of control and provision for restructuring. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness; however, EBITDA should not be considered as an alternative to net income (loss) as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(3) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest. For the fiscal year ended June 30, 1997 and the six months ended December 31, 1996 and 1997, earnings were insufficient to cover fixed charges by $24,290, $2,162 and $10,038 respectively.

(4) Reflects the reclassification to short-term indebtedness of long-term indebtedness that was retired in January 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Results of Operations of Galey & Lord

     Galey & Lord's operations are classified into two business segments: apparel fabrics, comprised of woven fabrics and G&L Service Company, and home fabrics, comprised of Home Fashion Fabrics. Results for fiscal year 1995, 1996 and 1997 and for the three month periods ended December 28, 1996 and December 27, 1997 for each segment are shown below:



                                                          Fiscal Year Ended                           Three Months Ended
                                         ------------------------------------------------------   ------------------------------
                                         September 30,     September 28,      September 27,      December 28,     December 27,
                                              1995              1996               1997              1996             1997
                                        ---------------   ---------------   -----------------   --------------   -------------
                                                                   (in millions except percentages)
Net Sales Per Segment
Apparel fabrics .....................      $  443.5(1)        $ 364.2          $   456.6           $ 103.1         $ 113.7
Home fabrics ........................          58.7              47.3               36.8               7.8            13.4
                                           ----------         -------          ---------           -------         -------
Total ...............................      $  502.2           $ 411.5          $   493.4           $ 110.9         $ 127.1
                                           ==========         =======          =========           =======         =======
Operating Income (Loss) Per
Segment
Apparel fabrics .....................      $   29.2(1)        $  29.9          $    36.8           $   8.9         $    5.1
  % of apparel fabrics net sales.....           6.6%(1)           8.2%               8.1%              8.7%             4.5%
Home fabrics ........................      $    4.7           $  (1.3)         $    (2.4)(2)       $   (.1)        $     .9
  % of home fabrics net sales .......           8.0%             (2.7)%             (6.8)%(2)         (2.0)%            6.5%
Business closing charge .............      $  (12.1)          $    --          $      --           $    --         $     --
                                           -----------        -------          ---------           -------         --------
Total ...............................      $   21.8           $  28.6          $    34.4           $   8.8         $    6.0
  % of total net sales ..............           4.3%              7.0%               7.0%              7.9%             4.7%

----------
(1) Net sales and operating income for the apparel fabrics segment for fiscal 1995 include the results for the printed apparel fabrics businesses, which were closed on September 19, 1995.

(2) Operating income for the home fabrics segment for fiscal 1997 includes a $3.0 million pre-tax charge taken due to the bankruptcy of a Home Fashion Fabrics customer.


     Galey & Lord's order backlog at December 27, 1997 was $168.4 million, a 1% increase from the December 28, 1996 backlog of $166.9 million. Apparel fabrics backlog increased 2% over the December 28, 1996 level while home fabrics backlog decreased 12% primarily due to a decline in orders from a Home Fashion Fabrics customer which filed for bankruptcy protection during the June quarter 1997. The customer was subsequently sold and Galey & Lord is selling to the new owner under standard credit terms.


December 1997 Quarter Compared To December 1996 Quarter

Net Sales

     Net sales for the December 1997 quarter (the first quarter of fiscal 1998) were $127.1 million, a 14.6% increase over the December 1996 quarter (first quarter of fiscal 1997) sales of $110.9 million. Apparel fabrics sales increased $10.6 million or 10.3% during the December 1997 quarter while home fabrics net sales increased $5.6 million or 71.8% during the December 1997 quarter. The increase in apparel fabrics net sales in the December 1997 quarter reflected an increase in volume and improved selling prices over the December 1996 quarter. The increase in home fabrics sales was due to a stronger market for home decorative fabrics as well as strong demand in the home furnishings market for unfinished fabrics (greige goods).


Operating Income

     Operating income was $6.0 million or 4.7% of net sales for the first quarter of fiscal 1998 as compared to $8.8 million or 7.9% of net sales for the first quarter of fiscal 1997. The $3.8 million decline in apparel fabrics operating income for the first quarter of fiscal 1998 as compared to the first quarter of fiscal 1997 was primarily a result of higher sales levels that caused the Company's dyeing and finishing plant to operate beyond its rated capacity, resulting in manufacturing inefficiencies and excess cost for overtime. In addition, the decline was partially attributable to the Company's Mexican garment manufacturing operation which was impacted by increased labor costs during the December 1997 quarter as compared to December 1996 quarter. Home fabrics operating income increased $1.0 million for the first quarter of fiscal 1998 as compared to the first quarter of fiscal 1997. The home fabrics operating income improvement was attributable to a strong demand for home fabrics goods which resulted in increased sales volume, improved selling prices and improved margins.


Interest Expense

     Interest expense was $3.5 million for the December 1997 quarter as compared to $3.1 million for the December 1996 quarter. The increase in interest expense was primarily due to higher working capital requirements and capital expenditures in the first quarter of fiscal 1998 as compared to the first quarter of fiscal 1997. Both of these items increased to support higher sales and the future growth of the Company.


Net Income

     The Company had a net loss for the first quarter of fiscal 1998 of $0.6 million as compared to net income for the first quarter of fiscal 1997 of $3.5 million. Net income for the first quarter of fiscal 1998 was adversely impacted by nonrecurring charges of $4.0 million pre-tax related to the Acquisition. These charges included (i) a $2.7 million pre-tax charge related to hedging the Canadian dollar against currency fluctuations, allowing the Company to fix the purchase price for the Acquired Business which was based in Canadian dollars,
(ii) a $0.4 million pre-tax charge for interest on the Bridge Financing, and
(iii) a $0.9 million pre-tax ($0.5 million after tax) extraordinary charge due to the write-off of fees and expenses related to the Company's old credit facility which was refinanced in December in order to provide funds for the Acquisition. Excluding these charges, net income for the first quarter of fiscal 1998 would have been $1.8 million.


Fiscal 1997 Compared To Fiscal 1996

Net Sales

     Net sales for fiscal 1997 were $493.4 million compared to $411.5 million for fiscal 1996. The $81.9 million increase in net sales resulted from a $92.4 million increase in apparel fabrics net sales, which was partially offset by a $10.5 million decline in home fabrics net sales. The increase in apparel fabrics net sales resulted from a stronger business environment during fiscal 1997 as compared to fiscal 1996 when Galey & Lord's customers were adjusting their inventory levels due to a slow retail environment. The decrease in home fabrics sales was due to a continued weak market for home decorative prints as well as Galey & Lord's decision to significantly reduce its sales of unfinished fabric in the home fabrics business because of a lack of profitability for unfinished fabrics in the home furnishings market.


Operating Income

     Operating income for fiscal 1997 was $34.4 million compared to $28.6 million in fiscal 1996. The increase in apparel fabrics operating income was primarily a result of higher sales volume. Home fabrics operating income was adversely impacted by a $3.0 million pre-tax charge taken due to the bankruptcy of a Home Fashion Fabrics customer. Excluding this charge, home fabrics operating income would have increased $1.9 million to $.6 million for fiscal 1997. This improvement resulted from the reduction of sales of unfinished fabrics and improved gross margins on home fabrics finished goods sales.


Interest Expense

     Interest expense was $12.3 million in fiscal 1997 compared to $11.6 million in fiscal 1996. The increase was due to higher debt levels and higher interest rates in fiscal 1997 compared to fiscal 1996. The increased debt was due to higher working capital requirements and capital expenditures in fiscal 1997 as compared to fiscal 1996. Both of these items increased to support higher sales and the future growth of Galey & Lord. The average interest rate paid by Galey & Lord on its bank debt in fiscal 1997 was 6.9% as compared to 6.7% in fiscal 1996.

Net Income

     Net income for fiscal 1997 was $13.7 million which included the $3.0 million pre-tax ($1.8 million after-tax) bad debt charge taken due to the bankruptcy of a Home Fashion Fabrics customer. Excluding this charge, net income would have been $15.7 million in fiscal 1997. Net income for fiscal 1996 was $9.5 million which included the pre-tax charge of $1.6 million ($1.0 million after-tax) for the write-off of fees and expenses related to the termination of the proposed Graniteville merger. Excluding these charges, net income would have been $10.5 million in fiscal 1996.


Fiscal 1996 Compared To Fiscal 1995

Net Sales

     Net sales for fiscal 1996 were $411.5 million compared to $502.2 million for fiscal 1995. The decrease in net sales was due to the elimination of $33.8 million of net sales from the printed apparel fabrics businesses which were closed in September 1995, a $45.5 million decline in other apparel fabrics sales and an $11.4 million decline in home fabrics sales. The decline in other apparel fabrics sales occurred primarily in the December quarter 1995 and March quarter 1996 as Galey & Lord's customers adjusted their inventory levels due to a slow retail environment. The remainder of fiscal 1996 showed improvement with net sales returning to a more normal level in the June and September quarters.


Operating Income

     Operating income for fiscal 1996 was $28.6 million compared to $21.8 million in fiscal 1995. Fiscal 1995 operating income was impacted by a $12.1 million pre-tax business closing charge related to the closing of Galey & Lord's printed apparel fabrics businesses and a $13.4 million operating loss related to the printed apparel fabrics businesses. Excluding these items, operating income for Galey & Lord's ongoing businesses for fiscal 1995 was $47.3 million. The decrease in operating income, excluding prints, was primarily a result of lower gross margins resulting from the lower sales volume and the impact of lower volume on manufacturing costs during the first two quarters of fiscal 1996.


Interest Expense

     Interest expense was $11.6 million in fiscal 1996 compared to $13.1 million in fiscal 1995. The decrease was due to lower average debt levels during the year, a reduction in interest rates resulting from a lower spread over LIBOR achieved in the refinancing of Galey & Lord's bank debt completed in April 1995 and decreases in LIBOR and prime market interest rates on which Galey & Lord's bank loans are based. The average interest rate paid by Galey & Lord on its bank debt in fiscal 1996 was 6.7% as compared to 7.3% in fiscal 1995.


Results of Operations of the Acquired Business

     The Acquired Business' operations are classified into two main business groups: denim fabrics, comprised of Swift, and workwear and careerwear fabrics, comprised of Klopman. Results for 1995, 1996 and 1997 and for the six months ended December 31, 1996 and December 31, 1997 are shown below:



                                              Fiscal Year Ended                     Six Months Ended
                                    -------------------------------------    ------------------------------
                                      June 30,      June 30     June 30,     December 31,     December 31,
                                        1995          1996        1997           1996             1997
                                    -----------   ----------- ------------  --------------   -------------
                                                                             (unaudited in millions except
                                       (in millions except percentages)              percentages)
Net sales
  Swift .........................    $ 477.2       $ 512.5      $ 471.6        $ 238.8          $ 222.5
  Klopman .......................      156.0         138.4        138.4           66.1             63.9
  Other .........................        0.5            --          0.6             --               --
                                     -------       --------     -------        --------         -------
  Total .........................    $ 633.7       $ 650.9      $ 610.6        $ 304.9          $ 286.4
                                     =======       ========     =======        ========         =======
Operating income (loss) .........    $  49.5       $  12.3      $ (14.2)       $   4.1          $  12.3
  % of total net sales ..........        7.8%          1.9%        (2.3%)          1.3%             4.3%
Net income (loss) ...............    $  19.0       $   2.5      $ (14.1)       $   1.0          $  (7.3)
  % of total net sales ..........        3.0%          0.4%        (2.3%)          0.3%            (2.5%)

Six Months Ended December 31, 1997 Compared to Six Months Ended December 31,
   1996

Net Sales

     Net sales for the six months ended December 31, 1997 decreased 6.1% from net sales for the six months ended December 31, 1996 to $286.4 million primarily due to lower average selling prices at Swift and the impact of translation exchange on Klopman's results. Gross profit increased 14.1% to $35.6 million due to lower raw material costs and cost reductions at both Swift and Klopman. The Acquired Business also benefited from lower selling and administrative expenses which decreased $3.8 million or 14.6% in the six months ended December 31, 1997 compared to the six months ended December 31, 1996. As a result of these factors, operating income for the six months ended December 31, 1997 increased $8.2 million to $12.3 million. A net loss of $7.3 million was incurred in the six months ended December 31, 1997 compared to a net profit of $1.0 million for the six month period ended December 31, 1996 as a result of the $16.5 million charge related to the Acquisition.


Interest Expense

     Interest expense was $8.7 million during the six months ended December 31, 1997 compared to $9.1 million during the six months ended December 31, 1996. This decrease was primarily due to lower levels of net average borrowings outstanding in the September 1997 quarter compared to the same period in 1996.


Operations

     Swift

     For the six months ended December 31, 1997, Swift's net sales decreased by $16.3 million or 6.7% to $222.5 million due to inventory corrections at certain customers and to lower average selling prices. Despite lower sales in the six months ended December 31, 1997, Swift's operating performance significantly improved over the six months ended December 31, 1996 as it benefited from lower raw material costs and overhead reductions. In addition, the manufacturing interruptions due to cotton quality problems experienced at the Erwin plant impacted results for the six months ended December 31, 1996.

     Share in net earning of associated companies totaled $2.0 million in the six months ended December 31, 1997 compared to $4.0 million during the six months ended December 31, 1996. Results reflect the share of earnings in the Acquired Business' European denim affiliate which in 1997 was hurt by weak market conditions in Europe and the Far East.


     Klopman

     Sales of Klopman totaled $63.9 million for the six months ended December 31, 1997, a decrease of 3.2% from the six months ended December 31, 1996. Exclusive of translation exchange impact, sales rose 11.1%. The increase was primarily volume-driven as Klopman continued to penetrate new market segments, in particular protectivewear and casual apparel. Average selling prices were marginally lower for the six months ended December 31, 1997 compared to the six months ended December 31, 1996 as some workwear segments experienced competitive price pressures. Such pressures were partially offset by a more favorable product mix.


Fiscal 1997 Compared to Fiscal 1996

Net Sales

     In fiscal 1997, sales for the Acquired Business decreased by $40.3 million, or 6.2%, to $610.6 million. Gross profit before special items decreased to $61.2 million in fiscal 1997 from $73.6 million in fiscal 1996. These decreases are attributable to Swift. Selling and administrative expenses were lower by 6.2% as both Swift and Klopman benefited from their cost reduction programs. Operating income before special items decreased by $9.0 million, or 56.8%, to $6.9 million. The Acquired Business reported a net loss of $14.1 million in fiscal 1997 and net income, before an extraordinary item, of $4.8 million in fiscal 1996. The net loss in fiscal 1997 was primarily attributable to a $15.1 million charge at Klopman, a $2.7 million prorated restructuring charge related to Dominion's worldwide cost reduction programs, and a $3.3 million rationalization and manufacturing inefficiency charge at Swift. An after-tax extraordinary item of $2.2 million, representing a pro-rated portion of the cost for early extinguishment of debt, reduced net income in fiscal 1996 to $2.5 million.

Interest Expense

     Interest expense was $17.4 million in fiscal 1997 compared to $18.7 million in fiscal 1996. This reduction was due primarily to lower debt allocated to the Acquired Business as a result of the sale of certain businesses by the Acquired Business' parent company in August 1996.


Operations

     Swift

     In fiscal 1997, Swift's net sales were $471.6 million, a decrease of 8.0% from $512.5 million achieved in fiscal 1996. The decrease was due to lower volumes (down 4.5%) and lower average selling prices (down 3.6%).

     During the December 1996 quarter, growth in retail demand for denim apparel began to slow resulting in an excess supply environment for the North American denim industry. Retailers, apparel manufacturers and denim producers worked together to reduce inventory levels throughout the value chain. To bring output in line with demand, denim manufacturers curtailed production in the December 1996 quarter and in the first half of the 1997 calendar year.

     Swift's strategic partnerships with major high-end brand leaders and its broad distribution offset in part these difficult market conditions. As a result, Swift's production was only reduced in the March 1997 quarter. Swift operated a full schedule in the June 1997 quarter.

     The denim industry also experienced severe price pressures in basic denim caused by the addition of capacity in North America and in Mexico toward the end of the 1996 calendar year. Although Swift is positioned primarily in the value-added segment, a portion of its product mix is basic denim. As pricing became more competitive, Swift's margins were negatively impacted.

     Swift benefited from lower cotton costs in fiscal 1997 (down 4.6%), but these were partially offset by manufacturing problems at the Erwin facility associated with cotton quality and a more demanding product mix. The difficult operating and market conditions that Swift experienced in fiscal 1997 prompted an in-depth review and analysis of its operations. Organizational changes and cost reduction initiatives have been implemented. A pre-tax rationalization charge of $3.3 million, included in cost of goods sold, was taken in the March 1997 quarter to cover severance payments and other costs.

     The Acquired Business' share in the net income of associated companies was $7.4 million in fiscal 1997, 10.8% below the $8.3 million achieved in fiscal 1996. As in North America, denim growth in Europe has slowed in recent years, resulting in higher inventories. In fiscal 1997, Swift Europe's Tunisia facility initiated a modernization program designed to improve its flexibility and ability to produce a more demanding product mix. This program is being financed from internally generated funds.


     Klopman

     In fiscal 1997, Klopman's net sales of $138.4 million were flat compared to fiscal 1996. Volumes increased 6.0% but were offset by average selling prices which decreased 6.6% as a result of the previous year's rollback of price increases and currency impacts.

     In fiscal 1997, cost reduction programs implemented during fiscal 1996 significantly reduced Klopman's volume breakeven. This achievement, coupled with lower raw material costs, contributed to a significant margin improvement in fiscal 1997.

     In order to further improve its cost competitiveness and profitability, Klopman is accelerating its greige fabric outsourcing strategy and announced a restructuring of its greige manufacturing activities. Klopman downsized its plant in Frosinone, Italy and closed its plant in Tralee, Ireland on October 31, 1997. To compensate for these changes, a higher percentage of its greige fabric will be sourced from low-cost countries. A provision of $15.1 million was taken in the June 1997 quarter for Klopman's restructuring. The initial negative cash flow impact due to severance and closure costs is estimated to be $8.6 million while the restructuring is expected to generate annual savings after local taxes of $4.0 million.

Fiscal 1996 Compared to Fiscal 1995

Net Sales

     Net sales of the Acquired Business increased by $17.2 million, or 2.7%, to $650.9 million in fiscal 1996. Swift's net sales grew while Klopman's decreased. Lower net sales at Klopman and high raw material costs at both units contributed to the drop in the gross profit margin before special items which fell from 16.4% in fiscal 1995 to 11.3% in fiscal 1996. Selling and administrative expenses increased 6.3% in fiscal 1996 compared to fiscal 1995. As a percentage of net sales, they were 8.6% in fiscal 1996 versus 8.3% in fiscal 1995. Operating income before special items fell $33.6 million to $15.9 million. This poor operating performance as well as a $3.6 million restructuring charge at Klopman accounted for a significant drop in net income before extraordinary item to $4.8 million in fiscal 1996 from $19.0 million in fiscal 1995. An after-tax extraordinary item of $2.2 million, representing a pro-rated portion of the cost for early extinguishment of debt, reduced net income in fiscal 1996 to $2.5 million.


Interest Expense

     Interest expense was $18.7 million in fiscal 1996 compared to $28.7 million in fiscal 1995. This reduction was due primarily to lower debt allocated to the Acquired Business as a result of the sale of certain businesses by the Acquired Businesses' parent company in May 1995.


Operations

     Swift

     In fiscal 1996, Swift achieved record net sales of $512.5 million, representing an increase of 7.4% over fiscal 1995. This increase was primarily due to improvements in product mix. Swift's profitability was adversely impacted by high cotton costs which were up 21% in fiscal 1996 compared to fiscal 1995.

     During the first calendar quarter of 1996, the North American denim industry experienced an increase in inventory caused by new capacity coming on stream. This situation was short-lived because of strong retail sales of denim apparel which increased 12.2% in the first calendar quarter of 1996 over the same quarter one year ago.

     The Acquired Business' share in the net income of associated companies was $8.3 million in fiscal 1996 compared to $6.3 million in fiscal 1995, an increase of almost 32%.


     Klopman

     Klopman's fiscal 1996 net sales of $138.4 million showed a decrease of 11.3% from the level of $156.0 million reached in fiscal 1995. Several factors contributed to lower sales, including aggressive pricing by competitors in the basic workwear market, excess inventories at some garment manufacturers, weak market conditions in certain countries, particularly Germany and France, and high polyester and cotton costs.


Income Taxes

     The tax benefits recorded in the six month period ended December 31, 1997 were below statutory rates. This occurred primarily because most of the charges related to the change of control were not tax affected as they were incurred in tax jurisdictions where existing tax loss carry-forwards made their utilization uncertain. In the six month period ended December 31, 1997 certain non-taxable income and the utilization of loss carry forwards by the Acquired Business increased the level of tax benefits recorded above statutory rates.

     The combined effective tax rate is impacted by the profitability of Klopman, Swift Denim and Swift Europe. In fiscal 1997, the effective tax rate totaled 42.0%, which was higher than the statutory rate. This was primarily a result of losses at Klopman on which no tax benefits were recorded. Past losses at Klopman have made the utilization of its available loss carry forwards uncertain. The impact of certain non-taxable revenue and the utilization of loss carry forwards available to the Acquired Business resulted in a tax recovery of $3.6 million in fiscal 1996 and an effective tax rate in fiscal 1995 of 25.7%.

Liquidity and Capital Resources

Galey & Lord

     Working capital increased approximately $39.9 million to $163.3 million at December 27, 1997 as compared to $123.4 million at December 28, 1996. The increase in working capital was primarily attributable to a $12.0 million decrease in the current portion of long-term debt, a $10.7 million increase in inventories and a $10.0 million increase in accounts receivable. The $12.0 million decrease in the current portion of long-term debt was due to the early repayment of the Company's term loan under its previous senior credit facility which was refinanced on December 19, 1997, then subsequently refinanced on January 29, 1998 as discussed above. The $10.7 million increase in inventories primarily resulted from an increase in apparel fabrics inventories to support higher apparel fabrics sales and an increase in G&L Service Company inventory levels as it continues building its customer base. The $10.0 million increase in accounts receivable was primarily a result of higher net sales over the same period last year.

     For the first three months of fiscal 1998, the Company spent approximately $8.1 million for capital expenditures. The Company expects to spend approximately $35 million on capital expenditures in fiscal 1998, including expenditures for the Acquired Business subsequent to the Acquisition. These expenditures will be primarily for the ongoing modernization of the Company's weaving and dyeing and finishing facilities and for the expansion of the Company's garment operations in Mexico. The Company expects to fund these expenditures through funds from operations and borrowings under its Senior Credit Facility.

     Working capital increased approximately $22.8 million to $130.5 million at September 27, 1997 as compared to $107.7 million at September 28, 1996. The increase in working capital was primarily attributable to a $15.6 million increase in inventories and a $6.5 million increase in accounts receivable, partially offset by a $2.5 million increase in accounts payable. The $15.6 million increase in inventories resulted from the addition of G&L Service Company inventory in fiscal 1997 and an increase in apparel inventories to support higher apparel fabrics sales, partially offset by reductions in home fabrics greige goods inventory levels. The $6.5 million increase in accounts receivable was primarily a result of increased net sales over the prior year. The increase in accounts payable resulted from higher outside cloth purchases in fiscal 1997 due to higher sales volume and from normal fluctuations in the timing of purchases and payments.

     In fiscal 1997, Galey & Lord spent $36.6 million on capital expenditures, a significant portion of which was used to expand and modernize the Company's weaving and dyeing and finishing plants.


The Acquired Business

     The net loss of $7.3 million incurred during the six month period ended December 31, 1997 was largely responsible for the decline to $3.3 million in net cash generation from operating activities versus the $15.3 million generated during the same period in 1996.

     In the six months ended December 31,1997, the Acquired Business spent $6.4 million for capital expenditures compared with $7.0 million in the same period during 1996. These amounts were for maintenance capital at both Swift and Klopman.

     Cash and cash equivalents declined $20.1 million in the six months ended December 31, 1997 to $16.7 million. Additionally, the allocated portion of senior notes of Dominion Textile (USA) Inc. were reclassified by the Acquired Business to current liabilities in connection with a decision to redeem these notes in January 1998 prior to their maturity date. Financing for the note redemption was provided by DTA. Exclusive of the above reclassification, non-cash working capital totaled $127.4 million at December 31, 1997 compared to $136.3 million at June 30, 1997. The decrease is mostly associated with lower trade receivable levels at Swift due to lower sales activity in the December 1997 quarter.

     Cash generated from operating activities was $39.1 million in fiscal 1997, $28.4 million in fiscal 1996 and $29.6 million in fiscal 1995. The increase in fiscal 1997 was primarily attributable to a significant decrease in non-cash working capital.

     Capital expenditures totaled $17.2 million in fiscal 1997, $52.6 million in fiscal 1996 and $27.1 million in fiscal 1995. Expenditures in fiscal 1997 were for maintenance of properties and facilities at both Swift and Klopman. In fiscal 1996, the major portion of the expenditures, totaling $29.8 million, was for expanding Swift's facilities in Drummondville, Quebec, and Erwin, North Carolina. In fiscal 1995, $8.7 million was spent to modernize Klopman's plants in Frosinone, Italy and Tralee, Ireland.


The Company

     The Company expects to spend approximately $35.0 million for capital expenditures in fiscal 1998, including expenditures for the Acquired Business subsequent to the Acquisition. These expenditures will be primarily for the ongoing modernization of the Company's weaving and dyeing and finishing facilities and for the expansion of the Company's garment operations in Mexico. During fiscal 1998, the Company will open its new garment manufacturing facility in Monclova, Mexico. The new operations will be located in a leased building; therefore, the capital requirements related to this expansion will be limited to the purchase of the new equipment. The Company expects to fund these expenditures through funds from operations and borrowings under the Senior Credit Facility.

     The Senior Credit Facility provides for (i) a revolving line of credit under which the Company may borrow up to an amount (including letters of credit up to an aggregate of $30.0 million) equal to the lesser of $225.0 million or a borrowing base (comprised of eligible accounts receivable and eligible inventory, as defined in the Senior Credit Facility) and (ii) term loans in the aggregate principal amount of $265.0 million. Following completion of the Acquisition on January 29, 1998, the Company had outstanding borrowings under the revolving line of credit of $138.8 million with additional availability of $57.9 million and had fully drawn down the term loans.

     Under the Senior Credit Facility, the revolving line of credit expires on March 27, 2004 and the principal amounts of the term loans are repayable in quarterly payments through April 2006. The loans under the Senior Credit Facility bear interest at floating rates based upon the interest rate option elected by the Company.

     The Company's obligations under the Senior Credit Facility are secured by all of the assets (other than real property) of the Company and each of its domestic Subsidiaries, and a pledge by the Company and each of its domestic Subsidiaries of all the outstanding capital stock of its respective wholly-owned domestic Subsidiaries and a pledge of 65% of the outstanding voting capital stock, and 100% of the outstanding non-voting capital stock, of any of its respective directly owned foreign Subsidiaries. In addition, payment of all obligations under the Senior Credit Facility is guaranteed by each of the Company's domestic Subsidiaries.

     The Senior Credit Facility contains certain covenants, including, without limitation, those limiting the Company's and its Subsidiaries' ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of its business, make certain investments or pay dividends. In addition, the Senior Credit Facility requires the Company to meet certain financial ratio tests and limits the amount of capital expenditures which the Company and its Subsidiaries may make in any fiscal year. See "Description of Senior Credit Facility."

     On December 19, 1997, the Company entered into the Bridge Financing Facility with First Union Corporation ("First Union"), as agent and lender. Under the Bridge Financing Facility, as amended on January 29, 1998, the Company incurred $275.0 million of indebtedness, the proceeds of which were utilized to partially finance the Acquisition. The Bridge Financing Facility was scheduled for maturity on December 19, 2007 and bore interest at an initial rate equal to LIBOR plus 4.50% per annum, which increased by .25% per annum each month commencing January 19, 1998 until the repayment of the Bridge Financing Facility. Payment of all obligations under the Bridge Financing Facility was guaranteed by each of the Company's domestic Subsidiaries. The Bridge Financing Facility contained certain covenants, including, without limitation, those limiting the Company's and its subsidiaries' ability to incur indebtedness, incur liens, sell assets or businesses, make investments, pay dividends and enter into mergers. The Bridge Financing Facility was repaid with the proceeds of the Initial Notes Offering.

     The Initial Notes were issued on February 24, 1998 in the aggregate principal amount of $300.0 million, mature on March 1, 2008 and accrue interest at the rate of 9.125% per annum. The Notes are guaranteed by the Note Guarantors and are redeemable at the Company's option at any time on or after March 1, 2003, initially at 104.563% of their principal amount, declining to 103.042%, 101.521% and 100% of their principal amount on or after March 1, 2004, March 1, 2005 and March 1, 2006, respectively. The Indenture restricts the ability of the Company and its Restricted Subsidiaries to: (i) incur additional Indebtedness, (ii) pay dividends or make distributions, (iii) incur liens, (iv) transfer or sell assets, (v) enter into transactions with affiliates, (vi) issue or sell stock of Restricted Subsidiaries or (vii) merge or consolidate the Company or Restricted Subsidiaries. Liquidated Damages on the Initial Notes initially at the rate equal to $0.05 per week per $1,000 of principal amount and increasing to $0.30 per week per $1,000 of principal amount will accrue if the Exchange Offer is not completed within 30 business days of the date hereof.

     During January 1996, Galey & Lord entered into an interest rate swap on $25.0 million of its outstanding bank debt to fix the LIBOR interest rate on which those borrowings are based. The interest rate swap assures that the Company, under its Senior Credit Facility, will pay a maximum rate of 8.53% (LIBOR fixed at 5.53% plus the maximum spread allowed under the credit agreement of 3%) on the $25.0 million of bank debt for a five-year period. The amount paid or received under the swap agreements is based on the changes in actual interest rates and is recorded as an adjustment to interest expense. The fair value of these interest rate swaps, as determined by a member of the Company's bank group, at December 27, 1997, was $734,000 and was not recognized in the financial statements. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, the Company does not anticipate nonperformance by any of the other parties.

     Pursuant to an agreement (the "Pension Funding Agreement"), dated January 29, 1998 with the Pension Benefit Guaranty Corporation ("PBGC"), the Company will provide $5.0 million in additional funding to three defined benefit pension plans previously sponsored by Dominion, $3.0 million of which was paid at the closing of the Acquisition and the remaining $2.0 million of which is to be paid in installments over the succeeding two years. The Pension Funding Agreement also gives the PBGC a first priority lien of $10.0 million on certain land and building assets of the Company to secure payment of any liability to the PBGC that might arise if one or more of the pension plans were terminated. The Company's obligations under the Pension Funding Agreement terminate upon the earlier to occur of (a) the termination of the pension plans and (b) on or after January 30, 2003, either (i) the pension plans are fully funded for two consecutive years or (ii) the Company receives an investment grade rating on its debt.

     The Company anticipates that cash requirements, including working capital, capital expenditures and required principal and interest payments due under the Senior Credit Facility and interest payments due under the Notes, which will represent significant liquidity requirements, will be met through funds generated from operations and borrowings under the Company's Senior Credit Facility. In addition, from time to time, the Company acquires various equipment with borrowings under secured bank loans or through capital leases or operating leases.

     The Company has generally completed its assessment regarding the Year 2000 issue and has developed an implementation plan which utilizes internal resources. Based on this assessment, programs have been established to prepare its financial and other information and other computer based systems for 2000, including replacing and/or updating existing systems. A significant portion of the Company's systems were developed within the last ten years and already encompass Year 2000 compliance. It is anticipated that the remaining systems will be updated and tested well before 2000 without any material adverse effect on the Company's business operations.

                               THE EXCHANGE OFFER

General

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $300.0 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of Initial Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Initial Notes.

     As of the date of this Prospectus, the aggregate principal amount of the Initial Notes outstanding is $300.0 million. This Prospectus, together with the
Letter of Transmittal, is first being sent on or about     , 1998, to all
holders of Initial Notes known to the Company. The Company's obligation to accept Initial Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under " -- Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.


Purpose of the Exchange Offer

     The Initial Notes were issued on February 24, 1998 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance and sale of the Initial Notes, the Company and the Note Guarantors entered into the Registration Rights Agreement, which requires the Company and the Note Guarantors to file with the Commission a registration statement relating to the Exchange Offer (the "Registration Statement") not later than 75 days after the date of original issuance of the Initial Notes, and to use their best efforts to cause the Registration Statement to become effective under the Securities Act not later than 135 days after the date of issuance original of the Initial Notes and the Exchange Offer to be consummated not later than 30 business days after the date of the effectiveness of the Registration Statement. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

     The term "holder" with respect to the Exchange Offer, means any person in whose name Initial Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Initial Notes are held of record by The Depository Trust Company (the "DTC"). Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Initial Notes. Holders of Initial Notes who do not tender their Initial Notes or whose Initial Notes are tendered but not accepted would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their Initial Notes.


Terms of the Exchange

     The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Initial Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Initial Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

     The Company is making the Exchange Offer in reliance on the position of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letters, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Notes. Based on these interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. See " -- Resale of Exchange Notes" and "Plan of Distribution."

     Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Initial Notes so surrendered or, if no interest has been paid on such Notes, from February 24, 1998.

     Tendering holders of the Initial Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Initial Notes pursuant to the Exchange Offer.


Expiration Date; Extension; Termination; Amendment

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
         , 1998 (the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Initial Notes, by giving oral or written notice to the Exchange Agent and by giving written notice of such extension to the holders thereof or by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Initial Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn. The Company does not anticipate extending the Expiration Date.

     The Company expressly reserves the right to (i) terminate the Exchange Offer and not to accept for exchange any Initial Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under " -- Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Initial Notes, whether before or after any tender of the Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Initial Notes as promptly as practicable.

     For purposes of the Exchange Offer, a "business day" means any day excluding Saturday, Sunday or any other day which is a legal holiday under the laws of Charlotte, North Carolina or New York, New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.


Procedures for Tendering Initial Notes

     The tender to the Company of Initial Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Initial Notes for exchange pursuant to the Exchange Offer must transmit either
(i) a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent, at the address set forth below under " -- Exchange Agent" on or prior to the Expiration Date, or (ii) if such Initial Notes are tendered pursuant to the procedures for book-entry transfer set forth below under " -- Book-Entry Transfer," a holder tendering Initial Notes may transmit an Agent's Message (as defined herein) to the Exchange Agent in lieu of the Letter of Transmittal, in either case on or prior to the Expiration Date. In addition, either (i) certificates for such Initial Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Initial Notes, if such procedure is available, into the Exchange Agent's account at the DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering holder that such holder has received and agrees to be bound by the Letter of Transmittal and the Company may enforce the Letter of Transmittal against such holder. THE METHOD OF DELIVERY OF INITIAL NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO THE COMPANY.

     If tendered Initial Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Initial Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in the Book-Entry Transfer Facility's systems whose name appears on a security listing as the owner of Initial Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Initial Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Initial Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Initial Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly executed Letter of Transmittal accompanied by the Initial Notes is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Initial Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal or Initial Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Initial Notes not properly tendered and not to accept any particular Initial Notes for exchange which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities as to any particular Initial Notes or conditions of the Exchange Offer either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Initial Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Note Guarantors, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Initial Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Initial Notes, such Initial Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Initial Notes.

     If the Letter of Transmittal or any Initial Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, (a) Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (b) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (c) neither the holder nor any such other person is an "affiliate" of the Company as defined under Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Any holder of Initial Notes using the Exchange Offer to participate in a distribution of the Exchange Notes (i) cannot rely on the position of the staff of the Commission set forth in certain no-action and interpretive letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."


Book-Entry Transfer

     The Exchange Agent will make a request to establish an account with respect to the Initial Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Initial Notes by causing the Book-Entry Transfer Facility to transfer such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Initial Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under " -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.


Guaranteed Delivery Procedure

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Initial Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below, on or prior to the Expiration Date, a letter by hand or mail, or sent by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Initial Notes are registered and, if possible, the certificate numbers of the Initial Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Initial Notes in proper form for transfer or a Book-Entry Confirmation, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Initial Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.


Withdrawal Rights

     Tenders of Initial Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Initial Notes to be withdrawn (the "Depositor"), (ii) identify the Initial Notes to be withdrawn (including the certificate number or numbers of such Initial Notes and the principal amount of each such Initial
Note), (iii) specify the principal amount of Initial

Notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Initial Notes exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Initial Notes into the name of the person withdrawing the tender and (vi) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Initial Notes promptly following receipt of notice of withdrawal. If Initial Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Initial Notes or otherwise comply with the Book-Entry Transfer Facility procedure. All questions as to the validity, form and eligibility of notices of withdrawals, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

     Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Initial Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Initial Notes tendered by Book-Entry Transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the Book-Entry Transfer procedures described above, such Initial Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Notes may be retendered by following one of the procedures described under " -- Procedures for Tendering Initial Notes" above at any time on or prior to the Expiration Date.


Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Initial Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See " -- Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Initial Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Initial Note accepted for exchange, the holder of such Initial Note will receive an Exchange Note having a principal amount equal to the principal amount (or portion thereof) of the Initial Note surrendered for tender.

     In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Initial Notes or a timely Book-Entry Confirmation of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents, or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof. If any tendered Initial Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering holder thereof (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such non-exchanged Initial Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.


Certain Conditions to the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Initial Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Initial Notes for exchange or the exchange of the Exchange Notes for such Initial Notes, any of the following events occur:

       (a) if, in the sole judgment of the Company, the Exchange Offer would violate any law, statute, rule or regulation or an interpretation thereof of the Staff of the Commission; or

       (b) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

       (c) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Initial Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Initial Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Initial Notes.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Initial Notes tendered, and no Exchange Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event, the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

     The Exchange Offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange.

Exchange Agent

     SunTrust Bank, Atlanta has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:


        By Hand/Overnight Courier:                         By Mail:
              SunTrust Bank, Atlanta                SunTrust Bank, Atlanta
         c/o First Chicago Trust Company     58 Edgewood Avenue, 4th Floor Annex
            14 Wall Street -- 8th Floor             Atlanta, Georgia 30303
              New York, New York 10005               Attn: David M. Kaye
             Attn: David M. Kaye                   Corporate Trust Division
              Corporate Trust Division


                                 By Facsimile: (404) 332-3966
                                 Attn: David M. Kaye
                                 Corporate Trust Division
                                 By Telephone: (404) 588-8060

Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.


Solicitation of Tenders; Fees and Expenses

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Initial Notes and in handling or forwarding tenders for their customers.


     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and the Note Guarantors and are estimated in the aggregate to be approximately $225,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal printing and related fees and expenses.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Initial Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.


Transfer Taxes

     The Company will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes, are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


Accounting Treatment

     The Exchange Notes will be recorded at the carrying value of the Initial Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Initial Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.


Consequences of Failure to Exchange

     Initial Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon and in the Indenture. Initial Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Initial Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Initial Notes under the Securities Act.

     Participation in the Exchange Offer is voluntary, and holders of Initial Notes should carefully consider whether to participate. Holders of the Initial Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, the Company and the Note Guarantors will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Initial Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.

     The Company may in the future seek to acquire, subject to the terms of the Indenture, untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Initial Notes which are not tendered in the Exchange Offer.


Resale of Exchange Notes

     The Company is making the Exchange Offer in reliance on the position of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Commission, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by a holder (other than any Holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of the Exchange Notes. However, any holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Initial Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Initial Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company and the Note Guarantors have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests in writing. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.

                                    BUSINESS

General

     The Company is a leading global manufacturer of textiles for sportswear, including cotton casuals, denim and corduroy, as well as a major international manufacturer of workwear fabrics. The Company also is a manufacturer of dyed and printed fabrics for use in home fashions. In order to offer customers a complete package of fabrics and garments from one source, the Company has established garment manufacturing operations, which the Company believes provides a competitive advantage over other fabric manufacturing companies.

     The Company believes that it is the market leader in producing innovative woven sportswear fabrics as a result of its expertise in sophisticated and diversified finishing. Fabrics are designed in close partnership with customers to capture a large share of the middle and high end of the bottomweight woven market. The Company sells its woven sportswear products to a diversified customer base, including Levi's, Haggar, Farah, Polo Ralph Lauren, Jones Apparel Group, Calvin Klein and Liz Claiborne, as well as to private label manufacturers for chain stores and suppliers of mail order catalogs.

     In January 1998, the Company acquired the apparel fabrics business of Dominion, including its Swift denim and Klopman workwear and careerwear divisions. On a pro forma combined basis for the twelve months ended December 27, 1997, after giving effect to the Acquisition, the Company's net sales were $1.1 billion and, on a pro forma combined basis for the year ended September 27, 1997 and the three months ended December 27, 1997, in each case after giving effect to the Acquisition, the Company's Adjusted Pro Forma EBITDA was $137.4 million and $30.6 million, respectively.


Strategy

     The Company's strategy is (i) to be either first or second in each of the product categories it offers, (ii) to make products that can be distinguished from those made by its competitors, (iii) to continue to modernize its facilities in order to maintain its competitive position, and (iv) to further integrate the manufacture of garments with the manufacture of fabrics in order to increase strategic relationships with customers and increase market share.

     Key tactics of the Company's strategy include:

     Emphasizing Innovative Products and Services. Historically, product development was split between fabric and garment manufacturers. Through its state-of-the-art facilities, the Company is able to combine these two steps into one. This permits the Company to present fully developed commercially made sample garments which assists the Company's customers in reducing their product development cycle times and allows the Company to develop more innovative products.

     Emphasizing Customer Service. The Company is committed to being an industry leader in providing superior customer service. The key elements of this tactic include (i) providing timely and complete order delivery, (ii) building partnerships with customers, (iii) providing electronic data information services, and (iv) providing inventory management support.

     Capitalizing on the Changing Manufacturing Chain. The Company believes that a significant change is occurring in the apparel manufacturing chain. Many of the Company's customers are either dependent on, or increasing their dependency on, outsourcing their garment manufacturing requirements. The Company's ability to provide customers with a "package" utilizing Company fabrics and finished garments allows customers to avoid dealing with multiple contractors to bring their products to market. By reducing the number of vendors with which its customers are required to enter into commercial relationships, the Company has simplified the customers' sourcing process. The Company believes that this method will be the manufacturing chain of the future and believes that it is on the cutting edge in supplying these services from its owned and operated garment facilities located in Mexico.

     Expanding International Operations. Through the expansion of international manufacturing capabilities and sales offices, the Company is better able to service both local markets in various parts of the world, as well as its U.S. customers as they expand globally. As a result of the Acquisition, the Company acquired manufacturing facilities in the U.S., Canada, Italy, and Tunisia, as well as sales offices in Eastern and Western Europe, South America and Asia, to complement its previously existing manufacturing facilities in the U.S. and Mexico.

     Increasing Manufacturing Efficiencies. The Company has made significant investments in its manufacturing operations to provide for the flexible production of its broad line of value-added fabrics and to reduce production costs. As a result of these investments, the Company has experienced a 93% increase in net sales per average number of employees from approximately $68,000 per employee during fiscal 1988 to approximately $131,000 per employee during fiscal 1997 (excluding G&L Service Company and the Acquired Business).


The Acquisition

     In January 1998, the Company purchased the Acquired Business for a cash purchase price of $464.5 million. The Purchase Price and related fees and expenses were financed with borrowings of (i) approximately $205.8 million under the Company's Senior Credit Facility and (ii) $275.0 million under the Company's Bridge Financing Facility. The Company used the net proceeds from the Initial Notes Offering to repay (i) the Bridge Financing Facility and (ii) a portion of the outstanding amount under the revolving line of credit provided for under the Senior Credit Facility.

     The Company believes that the Acquisition will enhance its competitive position and business prospects as follows:

     Expanded Global Marketing Synergies. As a result of the Acquisition, the worldwide marketing capabilities of the Company have been greatly expanded. Newly acquired sales offices will enable the Company to market products internationally which have previously been marketed primarily in the U.S. These new sales offices include locations in Eastern and Western Europe, South America and Asia.

     Expanded Global Manufacturing. Prior to the Acquisition, the Company's manufacturing facilities were based in the U.S. and Mexico. As a result of the Acquisition, the Company acquired manufacturing facilities in Canada, Italy, and Tunisia, as well as the U.S. These operations are expected to provide improved access to growing global markets for the Company's products. For example, the Company intends to transfer technology to its Italian manufacturing operations to enable these operations to produce cotton casual fabrics as well as their traditional workwear fabrics.

     Cost Rationalization. The Company believes that it can rationalize operating costs following the Acquisition through the elimination of duplicative corporate and back-office operations, the reduction of real property expenses and the rationalization of other functions. Historically, Galey & Lord has maintained one of the lowest selling, general, and administrative expense ratios in the industry. The Company believes that significant opportunities exist to lower Swift's and Klopman's SG&A costs.

     Greater Critical Mass. The Acquisition has significantly increased the Company's revenue base. After giving pro forma effect to the Acquisition, the Company's net sales for the twelve months ended December 27, 1997 were $1.1 billion. The Company believes that its increased size, marketing resources, production capacity and product offering will create additional marketing and other growth opportunities.


Industry Trends

     Several trends have affected the domestic and global fabric and apparel businesses recently, the most significant being the expansion of North American apparel production, the increase in casual dress in and away from the workplace and the move toward vertical integration of fabric production with garment production.

     Expansion of North American Apparel Production. Since the mid-1980s there has been a dramatic shift in apparel sourcing from the Far East to Mexico and the Caribbean as shown in the graph below. In 1985 Mexico and the Caribbean supplied the U.S. with approximately 8% of its apparel imports. This percentage rose to approximately 38% during 1997. During that same time period, apparel imports from the Far East to the U.S. declined from 75% to approximately 36%. Over 80% of the imports from Mexico and the Caribbean use U.S. made fabric. In addition, Mexico has surpassed China as the leading exporter of apparel to the U.S. A comparison of these two countries shows that on a square meters of fabric basis, Mexican imports to the U.S. have risen from approximately 100 million square meters in 1986 to one billion square meters in 1996, with the majority of this occurring since the enactment of NAFTA in 1994. The Company believes that the foregoing trend can be attributed to (i) the beneficial impact of U.S. trade policy, including NAFTA and the U.S. "807" and "807A" tariff programs (under which many of the Company's customers benefit from favorable duty and, in certain instances, quota treatment on garments assembled offshore), together with (ii) customer demands for more rapid delivery time which can be better met with imports from North American locations rather than from the Far East.


(graph appears here with plot points to be provided)






     Trend Toward Casual Dress. The Company believes there is a growing trend in the U.S. toward casual dress which is expected to help cotton casual, denim and corduroy sales. An increasing number of employers continue to institute casual dress policies, whether full time or for special occasions, such as "casual Fridays." In addition, the Company believes that the number of people who work at home is increasing and that outside the workplace, people's social activities are focusing on a more casual lifestyle. According to NPD Group, Inc., an independent market research firm, the retail dollar volume for men's casual attire grew 7.3% annually between 1991 and 1997 and the retail dollar volume of women's casual attire grew 4.9% annually in the same period in comparison to the retail dollar volume for total tailored apparel, which grew 2.1% over the same period. In 1997, 65% of the retail dollars spent on casual and tailored apparel was attributed to casual apparel. This trend benefits the Company by increasing the demand for, and consequently, sales of, the Company's cotton casual, denim and corduroy products.

     Apparel Production by Fabric Suppliers. Recent trends in the garment industry have resulted in certain apparel manufacturers and marketeers adopting new supply, sourcing and purchasing strategies. The recent shift in fabric and garment production levels from the Far East to North America has created new sourcing strategies. To meet customer demands for simplified relationships with contractors and vendors, certain fabric manufacturers have become increasingly vertically integrated, developing, producing, finishing and merchandising garments for customers, either through owned or contracted garment assembly operations. The effect of these new strategies has been to allow apparel marketeers to bring their products to market on a more timely basis, thereby minimizing inventory risks and responding more effectively to shifts in consumer demand. The Company believes that G&L Service Company's garment assembly operations position it to satisfy these customer demands and manage the production of finished apparel for customers.

     International Markets. The passage of NAFTA and GATT has provided U.S. apparel retailers and manufacturers access to international markets which previously had been generally unavailable to them. This movement into offshore markets gives the Company a greater opportunity to market its products to retailers and manufacturers through production by its offshore facilities. Another aspect to the trend of international casual apparel growth relates to the Company's belief that demand for casual apparel is increasing in the industrialized countries of Europe as these countries continue to adopt U.S. casual fashion trends.

     Vendor Managed Inventory and Merchandising Programs. The Company believes that apparel producers are actively looking for ways to achieve heightened customer service by consolidating suppliers and taking advantage of technological innovations. The Company is working with its customers to develop electronic data information services that will aid in inventory management, process controls, on-time deliveries and expansion of production facilities. The Company believes that its breadth of products, flexible production capabilities, investments in technology and critical mass position the Company well to increase its market share as major apparel producers continue to consolidate and focus their supplier relationships.


Products

     The following chart shows the Company's sales by product line on a pro forma combined basis, after giving effect to the Acquisition, for the twelve months ended December 27, 1997.*

(pie chart appears here with plot points to be provided)




----------
* Sales for Galey & Lord prior to the Acquisition are for the twelve months ended December 27, 1997 and sales for the Acquired Business are for the twelve months ended December 31, 1997.


     Cotton Casuals

     The Company is the largest domestic producer by capacity of cotton and cotton blended fabrics used in apparel, with approximately 35% of U.S. production. These fabrics are primarily used for the production of men's and women's pants and shorts. Because of its capital investment in sophisticated dyeing and finishing equipment, the Company is able to weave a limited number of substrates and to finish each of them into a variety of esthetics. This enables the Company to work with its customers to provide new products for the marketplace that are unique. The Company's cotton casual fabrics are often presented to customers in the form of commercially made sample garments rather than in the traditional method of just showing fabrics. The Company believes that by presenting fabrics in this manner customers are able to make purchasing decisions earlier, thereby enabling them to bring products to market quicker and more efficiently.

     The Company's products are sold principally to manufacturers of men's wear and women's wear. Fabrics produced for these markets are predominately 100% cotton. The Company's leading men's wear customers are Levi's, Haggar, Farah and Tropical Sportswear Int'l Corporation ("Tropical Sportswear Int'l"). The Company's women's wear customers include brand name and private label manufacturers and chain stores. They include Levi's, Polo Ralph Lauren, Calvin Klein, Gap, Inc. ("Gap"), Banana Republic, Polo Jeans Co. and Liz Claiborne. In addition, the Company sells to suppliers of mail order catalogs.


     Denim

     As a result of the Acquisition, the Company is the world's second largest producer of denim, operating under the tradename Swift Denim. The Swift division manufactures and markets a wide variety of denim products for apparel and non-apparel uses, such as home furnishings. These products are manufactured in a full range of colors, weights and finishes. Swift's product development concentrates on high value-added products that are developed primarily for the mid and upper ranges of distribution as determined by retail selling prices. Swift has established leadership in developing differentiated denim products such as black denim, ring spun denim, eco denim and rebel ring products. The Company believes that domestically 44% of its products are in the mid range of the market and that 52% of its products are in the upper range of the market, giving it a 23% and 35% share of these market segments, respectively.

     Swift enjoys a wide distribution, and its major customers include Levi's, Polo Jeans Co., Calvin Klein, Tommy Hilfiger Corporation, Liz Claiborne, Gap and H.D. Lee Co. Inc. It also is a supplier to private label programs through Aalfs Manufacturing Inc. ("Aalfs"), Texas Apparel, Inc. and Border Corp. and sells to mail order suppliers, Land's End, Inc., L.L. Bean Inc., Eddie Bauer, Inc. and J. Crew Group Inc. Swift's international customers include Levi's, Revelacion En El Vestir S.A., Fairsound U.S.A. Corp., Hoi Kosher Garment Fty. Ltd. and Luen Fung (Hop Kee) Garment.


     Corduroy

     The Company is the only vertically integrated manufacturer of corduroy in the U.S. and is the largest domestic manufacturer. It manufactures fabrics in a variety of wales and weights. In addition to the traditional corduroy fabrics, the Company uses its finishing expertise to differentiate its products and produce new corduroy fabrics, including corduroy that stretches. Major customers are Levi's, Haggar, Polo Ralph Lauren, H.D. Lee Co. Inc., as well as Aalfs, Hagale Industries Inc., Oxford Industries, Inc., and Tropical Sportswear Int'l who are private label and mail order suppliers.


     Workwear

     As a result of the Acquisition, the Company is a leading international supplier of workwear and careerwear fabrics, and the only manufacturer with facilities in both North America and Europe. The Company produces high performance workwear fabrics that retain their comfort, appearance and performance over an extended wear life. In 1995, the Klopman international division introduced two high performance workwear fabrics, Superbandmaster 2000 and Indestructible 2000, the first significant new products in the market in several years. These fabrics significantly extend the wear life of the garment while maintaining comfort and appearance. The workwear and careerwear fabrics are distributed primarily to the industrial laundry, hospitality, and healthcare markets.

     Fitness for use, continuity of color and customer service are the factors most important to the Company's customers. The Company sells chemically treated fabrics, including fabrics treated with FlamexTM, a fire retardant finish, and BioguardTM, an anti-bacterial finish. Domestic customers for uniform fabrics include Riverside Manufacturing Co., Garment Corporation of America, Superior Surgical Mfg. Co., Inc., Landau Uniforms Corp., Cintas Corporation and Kellwood Company. Klopman's international customers include Alexandra Workwear plc., CCM Limited, Alsico NV, Mulliez Freres, Amuco International SpA and Van Moer.


     G&L Service Company

     In June 1996, the Company acquired garment manufacturing facilities located in Piedras Negras, Mexico where employees sew and finish men's and women's pants and shorts. G&L Service Company allows the Company to offer its customers a finished package of fabric and garments from one source. This provides customers with logistical and quality benefits that result in goods reaching the market in a more timely manner. In its first eighteen months of operations, G&L Service Company has succeeded in attracting customers such as Levi's, Polo Ralph Lauren, Liz Claiborne, Jones Apparel Group and Calvin Klein.


     Home Fashion Fabrics

     The Company's Home Fashion Fabrics division sells dyed and printed fabrics to the home furnishing trade for use in bedspreads, comforters, curtains and accessories. The Company manufactures greige fabrics (undyed and unfinished base fabrics) which it sends to independent contractors for dyeing and finishing. Home Fashion Fabrics' major customers include Regency Home Fashions Inc., Arley Corp., Burlington Industries Inc. ("Burlington"), CHF Industries Inc., and American Home Ensembles Inc.


Manufacturing

     The Company has spent $161.8 million over the last three fiscal years to modernize its operations, which has increased productivity, lowered costs and improved quality.


     Cotton Casuals

     The Company is a vertically integrated manufacturer of woven cotton and cotton blended apparel fabrics with various plants involved in spinning, weaving and dyeing and finishing. The spun yarn is woven into greige fabric using high-speed air-jet looms. The Company dyes and finishes all of its woven cotton casual fabrics at its Society Hill, South Carolina manufacturing facility. The Company has significant assets devoted to creating value-added fabrics, including an extensive range of faced finished flannel and suede finished fabrics. The finishing process used by the Company depends upon the type and style of fabrics being produced in accordance with customer specifications. Fabrics are woven by the Company based on projected sales but are dyed and finished according to customer purchase orders.

     In order to operate its dyeing and finishing facility at optimum capacity, the Company purchases a portion of its greige fabric requirements from outside sources. During periods of lower demand for dyed and finished fabrics, the Company reduces its purchases of greige fabrics from outside sources and uses its internal capacity to supply market demands. The result of this strategy is that Galey & Lord's spinning and weaving facilities have had only fourteen days of unplanned curtailment since 1988.


     Denim

     Swift is the world's second largest producer of denim. The Company believes that Swift is the world's largest producer of value-added denim. In manufacturing denim, yarn is spun in its natural state, and then dyed prior to being woven into fabric. The woven fabric is then finished in a variety of ways.


     Corduroy

     The Company is the only vertically integrated manufacturer of corduroy in the U.S. The Company's weaving and dyeing and finishing equipment and processes may be used to produce both corduroy and other woven cotton casual apparel fabrics. The ability to produce both types of fabric using substantially the same equipment and processes allows the Company to schedule its production to both economically and efficiently meet changes in demand which varies seasonally (corduroy for the fall/winter selling season and cotton casual for the spring/ summer selling season), and to maintain consistent levels of production throughout the entire year.


     Workwear

     The Company's domestic workwear division uses a portion of the Company's spinning, weaving and dyeing and finishing facilities to produce its products. Klopman operates a spinning, weaving and dyeing and finishing plant in Frosinone, Italy. The Company's European operations have executed a strategy to purchase greige fabric worldwide in order to achieve more competitive costs.


     G&L Service Company

     Through its garment manufacturing facilities in Piedras Negras, Mexico, the Company sews and finishes garments for its apparel customers. The location of the Company's garment manufacturing facilities in Mexico allows the Company to respond quickly to the needs of its U.S. apparel customers and to compete effectively with competitors in the Far East who have longer lead times for delivery of goods to the U.S. To meet increasing demand, the Company is constructing an additional garment manufacturing facility in Monclova, Mexico.


     Home Fashion Fabrics

     The Company operates its own yarn and greige manufacturing facilities to produce fabrics for the home furnishings trade. The Home Fashion Fabrics division's weaving facility operates wide Sulzer looms, which allow it to manufacture fabrics ranging from 48" to 127" in width. The Company believes that having wide weaving capability is key to being able to offer the fabrics required by the home furnishings trade for comforters and bedspreads. The Company distinguishes itself by producing weave effects that simulate jacquard loom fabrics which can be sold at lower prices. The Company utilizes these looms to have the flexibility of producing the Company's core cotton casual apparel fabrics as well as home fashion products. The Company purchases outside dyeing and printing services from various suppliers to dye and print fabrics according to customers' specifications.


Sales and Marketing

     The Company's personnel work continually with customers to develop product lines well in advance of actual shipment. Sales personnel often present fabrics to customers in the form of commercially made sample garments rather than the traditional method of just showing fabrics. The Company believes this enables customers to bring products to market more quickly and efficiently.

     The Company has separate sales and marketing groups for its Galey & Lord cotton casuals, corduroy and workwear divisions, its Swift Denim U.S.A. group, Klopman (which supplies workwear in Europe) and Swift Europe (which markets denim in Europe). The Company believes in training individuals to sell and market specific products as opposed to marketing fabrics generally.


Raw Materials and Services

     The Company's principal raw materials are cotton and polyester. Cotton is available from a large number of suppliers. The quantity of plantings, crop and weather conditions, agricultural policies, domestic uses, exports and market conditions can significantly affect the cost and availability of cotton, but, to date, the Company has experienced no difficulty obtaining adequate supplies of cotton. The Company enters into contracts for cotton several months in advance of expected delivery to ensure availability. The prices associated with these contracts may be either fixed at the time the contract is signed or at a later date.

     The U.S. restricts the importation of cotton. In order to make the price of domestic cotton competitive with prices quoted in the world market, the U.S. Department of Agriculture has adopted a program under which it pays rebates to users of domestically produced cotton according to a formula based on relative world and domestic cotton prices when domestic prices exceed world prices. Additionally, under certain circumstances this program permits U.S. manufacturers to import limited amounts of cotton.

     The price of polyester is determined by supply and demand and other uses of the petroleum used to produce polyester. While the Company currently purchases polyester from two principal suppliers, polyester is readily available from other suppliers. The Company has not experienced any difficulty in obtaining sufficient quantities of polyester, and although no assurances can be made, does not anticipate any difficulty in meeting its needs in the future.


     The Company purchases spun yarn and greige fabric to supplement its own production. These products are available from a number of suppliers.

     The Company purchases its dyes and chemicals from several suppliers. Dyes and chemicals are available from a large number of suppliers, and the Company has not experienced any difficulty in obtaining sufficient quantities.

     The Company in its home fashions business employs the services of several outside processors to dye or print greige fabric in accordance with customers' specifications. The Company has established strong relationships with the outside processors and has not experienced any difficulty in meeting customer delivery dates. These services are also available from other providers.

Competition

     General

     The Company has numerous competitors in each of the categories in which it competes.

     Purchasing decisions by the Company's customers are influenced by a number of factors, including quality, price, manufacturing flexibility, delivery time, customer service, product styling and differentiation. Competition among U.S. and foreign manufacturers is affected by changing relative labor and raw material costs, lead times, political instability and infrastructure deficiencies of newly industrializing countries, ecological concerns, human resource laws, fluctuating currency exchange rates, individual government policies and international agreements regarding textile and apparel trade.

     U.S. government policy has been favorable to the U.S. textile industry. The Company's customers receive favorable duty and, in certain instances, quota treatment by taking advantage of the U.S. "807" and "807A" tariff programs, as well as NAFTA. Under tariff program "807," garment textile components cut in the U.S. and assembled offshore can be brought back into the U.S. subject to existing quotas, with duty only imposed on the value added offshore. Under tariff program "807A," which falls under the Caribbean Basin Initiative, garments that are cut in the U.S. using U.S. fabric and trim and then assembled in a beneficiary country benefit from preferential quota as well as duty treatment upon import into the U.S.

     The Company believes that it has benefited, and will continue to benefit, from the 1994 implementation of NAFTA, which phases out duties and quotas on certain textiles and apparel shipped between Mexico, the U.S. and Canada. NAFTA's yarn forward rule of origin assures that only those textiles produced in NAFTA countries benefit from the phasing out of duties and quotas.

     The Company believes that GATT and the ATC will, for the most part, have a negative effect on the domestic textile and apparel industry. The ten-year phaseout of quotas under the ATC, which replaces the existing system of bilateral import restrictions imposed under the Multifiber Arrangement, will gradually allow more imports to enter the country. The Company, however, also believes that there may be some benefits from GATT and the ATC, as they will open foreign markets to the Company's customers which the Company believes will allow it to supply customers in such foreign markets.


     Cotton Casuals

     There are several major domestic competitors in the finished cotton casual apparel fabrics business, none of which dominates the market. The Company's major competitors include Delta Woodside Industries, Inc., Graniteville Company, a division of Avondale Mills, Inc. and Milliken & Company Inc. The Company's technical expertise in finishing enables it to provide a number of value-added fabrics to differentiate itself from its competitors, including an extensive range of faced finished flannel and suede finished fabrics.


     Denim

     The U.S. denim market is highly concentrated with four denim manufacturers supplying approximately 70% of the market. Cone Mills Corporation, Avondale Mills, Inc. and Burlington are Swift's major competitors. In Europe, the Company believes that Swift Europe is the leader in the value-added market with a rich mix of differentiated products. Its principal competitors include Kaihara in Japan, Hellenic Fabrics S.A. in Greece, Orta Anadolu in Turkey, Atlantic Mills Ltd. in Ireland and Tavex Algodonera, S.A. in Spain.


     Corduroy

     The Company is the only vertically integrated domestic producer of corduroy fabrics. Competition to the Company's corduroy business is mostly from imported garments and, to a lesser extent, a domestic converter of fabrics.


     Workwear

     The Company's major domestic competitors in the workwear and careerwear business are Graniteville Company, Riegel Textile Corp., a division of Mount Vernon Mills, Inc., Milliken & Company Inc. and Spring Industries, Inc.

     Klopman is the leading pan-European manufacturer and distributor of workwear and careerwear fabrics, holding a 40% market share based on the Company's estimates. It competes with domestic suppliers in each country it serves. Its major competitors in its principal markets are Lauffenm\)hle GmbH (recently sold to Matfatial Industries of India), Carrington Career and Workwear Fabrics and Royal Ten-Cate NV.


     G&L Service Company

     G&L Service Company competes with numerous garment manufacturers throughout the world. Some of these competitors are larger and have greater financial resources than G&L Service Company.


     Home Fashion Fabrics

     The Company's Home Fashion Fabrics division competes with a number of printers and dyers offering similar services, including Raytex Finishing Company, Santee Print Works, Inc. and Slater Screen Print Works.


Backlog

     The Company's order backlog consists of orders that are not subject to cancellation prior to shipment, although the Company has in the past accommodated customer requests for order deferments due to unusual circumstances. Galey & Lord's order backlog at December 27, 1997 was $168.4 million, a 1% increase from the December 28, 1996 backlog of $166.9 million. Apparel fabrics backlog increased 2% as a result of a stronger business environment than fiscal 1996. Home fabrics backlog decreased 12%, primarily due to a decline in orders from a Home Fashion Fabrics customer who filed for bankruptcy protection during the June quarter of 1997. The customer was subsequently sold and the Company is selling to the new owner under standard credit terms. The Acquired Business' order backlog at December 31, 1997 was $99.4 million, a 7% decrease from the December 31, 1996 backlog of $106.6 million.


Employees

     Prior to giving effect to the Acquisition, at December 27, 1997, the Company had 3,859 U.S. employees none of whom were covered by a collective bargaining agreement. Of these employees, 3,274 were employed in manufacturing and 585 in administration and sales. Also, at December 27, 1997, G&L Service Company had 2,433 employees in Mexico. The majority of these employees are covered by a collective bargaining agreement which expires January 1, 1999. At December 27, 1997, the Acquired Business had 2,821 U.S. employees, 680 Canadian employees and 708 employees in operations elsewhere in the world, mainly in Europe. Of these employees 2,633 were covered by collective bargaining agreements. One collective bargaining agreement covering 1,250 employees, expiring in 1998, has been renewed for a three year term effective January 31, 1998. Substantially all of the Company's employees are full-time.

     The Company experienced labor disruptions at its facilities in Piedras Negras, Mexico during the September quarter of fiscal 1997 due to concerns that the union employees had relating to the election of their local union leader. Throughout this time, the Company's relationship with the union remained strong, and the Company believes that the labor problems have been resolved. The Company has not subsequently experienced any additional labor disruptions.

Properties

     The following table sets forth the general location, principal uses and approximate size of the Company's principal properties and whether such properties are leased or owned:



                                                                                          Approximate      Leased
                                                                                            Area In          Or
Facility Name                   Location                  Use                             Square Feet       Owned
-----------------------------   -----------------------   ----------------------------   ------------- --------------
Flint .......................   Gastonia, NC              Spinning                           250,000       Owned
Brighton ....................   Shannon, GA               Spinning and weaving               877,000       Owned
McDowell ....................   Marion, NC                Weaving                            222,000       Owned
Society Hill ................   Society Hill, SC          Dyeing and finishing               527,000       Owned
Society Hill II .............   Society Hill, SC          Dyeing, finishing and              250,000       Owned
                                                          warehousing
Asheboro ....................   Asheboro, NC              Weaving and greige cloth           386,000       Owned
                                                          storage
Caroleen ....................   Caroleen, NC              Spinning                           375,000       Owned
Corporate Offices ...........   Greensboro, NC            Corporate                           24,000       Leased
Executive Offices ...........   New York, NY              Executive and sales office          22,000       Leased
Blue Warehouse ..............   Society Hill, SC          Greige and finished cloth          100,000       Owned
                                                          storage
Hermitage Warehouse .........   Rome, GA                  Cotton and yarn storage             45,000       Leased
Riverside Warehouse .........   Rome, GA                  Cotton and yarn storage             20,000       Leased
Red Warehouse ...............   Marion, NC                Yarn storage                        33,000       Owned
Elm Street Warehouse ........   Greensboro, NC            Finished cloth storage             108,000       Owned
G&L Service Company
  (Dimmit Industries) .......   Piedras Negras, MX        6 sewing and garment               228,000       Leased
                                                          finishing facilities
Eagle Pass Facilities .......   Eagle Pass, TX            1 cutting and 1                     16,000       Leased
                                                          warehousing facility
Swift Executive Offices .....   Atlanta, GA               Executive offices                   14,000       Leased
Swift Operations Offices        Columbus, GA              Operations and sales                27,000       Leased
Erwin Plant .................   Erwin, NC                 Spinning                         1,325,000       Owned
Erwin Plant .................   Erwin, NC                 Weaving, dyeing and                343,000       Owned
                                                          finishing
6th Avenue Plant ............   Columbus, GA              Spinning                           963,000       Owned
Boland Plant ................   Columbus, GA              Weaving, dyeing and                480,000       Owned
                                                          finishing
Drummondville Plant .........   Drummondville, Quebec     Spinning, weaving, dyeing          523,000       Owned
                                                          and finishing
Klopman Plant ...............   Frosinone, Italy          Spinning, weaving, dyeing          861,000       Owned
                                                          and finishing
Sitex Plant .................   Sousse, Tunisia           Spinning                           456,000   Joint Venture
Sitex Plant .................   Ksar Hellal, Tunisia      Weaving and finishing              771,000   Joint Venture

     The Company's factories worldwide (i) had a combined total of 1,671 air jet looms and 846 Sulzer looms at December 31, 1997, (ii) spun 311.9 million pounds of yarn during fiscal year 1997, (iii) wove 305.6 million linear yards of fabric during fiscal year 1997, and (iv) finished 334.2 million linear yards of fabric during fiscal year 1997.

     The Company believes that its facilities are suitable to service its current level of sales and have additional capacity to satisfy its foreseeable needs. To meet increasing demand for the Company's garments, the Company is constructing an additional garment manufacturing facility in Monclova, Mexico.

     The Company's executive and sales offices, located at 980 Avenue of the Americas, New York, New York, are occupied pursuant to a lease that expires in 2003. The lease for corporate offices in Greensboro, North Carolina also expires in 2003, with a five-year renewal option.

Government Regulation

     The Company is subject to various environmental laws and regulations in its operations governing the discharge, storage, handling and disposal of a variety of substances in the North American and European countries in which it operates. In particular, such laws include (i) in the United States, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Resource Conservation Recovery Act (including amendments relating to underground tanks) and the Federal "Superfund" program, and (ii) in Canada, the Canadian Environmental Protection Act, the Hazardous Products Act, the Hazardous Materials Information Review Act, the Fisheries Act, the Environmental Protection Act (Ontario), the Water Resources Act (Ontario) and the Environmental Quality Act (Quebec). In addition, the Company's operations are governed by laws and regulations relating to workplace safety and worker health in the North American and European countries in which it operates. In particular, in the United States, the Occupational Safety and Health Act and regulations thereunder, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. Additionally, in Canada the Occupational Health and Safety Act (Ontario), the Act Respecting Occupational Health and Safety (Quebec) and their respective regulations establish standards for dust, noise and substances including, among others, asbestos and formaldehyde and regulate the use of hazardous chemicals in the workplace.

     South Carolina environmental authorities recently approved a closure plan for an aeration pond at the Company's Society Hill facility that was formerly used for wastewater treatment. The Company also intends to undertake the remediation of environmental conditions at a site near its Erwin, North Carolina facility. The Company does not expect the expenditures and capital outlays involved in the implementation of these efforts to be material.

                                   MANAGEMENT

     The following table sets forth information with respect to the current directors, executive officers and certain other officers of the Company:



Name                            Age                      Current Position
----------------------------   -----   ---------------------------------------------------
       Arthur C. Wiener        60      Chairman of the Board, President, Chief Executive
                                       Officer and Director
       Robert McCormack        49      Executive Vice President and President -- Woven
                                       Division, Apparel Marketing Group
       Charles A. Blalock      50      Executive Vice President of Manufacturing
       Michael R. Harmon       50      Executive Vice President, Chief Financial Officer,
                                       Treasurer and Secretary
       John Heldrich           45      Executive Vice President and President of Swift
       Giuseppe Rodin-         59      President of Klopman
       Lee Abraham             70      Director
       Paul G. Gillease        65      Director
       William deR. Holt       69      Director
       Howard S. Jacobs        55      Director
       William M.R. Mapel      66      Director
       Stephen C. Sherrill     45      Director
       David F. Thomas         48      Director

     Arthur C. Wiener has been Chairman of the Board of the Company since February 1992 and President and Chief Executive Officer of the Company since February 1988. He was Group Vice President of Burlington and President of Burlington's Blended Division, the Company's predecessor, from October 1984 to February 1988. Mr. Wiener was President of the Apparel Fabrics Marketing Division of Dan River Inc., a textile manufacturer, from 1975 to October 1984. He was employed by the Menswear Division of Burlington in various capacities from 1966 to October 1975, including as President from 1973 to October 1975.

     Robert McCormack has been Executive Vice President of the Company since May 1992 and President of the Apparel Marketing Group of the Company's Woven Division since April 1994. Mr. McCormack was Executive Vice President of the Apparel Marketing Group of the Company's Woven Division from February 1988 to April 1994. He was employed by Burlington as a merchandise manager from April 1986 to February 1988 and as a sales manager for finished goods from January 1985 to April 1986.

     Charles A. Blalock has been Executive Vice President of Manufacturing of the Company since March 1990. He was Plant Manager of the Company's dyeing and finishing plant located in Society Hill, South Carolina from February 1988 to March 1990. Mr. Blalock was employed by Burlington in various line and staff positions from September 1972 to February 1988, including most recently as Plant Manager of the dyeing and finishing plant located in Society Hill from February 1987 to February 1988.

     Michael R. Harmon has been Executive Vice President and Chief Financial Officer of the Company since March 1991 and Secretary and Treasurer of the Company since February 1988. He was Vice President of Finance of the Company from February 1988 to March 1991. Mr. Harmon was employed by Burlington in various accounting and financial capacities from May 1970 to February 1988, most recently as Administrative Vice President and Controller from November 1987 to February 1988.

     John Heldrich has been Executive Vice President of the Company since February 1998 and President of Swift since August of 1994. He was President of Swift Marketing Worldwide from July 1991 to August 1994. Mr. Heldrich was President of the Fashion Apparel Division of Milliken & Company Inc. in New York from 1987 through 1991. From May 1974 to 1987, Mr. Heldrich held various marketing and manufacturing positions at Milliken & Company Inc. in New York, Spartanburg, South Carolina, and the United Kingdom.

     Giuseppe Rodino has been President of Klopman since January 1993. From April 1991 to January 1993, Mr. Rodin- was General Manager of C.D.I. for Ring Denim Fabrics and M.C.M for cotton fabrics for Leisurewear at the Imatessile Group. From June 1989 to April 1991, Mr. Rodin- was Managing Director of Faema S.p.A. Between 1966 and 1989, Mr. Rodin- held various sales and managerial positions at Klopman Mills and Klopman in New York, Rome and London.

     Lee Abraham has been a director of the Company since February 1993. Mr. Abraham served as Chairman and Chief Executive Officer of Associated Merchandising Corporation, a retail merchandising and sourcing company, from 1977 until his retirement in January 1993. Mr. Abraham is a director of Liz Claiborne, Inc., a sportswear apparel company; Salomon Smith Barney Income & Equity Funds, a registered investment company; R.G. Barry Corporation, a manufacturer of slippers; and Signet Group, plc, an owner and operator of retail jewelry stores in the U.S. and the United Kingdom.

     Paul G. Gillease has been a director of the Company since November 1993. He has been a consultant for Guilford Mills, Inc., a manufacturer of knitted textiles, since November 1993. Mr. Gillease was employed by E.I. Du Pont de Nemours & Company Incorporated in various executive capacities from 1961 to his retirement in October 1993, including most recently as Vice President and General Manager responsible for textile fiber operations from October 1990 to October 1993. Mr. Gillease is a director of Pillowtex, Inc., a home furnishings manufacturer, and Guilford Mills, Inc.

     William deR. Holt has been a director of the Company since April 1988. He was employed for 37 years by Burlington in various capacities, including most recently as a Group Vice President until his retirement in March 1988.

     Howard S. Jacobs has been a director of the Company since February 1989. He has been a member of the law firm of Rosenman & Colin LLP, New York, New York, counsel to the Company, since March 1994. For more than five years prior to March 1994, Mr. Jacobs was a member of two other law firms located in New York City, each of which was former counsel to the Company.

     William M.R. Mapel has been a director of the Company since February 1989. Mr. Mapel was employed by Citibank, N.A. in various executive capacities from 1969 to his retirement in October 1988, including most recently as a Senior Vice President and Chairman of the Policy Committee of the North American Finance Group from 1986 to September 1988. Mr. Mapel is a director of NSC Corporation, an environmental service company; Brundage, Story & Rose Investment Trust, a registered investment company; and Churchill Capital Partners, a registered investment company.

     Stephen C. Sherrill has been a director of the Company since May 1993. Mr. Sherrill was formerly a director of the Company from February 1988 to February 1992. Mr. Sherrill has been a principal of Bruckman, Rosser, Sherrill & Co., Inc., a private equity investment firm, since February 1995. For more than five years prior to February 1995, Mr. Sherrill was a Managing Director or Vice President of Citicorp Venture Capital, Ltd. ("CVC"), a venture capital and leveraged buyout company which is a subsidiary of Citibank N.A. Mr. Sherrill is a director of Jitney Jungle Stores of America Inc., a regional chain of grocery stores; Windy Hill Pet Food Company, Inc., a manufacturer of pet food products; and B&G Foods, Inc., a manufacturer, marketer and distributor of food products.


     David F. Thomas has been a director of the Company since March 1996. Mr. Thomas has been a Managing Director of CVC for more than five years and has been the President of 399 Venture Partners, Inc., a venture capital and leveraged buyout company which is a subsidiary of Citibank N.A. and an affiliate of CVC, since December 1994. Mr. Thomas is a director of Anvil Knitwear, Inc., a designer, manufacturer and marketer of activewear apparel; Lifestyle Furnishings International Ltd., a manufacturer of residential furniture and decorative home furnishings fabrics; Neenah Corporation, a manufacturer of iron castings for use in municipal and industrial markets; Plainwell, Inc., a producer and marketer of paper products; Stage Stores, Inc., an operator of retail apparel stores; and a number of private companies.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 15, 1998 regarding the ownership of common stock of the Company by (i) each person who is known to the management of the Company to have been the beneficial owner of more than 5% of the outstanding shares of the Company's common stock, (ii) each director and nominee for director, (iii) each executive officer and (iv) all directors and executive officers of the Company as a group.



               Name and Address of                         Position with                Amount and Nature of          % of
                Beneficial Owner                            the Company                 Beneficial Ownership          Class
------------------------------------------------   -----------------------------   -----------------------------   ----------
 Citicorp Venture Capital, Ltd. ................               None                         4,629,502 (1)              39.5%
  399 Park Avenue
  New York, New York 10043
 FMR Corp. .....................................               None                         1,089,600 (2)               9.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
 Dimensional Fund Advisors, Inc. ...............               None                           662,600 (3)               5.7%
  1099 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
 Arthur C. Wiener ..............................      Chairman of the Board,                1,026,700 (4)(5)            8.5%
  980 Avenue of the Americas                           President and Chief
  New York, New York 10018                              Executive Officer
 Lee Abraham ...................................             Director                          11,100 (5)(6)              *
  106 Barnes Road
  Stamford, Connecticut 06902
 Paul G. Gillease ..............................             Director                          12,792 (5)(6)(7)           *
  15 McMullen Farm Lane
  West Chester, Pennsylvania 19382
 William deR. Holt .............................             Director                          20,400 (5)(6)              *
  206 Meadowbrook Terrace
  Greensboro, North Carolina 27408
 Howard S. Jacobs ..............................             Director                          23,600 (5)(6)              *
  575 Madison Avenue
  New York, New York 10022
 William M.R. Mapel ............................             Director                          24,130 (5)(6)              *
  18 Stephanie Lane
  Darien, Connecticut 06820
 Stephen C. Sherrill ...........................             Director                         176,547 (5)(6)            1.5%
  126 East 56th Street
  New York, New York 10022
 David F. Thomas ...............................             Director                          52,208 (5)                 *
  399 Park Avenue
  New York, New York 10043
 Charles A. Blalock ............................     Executive Vice President                  83,925 (8)                 *
  7736 McCloud Road, Suite 300                           of Manufacturing
  Greensboro, North Carolina 27409
 Michael R. Harmon .............................    Executive Vice President,                 127,430 (9)               1.1%
  7736 McCloud Road, Suite 300                       Chief Financial Officer,
  Greensboro, North Carolina 27409                   Treasurer and Secretary
 John Heldrich .................................     Executive Vice President                   6,000 (10)                *
  5 Concourse Parkway, Suite 2300
  Atlanta, Georgia 30328
 Robert McCormack ..............................     Executive Vice President                 123,600 (11)              1.1%
  980 Avenue of the Americas                          and President -- Woven
  New York, New York 10018                         Division, Apparel Marketing
                                                              Group
 All directors and executive officers as a group
  (12 persons) .................................                                            1,688,432 (5)              13.6%

----------
     * Less than one percent (1%).

(1) Based upon information contained in a Schedule 13G filed with the Commission on March 13, 1998 (the "Schedule 13G") by Citicorp. CVC is a wholly-owned subsidiary of Citibank, N.A.; Citibank, N.A. is a wholly-owned subsidiary of Citicorp. The Schedule 13G indicates that neither Citicorp nor Citibank, N.A. have any dispositive power or voting power with respect to any of the shares except through CVC. Excludes shares of Common Stock owned by employees of CVC, as to which CVC disclaims beneficial ownership.

(2) Based upon information contained in a Schedule 13G filed by FMR Corp. ("FMR"), a holding company, with the Commission on February 11, 1997, as amended on September 9, 1997 and February 10, 1998 (the "Schedule 13G"). Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment adviser registered under the Investment Advisors Act of 1940 is the beneficial owner of these shares as a result of acting as investment adviser to various investment companies including Fidelity Low-Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, which holds 694,300 of the shares. Members of the Edward C. Johnson, 3d family and trusts for their benefit own approximately 40% of the voting power of FMR. Through such ownership and the execution of a certain shareholders' voting agreement, members of the Johnson family, including Abigail Johnson, may be deemed to form a controlling group with respect to FMR. Edward C. Johnson, 3d, Chairman of FMR, and FMR through its control of Fidelity, each has sole power to dispose of the 1,089,600 shares. Neither FMR nor Edward C. Johnson, 3d has sole power to vote or direct the vote of any of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees.

(3) Based upon information contained in a Schedule 13G filed with the Commission on February 10, 1998 (the "Schedule 13G") by Dimensional Fund Advisors Inc. ("Dimensional"). The Schedule 13G indicates that Dimensional has sole dispositive power with respect to all of the shares, sole voting authority with respect to 441,800 of the shares, and no voting authority with respect to 220,800 of the shares.

(4) Includes 8,000 shares held by the Wiener Foundation, a not-for-profit corporation controlled by Mr. Wiener and his immediate family members.

(5) Includes shares subject to currently exercisable stock options as follows:
    Mr. Wiener -- 428,700; Mr. Abraham -- 6,000; Mr. Gillease -- 6,000; Mr.
    Holt -- 18,000; Mr. Jacobs -- 20,000; Mr. Mapel -- 8,000; Mr. Sherrill --
    11,000; Mr. Thomas -- 9,000; and all directors and executive officers of the Company as a group -- 687,700.

(6) Includes shares issued under and subject to the Company's 1996 Restricted Stock Plan (the "Restricted Stock Plan") as follows: Mr. Abraham -- 3,600; Mr. Gillease -- 5,435; Mr. Holt -- 2,400; Mr. Jacobs -- 3,600; Mr. Mapel -- 3,600; and Mr. Sherrill -- 5,435.

(7) Includes 500 shares held by Mr. Gillease's wife.

(8) Includes (i) 12,025 shares held by Mr. Blalock's wife, (ii) 100 shares held by Mr. Blalock's daughter, and (iii) 61,800 shares subject to currently exercisable stock options.

(9) Includes (i) 21,919 shares held by Mr. Harmon's wife, (ii) 17,000 shares held in a self-directed individual retirement account, (iii) 500 shares held in trust for the benefit of Mr. Harmon's daughter, with Mr. Blalock as trustee, and (iv) 62,600 shares subject to currently exercisable stock options.

(10) Represents shares subject to currently exercisable stock options.

(11) Includes 50,600 shares subject to currently exercisable stock options. Excludes 5,866 shares subject to currently exercisable stock options held by Mr. McCormack's wife, as to which Mr. McCormack disclaims beneficial ownership.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

     The Company has entered into the Senior Credit Facility, dated as of January 29, 1998, as amended, with a lender group led by FUNB, as agent and lender. The Senior Credit Facility provides for (i) a revolving line of credit under which the Company may borrow up to an amount (including letters of credit up to an aggregate of $30.0 million) equal to the lesser of $225.0 million or a borrowing base (comprised of eligible accounts receivable and eligible inventory, as defined in the Senior Credit Facility), (ii) a term loan in the principal amount of $155.0 million ("Term Loan B") and (iii) a term loan in the principal amount of $110.0 million ("Term Loan C"). Under the Senior Credit Facility borrowings were, and are required to be, used to refinance the Company's prior senior credit facility with FUNB, to fund the Acquisition, to pay for certain closing costs and expenses related to the Acquisition and for general corporate and working capital purposes.

     Under the Senior Credit Facility, the revolving line of credit expires on March 27, 2004 and the principal amount of (i) Term Loan B is repayable in 24 quarterly payments of $387,500 until March 27, 2004 and, thereafter, four quarterly payments of $36,425,000 until Term Loan B's maturity on April 2, 2005 and (ii) Term Loan C is repayable in 28 quarterly payments of $275,000 until April 2, 2005 and, thereafter, four quarterly payments of $25,575,000 until Term Loan C's maturity on April 1, 2006. Under the Senior Credit Facility, the interest rate on the Company's borrowings under its revolving line of credit and term loans initially is fixed at a per annum rate, at the Company's option, of either LIBOR plus 2.25%, LIBOR plus 2.75% and LIBOR plus 3.00%, respectively, or the greater of the prime rate or the federal funds rate plus
 .50% plus a margin of 1.00% for revolving loans, 1.5% for Term Loan B and 1.75% for Term Loan C for at least two full fiscal quarters following the closing of the Acquisition. Thereafter, the revolving line of credit borrowings will bear interest at a per annum rate, at the Company's option, of either (i) (a) the greater of the prime rate or the federal funds rate plus .50% plus (b) a margin of 0%, .25%, .50%, .75% or 1.00%, based on the Company achieving certain leverage ratios (as defined in the Senior Credit Facility) or (ii) LIBOR plus a margin of .75%, 1.00%, 1.25%, 1.50%, 1.75%, 2.00% or 2.25%, based on the
Company achieving certain leverage ratios. Term Loan B and Term Loan C will bear interest at a per annum rate, at the Company's option, of (A) with respect to Term Loan B either (i) (a) the greater of the prime rate or federal funds rate plus .50%, plus (b) a margin of .25%, .50%, .75%, 1.00%, 1.25% or 1.50%, based on the Company achieving certain leverage ratios or (ii) LIBOR plus a margin of 1.50%, 1.75%, 2.00%, 2.25%, 2.50% or 2.75%, based on the Company achieving certain leverage ratios or (B) with respect to Term Loan C, either
(i) (a)the greater of the prime rate or federal funds rate plus .50%, plus (b) a margin of .50%, .75%, 1.00%, 1.25%, 1.50% or 1.75%, based on the Company achieving certain leverage ratios, or (ii) LIBOR plus a margin of 1.75%, 2.00%, 2.25%, 2.50%, 2.75%, or 3.00%, based on the Company's achieving certain leverage ratios.

     The Company's obligations under the Senior Credit Facility are secured by all of the assets (other than real property) of the Company and each of its domestic Subsidiaries, and a pledge by the Company and each of its domestic Subsidiaries of all the outstanding capital stock of its respective domestic Subsidiaries and a pledge of 65% of the outstanding voting capital stock, and 100% of the outstanding non-voting capital stock, of any of its respective directly owned foreign Subsidiaries. In addition, payment of all obligations under the Senior Credit Facility is guaranteed by each of the Company's domestic Subsidiaries. Under the Senior Credit Facility, the Company is required to make mandatory prepayments of principal annually in an amount equal to 50% of Excess Cash Flow (as defined in the Senior Credit Facility), and also in the event of certain dispositions of assets or debt or equity issuances (all subject to certain exceptions) in an amount equal to 100% of the net proceeds received by the Company therefrom.

     The Senior Credit Facility contains certain covenants, including, without limitation, those limiting the Company's and its Subsidiaries' ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of its business, make certain investments or pay dividends. In addition, the Senior Credit Facility requires the Company to meet certain financial ratio tests and limits the amount of capital expenditures which the Company and its Subsidiaries may make in any fiscal year.

                       DESCRIPTION OF THE EXCHANGE NOTES

General

     The Initial Notes have been, and the Exchange Notes are to be, issued under the Indenture among the Company, Galey & Lord Industries, Inc. ("Industries"), G&L Service Company, Swift Textiles, Inc. ("Textiles"), Swift Denim Services, Inc. ("Denim Services") and SunTrust Bank, Atlanta, as Trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

     The Exchange Notes will be unsecured senior subordinated obligations of the Company. The Exchange Notes will be unconditionally guaranteed on an unsecured senior subordinated basis by Industries, G&L Service Company, Textiles, Denim Services and all other future direct and indirect Domestic Restricted Subsidiaries of the Company (each a "Note Guarantee" and collectively the "Note Guarantees") (Industries, G&L Service Company, Textiles, Denim Services and each future Domestic Restricted Subsidiary of the Company that provides a Note Guarantee are sometimes hereinafter referred to as a "Note Guarantor" and collectively the "Note Guarantors"), and the Company will cause each future Domestic Restricted Subsidiary to enter into a supplemental indenture providing for a Note Guarantee.

     The following is a summary of certain provisions of the Indenture and the Exchange Notes, a copy of which Indenture has been filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act.

     Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at First Chicago Trust Company, 14 Wall Street, 8th Floor, New York, New York 10005), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Exchange Note register.

     The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.


Terms of the Exchange Notes

     The Exchange Notes will be limited to $300.0 million aggregate principal amount and will mature on March 1, 2008. The Exchange Notes will bear interest at the rate per annum shown on the cover page hereof from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing September 1, 1998. The Company will pay interest on overdue principal at 2.0% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months.


Optional Redemption

     Except as set forth in the following paragraph, the Exchange Notes will not be redeemable at the option of the Company prior to March 1, 2003. On or after March 1, 2003 the Exchange Notes will be redeemable in cash, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:



Period                                     Redemption Price
---------------------------------------   -----------------
         2003 .........................   104.563%
         2004 .........................   103.042%
         2005 .........................   101.521%
         2006 and thereafter ..........   100.000%


     In addition, at any time and from time to time prior to March 1, 2001 the Company, at its option, may redeem in the aggregate up to 35.0% of the original principal amount of the Exchange Notes with the Net Cash Proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 109.125% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65.0% of the original principal amount of the Exchange Notes must remain outstanding after each such redemption; and provided, further, that each such redemption shall occur within 60 days of the date of closing of the related Public Equity Offering.

     In the case of any partial redemption, selection of the Exchange Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Exchange Note of $1,000 in original principal amount or less shall be redeemed in part. If any Exchange Note is to be redeemed in part only, the notice of redemption relating to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note.



Ranking of the Exchange Notes

     The Indebtedness evidenced by the Exchange Notes will be senior subordinated, general unsecured obligations of the Company. The payment of the principal of, premium (if any) and interest on the Exchange Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred. In addition, the Exchange Notes will be effectively subordinated to all Senior Indebtedness of Note Guarantors and to all obligations of any other Subsidiaries of the Company, including any obligation of a Receivables Subsidiary under a Receivables Program.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Exchange Notes in accordance with the provisions of the Indenture. The Exchange Notes will rank pari passu with or be senior to all other Indebtedness of the Company. Although the Indenture limits the aggregate amount of additional Indebtedness that the Company may incur, the Indenture does not limit the amount of such Indebtedness that may be Senior Indebtedness of the Company. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or reorganization of, or similar proceeding relating to, the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Exchange Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Exchange Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Exchange Noteholders that, due to the subordination provisions, should not have been made to them, such Exchange Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     Notwithstanding anything herein to the contrary, the Company may not pay principal of, premium (if any) or interest on the Exchange Notes or make any deposit pursuant to the provisions described under " --

Defeasance" below and may not repurchase, redeem or otherwise retire any Exchange Notes (collectively, "pay the Exchange Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Exchange Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Exchange Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because a Representative of the holders of such Designated Senior Indebtedness has notified the Trustee that the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Exchange Notes after the end of such Payment Blockage Period. The Exchange Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     If payment of the Exchange Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

     By reason of the subordination provisions contained in the Indenture, in the event of an insolvency, bankruptcy, reorganization, or liquidation of the Company, or upon the occurrence of a Change of Control or an Asset Sale requiring repurchase by the Company of any Exchange Notes, there may not be sufficient assets remaining to satisfy the claims of the Holders after satisfying the claims of creditors of the Company who are holders of Senior Indebtedness and claims of creditors of the Company's Subsidiaries. See "Risk Factors -- Subordination of the Exchange Notes." As of December 27, 1997, after giving effect to the Acquisition and the financing thereof (including the Offering), the Company's Senior Indebtedness would have been $397.1 million. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See " -- Certain Covenants -- Limitation on Indebtedness."

     The terms of the subordination provisions described above will not apply to payment from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Exchange Notes pursuant to the provisions described under " -- Defeasance".


Note Guarantees

     Each Note Guarantor will irrevocably and unconditionally guarantee on an unsecured senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Exchange Notes, whether for principal of or interest on the Exchange Notes, expenses, indemnification or otherwise (all such obligations guaranteed by a Note Guarantor being herein called the "Guaranteed Obligations"). Each Note Guarantor will agree to pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under a Note Guarantee with respect to a Note Guarantor.

     The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinate in right of payment to the rights of holders of all Senior Indebtedness of the respective Note Guarantors, including Guarantees of the Senior Credit Facility. As of December 27, 1997, after giving effect to the financing of the Acquisition, the Note Guarantors collectively had outstanding $405.1 million of Senior Indebtedness (including the guarantees under the Senior Credit Facility). Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the relevant Note Guarantor without rendering such Note Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors -- Fraudulent Conveyance."

     Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns. Each Note Guarantee shall be a guarantee of payment and not of collection.

     In the event of a sale or other disposition of all of the assets of any Note Guarantor by way of merger, consolidation, or otherwise, or a sale or other disposition of all of the Capital Stock of any Note Guarantor, by way of merger, consolidation or otherwise, such Note Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Note Guarantor) will be released and relieved of its obligations under its Note Guarantee or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Note Guarantor) will not be required to enter into a Note Guarantee; provided, in each case, that such transaction is carried out pursuant to and in accordance with " -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and, if applicable, " -- Merger and Consolidation."


Ranking of Note Guarantees

     The Note Guarantees are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of Senior Indebtedness of the Company and of the relevant Note Guarantor, which will include Guarantees of the Senior Credit Facility.

     Upon any payment or distribution of the assets of a Note Guarantor upon a total or partial liquidation, dissolution or reorganization of, or similar proceeding relating to, such Note Guarantor or its property, the holders of Senior Indebtedness of such Note Guarantor will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment with respect to the relevant Note Guarantee, and until the Senior Indebtedness of such Note Guarantor is paid in full, any payment or distribution to which Exchange Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness of such Note Guarantor as their interests may appear. If a distribution is made to Exchange Noteholders that, due to the subordination provisions, should not have been made to them, such Exchange Noteholders are required to hold it in trust for the holders of Senior Indebtedness of such Note Guarantor and pay it over to them as their interests may appear.

     Notwithstanding anything herein to the contrary, a Note Guarantor may not pay principal of, premium (if any) or interest on the Exchange Notes or make any deposit pursuant to the provisions described under " -- Defeasance" below and may not repurchase, redeem or otherwise retire any Exchange Notes (collectively, "pay the Exchange Notes") if (i) any Designated Senior Indebtedness of the relevant Note Guarantor is not paid when due or (ii) any other default on Designated Senior Indebtedness of such Note Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, such Note Guarantor may pay the Exchange Notes without regard to the foregoing if such Note Guarantor and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness of such Note Guarantor with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness of such Note Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Note Guarantor may not pay the Exchange Notes for the Payment Blockage Period commencing upon the receipt by the Trustee (with a copy to such Note Guarantor) of a Blockage Notice from the Representative of the holders of such Designated Senior Indebtedness and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and such Note Guarantor from the Person or Persons who gave such Blockage Notice, (ii) because a Representative of the holders of such Designated Senior Indebtedness has notified the Trustee that the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness of such Note Guarantor or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, such Note Guarantor may resume payments on the Exchange Notes after the end of such Payment Blockage Period. Each Note Guarantee shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of a Note Guarantor during such period.

     By reason of the subordination provisions contained in the Indenture, in the event that the Note Guarantors are required to make payments under the Note Guarantees, there may not be sufficient assets remaining to satisfy the claims of the Holders with respect to the Note Guarantees after satisfying the claims of creditors of the Note Guarantors who are holders of Senior Indebtedness of the Note Guarantors. Although the Indenture contains limitations on the amount of additional Indebtedness that the Note Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See " -- Certain Covenants -- Limitation on Indebtedness."


Book-Entry, Delivery and Form

     Except as set forth below, the Exchange Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form without interest coupons (each a "Global Exchange Note" and collectively the "Global Exchange Notes") in minimum denominations of $1,000 and integral multiples in excess thereof. Each Global Exchange Note will be deposited with the Trustee as custodian for the Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee for credit to the respective accounts of the purchasers at the Depository, Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System (Euroclear) or Cedel Bank, Soci-t- Anonyme ("CEDEL"). Except as set forth below, a Global Exchange Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in a Global Exchange Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     Holders whose Initial Notes were issued in registered certificated form without interest coupons (the "Certificated Initial Notes") are entitled to receive Exchange Notes in registered certificated form without interest coupons (the "Certificated Exchange Notes") instead of a beneficial interest in a Global Exchange Note. Holders tendering Certificated Initial Notes who wish to receive an interest in the Global Exchange Note may elect to do so by so indicating in the Letter of Transmittal.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Cross-market transfers between Depository participants, on the one hand, and directly or indirectly through Euroclear or CEDEL participants, on the other, will be effected in the Depository in accordance with Depository rules or on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in a Global Exchange Note in the Depository and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. CEDEL participants and Euroclear participants may not deliver instructions directly to the depositaries for CEDEL or Euroclear.

     Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Exchange Note from a Depository participant will be credited during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the Depository settlement date, and such credit will be reported to the relevant Euroclear or CEDEL participant on such processing day. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Exchange Note by or through a Euroclear or CEDEL participant to a Depository participant will be received with value on the Depository settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day following settlement in the Depository.

     Upon the issuance of a Global Exchange Note, the Depository or its custodian will credit, on its book-entry registration and transfer system, the principal amount of the Exchange Notes represented by such Global Exchange Note to the accounts of participants, including Euroclear and CEDEL. Ownership of beneficial interests in a Global Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Exchange Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository or its nominee (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Exchange Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Exchange Note.

     So long as the Depository, or its nominee, is the registered holder and owner of a Global Exchange Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchange Notes for all purposes of such Exchange Notes and the Indenture. Except as set forth below, owners of beneficial interests in a Global Exchange Note will not be entitled to have the Exchange Notes represented by such Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under a Global Exchange Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Exchange Note desires to take any action that the Depository, as the holder of such Global Exchange Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Investors may hold their interests in a Global Exchange Note directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC, including CEDEL and Euroclear. CEDEL and Euroclear will hold interests in a Global Exchange Note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the Global Exchange Note in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, New York will initially act as a depositary for CEDEL and Chase Manhattan Bank, New York will initially act as depositary for Euroclear.

     Payment of principal of and interest on Exchange Notes represented by a Global Exchange Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of such Global Exchange Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on a Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of a Global Exchange Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a Global Exchange Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have


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any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in a Global Exchange Note owning through such participants.

     Unless and until exchanged in whole or in part for Certificated Exchange Notes, a Global Exchange Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of interests in a Global Exchange Note among participants of the Depository, Euroclear and CEDEL they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository, Euroclear or CEDEL or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


Certificated Exchange Notes

     The Exchange Notes represented by a Global Exchange Note are exchangeable for Certificated Exchange Notes in denominations of $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Exchange Notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Exchange Notes represented by the Global Exchange Notes or
(iii) a default entitling the holders of the Exchange Notes to accelerate the maturity thereof has occurred and is continuing. Any Exchange Note that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Exchange Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, a Global Exchange Note is not exchangeable, except for a Global Exchange Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.


Change of Control

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

       (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 45.0% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors;

       (ii) the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where
   (x) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities or other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (y) immediately after such transaction no "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Permitted Holders) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have

   "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (1) 45.0% or more of the voting power of the Voting Stock of the surviving or transferee corporation on a fully diluted basis, after giving effect to the conversion or exercise of all outstanding warrants, options and other securities of such surviving or transferee corporation, convertible into or exercisable for Voting Stock of such surviving or transferee corporation (whether or not such securities are then currently convertible or exercisable) and (2) a greater percentage of the voting power of the Voting Stock of such surviving or transferee corporation calculated on such fully diluted basis, than the percentage beneficially owned by the Permitted Holders; or

       (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);
(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Exchange Notes purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under " -- Certain Covenants -- Limitation on Indebtedness." Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Exchange Notes protection in the event of a highly leveraged transaction.

     So long as any obligations of the Company remain outstanding under the Senior Credit Facility or the commitments under the Senior Credit Facility have not been terminated, the Senior Credit Facility prohibits (unless permitted by the requisite percentage of lenders thereunder) the Company from purchasing any Exchange Notes, or making any deposit with the Trustee pursuant to the provisions described under " -- Defeasance". As of December 27, 1997, on a pro forma basis, borrowings of $397.1 million were outstanding under the Senior Credit Facility. The Senior Credit Facility also provides that the occurrence of certain change of control events with respect to the Company will constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of the lenders under the Senior Credit Facility to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture which would,


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

in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Exchange Notes.

     Future Senior Indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Exchange Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to Holders of Exchange Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company does not, as of the date of this Prospectus, have any indebtedness outstanding that is pari passu with the Exchange Notes that contains repurchase provisions in the event of a Change of Control. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Exchange Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Exchange Notes then outstanding.


Certain Covenants

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness: The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness (including without limitation, any Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, in addition to Permitted Indebtedness, the Company or any Restricted Subsidiary may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if (i) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence thereof or would result as a consequence of such proposed Incurrence and (ii) immediately after giving effect to such proposed Incurrence, the Consolidated Coverage Ratio of the Company is at least 2.0 to 1.0.

     Limitation on Restricted Payments: (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default or Event of Default shall have occurred and be continuing (or would result therefrom); (2) the Company or such Restricted Subsidiary is not able to Incur, after giving effect to such Restricted Payment, an additional $1.00 of Indebtedness pursuant to the second sentence under " -- Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) beginning on the first day of the fiscal quarter beginning immediately following the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of, or as a capital contribution in respect of, its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and (E) $10.0 million.


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

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (1) if no Default or Event of Default shall have occurred and be continuing, any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or capital contribution shall be excluded from the calculation of amounts under clause (3) (B) of paragraph (a) above; (2) if no Default or Event of Default shall have occurred and be continuing, any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be incurred under the "Limitation on Indebtedness" covenant; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, that such dividend shall be included in the calculation of the amount of Restricted Payments; and (4) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, any purchase of any fractional share of Capital Stock of the Company resulting from (A) any dividend or other distribution on outstanding shares of Capital Stock that is payable in shares of such Capital Stock (including any stock split or subdivision of the outstanding Capital Stock of the Company), (B) any combination of all of the outstanding shares of Capital Stock of the Company,
(C) any reorganization or consolidation of the Company in any merger of the Company with or into any other Person or (D) the conversion of any securities of the Company into shares of Capital Stock of the Company; provided, however, that such purchases shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries:
The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by the profits of the Company or such Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or to any Restricted Subsidiary or (c) to transfer any of its property or assets to the Company or to any Restricted Subsidiary, except any encumbrance or restriction existing under or by reason of (i) the Senior Credit Facility as in effect on the Issue Date; (ii) the Notes, the Indenture or the Note Guarantees; (iii) a Receivables Program of a Receivables Subsidiary; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger at the time of entering into such Receivables Program in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof; (iv) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (v) Refinancing Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii), (iii) or (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement are no less favorable to the Noteholders than encumbrances and restrictions contained in such agreements governing the Indebtedness being refinanced; (vi) customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (vii) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and
(viii) applicable law.

     Limitation on Liens: The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or of any Restricted Subsidiary, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, other than Permitted Liens, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured.

     Limitation on Sales of Assets and Subsidiary Stock: (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Sale (which fair market value shall be determined in good faith by the Board of Directors for any transaction (or series of transactions) involving in excess of $1,000,000) and at least 75% of the consideration received therefor by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such sale and (ii) an amount equal to 100% of the Net Available Cash from such Asset Sale is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness and, in the case of any Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, within 180 days from the date of such Asset Sale and (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, and within 180 days from the date of such Asset Sale, to (1) make an investment in properties or assets that replace the properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in a Related Business or (2) acquire the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock; provided that such Person is, at the time it becomes a Restricted Subsidiary, engaged in a Related Business.

     (b) Any Net Available Cash not applied within 180 days after the consummation of an Asset Sale as provided in clauses (A) or (B) of paragraph
(a) above will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company will be obligated to make offers to purchase the Notes in an amount equal to the amount of Excess Proceeds (and not just the amount thereof that exceeds $5,000,000) at a purchase price in cash equal to 100% of the principal amount thereof (without premium) plus accrued and unpaid interest thereon to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an offer to purchase made pursuant to this paragraph is less than the amount of Excess Proceeds, the Company may use such deficiency, or a portion thereof, for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders is greater than the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of such an offer to purchase, the amount of Excess Proceeds will be reset at zero, subject to any subsequent Asset Sale.

     (c) In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under the caption "Certain Covenants -- Merger and Consolidation" below, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Available Cash for purposes of this covenant.

     (d) If at any time any non-cash consideration received by the Company or any Subsidiary in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Available Cash thereof shall be applied in accordance with this covenant.

     (e) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions: (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such

Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1,000,000, (i) are set forth in writing and (ii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction involves an amount in excess of $5,000,000, have been determined by a nationally recognized investment banking or accounting firm having experience in such matters to be fair, from a financial point of view, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under " -- Limitation on Restricted Payments;" (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans or arrangements approved by the Board of Directors; (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $2,000,000 in the aggregate outstanding at any one time; (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries; and (vi) any Affiliate Transaction (x) between the Company and a Restricted Subsidiary, (y) between Restricted Subsidiaries or (z) between the Company or a Restricted Subsidiary and a Joint Venture; provided that, no Affiliate of the Company other than a Restricted Subsidiary owns any Capital Stock in or otherwise has a material financial interest in any such Restricted Subsidiary or Joint Venture, as the case may be.

     Limitation on the Sale or Issuance of Capital Stock of Restricted
Subsidiaries: The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except to the Company or a Restricted Subsidiary; provided, however, that this covenant will not prohibit the sale of 100% of the shares of the Capital Stock of any Restricted Subsidiary owned by the Company or any Restricted Subsidiary effected in accordance with the covenants described under " -- Limitation on Sales of Assets and Subsidiary Stock" and " -- Merger and Consolidation."

     Merger and Consolidation: The Company shall not, and shall not permit any Restricted Subsidiary to, consolidate with or merge with or into any Person (other than the consolidation or merger of a Wholly-Owned Restricted Subsidiary with another Wholly-Owned Restricted Subsidiary or into the Company), or sell, assign, convey, transfer, lease or otherwise dispose of (or permit any Subsidiary to sell, assign, convey, transfer, lease or otherwise dispose of), in one transaction or a series of transactions, all or substantially all its assets (determined on a consolidated basis for the Company and its Subsidiaries) to, any Person, unless: (i) the Company, in the case of a transaction involving the Company, or such Restricted Subsidiary in the case of a transaction involving a Restricted Subsidiary, shall be the resulting, surviving or transferee Person or the resulting, surviving or transferee Person (in either case, the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or such Restricted Subsidiary) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, or the obligation of such Restricted Subsidiary under its Note Guarantee, as the case may be; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company as a result of such transaction as having been Incurred by such Successor Company at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Company, if the transaction involves a Restricted Subsidiary, or the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to the second sentence under " -- Limitation on Indebtedness," (iv) in the case of a transaction involving the Company, immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; (v) if, as a result of any such transaction, property or assets of the Company or a Restricted Subsidiary would become subject to a Lien securing Indebtedness not excepted from the provisions of the Indenture described above under the caption " -- Limitation on Liens," the Company, any such Restricted Subsidiary or the Successor Company, as the case may be, shall have secured the Notes and the relevant Note Guarantees, as required by such provisions; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate


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

and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company or such Restricted Subsidiary, as the case may be, and shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary under the Indenture, but the predecessor Company or Restricted Subsidiary in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Exchange Notes.

     Limitation on Layered Indebtedness: The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is subordinate in right of payment to any other Indebtedness, unless such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the Exchange Notes or, in the case of Restricted Subsidiaries that are Note Guarantors, such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the Note Guarantees of such Note Guarantors.

     The Note Guarantors will not, directly or indirectly, Guarantee any Indebtedness of the Company that is subordinate in right of payment to any other Indebtedness of the Company unless such Guarantee is subordinate in right of payment to, or ranks pari passu with, the Note Guarantees of such Note Guarantors.

     Additional Subsidiary Guarantees: The Indenture will provide that in the event that any Person shall become a Domestic Restricted Subsidiary, the Company shall cause such Domestic Restricted Subsidiary (an "Additional Guarantor") to concurrently guarantee (an "Additional Guarantee") the Company's obligations under the Indenture and the Exchange Notes to the same extent that the Note Guarantors have guaranteed the Company's obligations under the Indenture and the Exchange Notes, it being understood that such Additional Guarantee shall be subordinated in right of payment to Senior Indebtedness of such Additional Guarantor including Guarantees constituting Senior Indebtedness; provided, however, that each Additional Guarantor will be automatically and unconditionally released and discharged from its obligations under such Additional Guarantee only in accordance with the last paragraph set forth under " -- Note Guarantees."

     Commission Reports: Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and Exchange Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, the Company will make available, upon request, to any holder and any prospective purchaser of Exchange Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act.


Defaults

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under " -- Change of Control," and under " -- Certain Covenants" under " -- Merger and Consolidation," " -- Limitation on Sales of Assets and Subsidiary Stock," " -- Limitation on Indebtedness," or " -- Limitation on Restricted Payments" above, (iv) the failure by the Company to comply for 30 days after notice with its other agreements contained in the Indenture, (v) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10,000,000 (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (vii) any judgment or decree for the payment of money in excess of $10,000,000 is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days (the "judgment default provision") or (viii) the Note Guarantee of any Note Guarantor ceases to be in full force and effect (other than (x) in accordance with the terms of such Note Guarantee or (y) with respect to any Note Guarantor that is not a Significant Subsidiary, as a result of the occurrence of an event described in clause (vi) of this paragraph) or any Note Guarantor denies or disaffirms its obligations under its


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

Note Guarantee. However, a default under clause (iv) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing (other than an Event of Default described in clause (vi) of the preceding paragraph with respect to the Company), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (vi) of the preceding paragraph occurs and is continuing with respect to the Company, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless
(i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.


Amendments and Waivers

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under " -- Optional Redemption," (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions,
(viii) make any change to the subordination


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

provisions of the Indenture that would adversely affect the Noteholders or (ix) make any change in the Note Guarantees that would adversely affect the Noteholders.

     Without the consent of any Holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Exchange Notes in addition to or in place of Certificated Exchange Notes (provided that the uncertificated Exchange Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Notes are described in Section 163(f)(2)(B) of the
Code), to add guarantees with respect to the Exchange Notes, to secure the Exchange Notes, to add to the covenants of the Company for the benefit of the Holders of the Exchange Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Exchange Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Exchange Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Exchange Notes, or any defect therein, will not impair or affect the validity of the amendment.


Defeasance

     The Company at any time may terminate all its obligations under the Exchange Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Notes, to replace mutilated, destroyed, lost or stolen Exchange Notes and to maintain a registrar and paying agent in respect of the Exchange Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under " -- Certain Covenants" (other than the covenant described under " -- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under " -- Defaults" above and the limitations contained in clauses (iii) and (iv) under " -- Certain Covenants -- Merger and Consolidation" (and clause (iii) of the first paragraph under " -- Defaults" as it relates to clauses (iii) and (iv) under " -- Certain Covenants -- Merger and Consolidation") above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default specified in clause (iii), (iv) or
(viii) under " -- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under " -- Certain Covenants -- Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all its obligations with respect to its Note Guarantee.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).



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

Concerning the Trustee

     SunTrust Bank, Atlanta is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Exchange Notes.

     The Holders of a majority in principal amount of the outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.


Governing Law

     The Indenture provides that it and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.


Certain Definitions

     "Acquired Indebtedness" means, with respect to any Person, (i) any Indebtedness or Disqualified Stock of any other Person existing at the time such Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, and in either case for purposes of the Indenture shall be deemed to be incurred by such specified Person at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person or at the time such asset is acquired by such specified Person, as the case may be.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" (including with correlative meaning, the terms "controlling," "controlled by" and "under common control with") when used with respect to any Person, means (i) the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise or (ii) the beneficial ownership of 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of such Person.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, lease, assignment, transfer or other disposition for value (including, without limitation, pursuant to any amalgamation, merger or consolidation or pursuant to any sale and leaseback transaction) by the Company or by any of its Restricted Subsidiaries to any Person other than the Company or any of its Wholly-Owned Restricted Subsidiaries (any such transaction, a "disposition") of
(i) any of the stock of any of the Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or of any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Company or of any of its Subsidiaries; excluding (a) any disposition of Cash Equivalents or inventory in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of the Company or any of its Subsidiaries or the lease or sublease of any real or personal property in the ordinary course of business, (b) dispositions of stock or assets the aggregate value of which does not exceed $10,000,000 less the aggregate value of all other dispositions of stock or assets made subsequent to the Issue Date pursuant to this clause (b), (c) exchanges of properties or assets for other properties or assets, excluding cash or Cash Equivalents but including the Capital Stock of a Person if, as a result of such exchange, such Person becomes a Restricted Subsidiary; provided, that the property or assets so acquired, or the property or assets of the Person the Capital Stock of which is so acquired (1) are used in a Related Business and
(2) have a fair market value at least equal to the fair market value of the assets or properties being exchanged (as evidenced by a resolution of the Company's Board of Directors), (d) for purposes of " -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition made in accordance with " -- Certain Covenants -- Limitation on Restricted Payments," and (e) the sale or other transfer or disposition of Receivables and Related Assets pursuant to a Receivables Program.

     "Board of Directors" means, as the context requires, the Board of Directors of the Company or the applicable Restricted Subsidiary, as the case may be, or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of Charlotte, North Carolina or New York, New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

     "Capitalized Lease Obligation" means, as to any person, the obligations of such Person under a lease that are required to be capitalized and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P's or Moody's; and (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P's or Moody's; and (vi) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in clause (i) or clause (ii) above and are with any commercial bank described in clause (iv) above.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of Consolidated EBITDA of the Company during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis, in accordance with Article 11 of Regulation S-X under the Securities Act, for the period of such calculation to (a) the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such Guaranteed Indebtedness as if the Company or such Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such Guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (iii) notwithstanding clause (i) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate or Currency Protection Agreements shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated EBITDA" means, with respect to the Company, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (a) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus
(b) the product of (i) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Capital Stock that is not Disqualified Stock) paid, accrued or scheduled to be paid or accrued during such period times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (i) the aggregate of all cash and non-cash interest expense (minus amortization or write-off of deferred financing costs included in cash or non-cash interest expense) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net costs under Interest Rate or Currency Protection Agreements, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonment or reserves relating thereto, (b) items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company, (d) the net income (but not loss) of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or to a Wholly-Owned Restricted Subsidiary of the Company by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time after September 30, 1997, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Consolidated Non-Cash Charges" means with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means, in respect of the Company, the Senior Credit Facility and any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20,000,000 and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" and, in respect of any Note Guarantor, any Guarantee by such Note Guarantor of Designated Senior Indebtedness of the Company.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the first anniversary of the Stated Maturity of the Exchange Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "Change of Control" and under " -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Domestic Restricted Subsidiary" means any direct or indirect Restricted Subsidiary of the Company that is organized under the laws of the United States, any state thereof or the District of Columbia.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the published rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports


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required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder" or "Exchange Noteholder" means the Person in whose name an Exchange Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination all indebtedness, obligations and liabilities of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) Capitalized Lease Obligations, (iv) notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money, of such Person, (v) any indebtedness, obligation or liability of such Person owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months (or a longer period of up to one year, if such terms are available from suppliers in the ordinary course of business) from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (vi) all indebtedness, obligations and liabilities secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person except that "Indebtedness" shall not include trade payables and accrued liabilities Incurred in the ordinary course of business for the purchase of goods or services which are not secured by a Lien other than a Lien permitted pursuant to clause (ii) of the definition of Permitted Liens and obligations under Interest Rate or Currency Protection Agreements, (vii) Guarantees of such Person in respect of Indebtedness of other Persons and (viii) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Stock.

     "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company.

     "Interest Rate or Currency Protection Agreement" of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements), and/or other types of interest hedging agreements and any currency protection agreement (including foreign exchange contracts, currency swap agreements or other currency hedging arrangements) in support of the Company's business and not of a speculative nature.


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     "Investment" in any Person means any direct or indirect advance, loan
(other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Unrestricted Subsidiary at the time of such redesignation as a Restricted Subsidiary less (y) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time of such redesignation as a Restricted Subsidiary; and
(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Initial Notes were originally issued.

     "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, and with respect to which the Company and its Restricted Subsidiaries own less than a majority of the aggregate voting power of all classes of the Capital Stock; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

     "Lien" means any mortgage, pledge, assignment, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

     "Net Available Cash" means, with respect to any Asset Sale, payments in cash or Cash Equivalents received therefrom net of bona fide direct costs of sale, including, but not limited to, (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on, any Indebtedness that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and (iv) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments or liabilities relating to the Asset Sale retained by the Company or any of its Restricted Subsidiaries, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments, payable by the Company or any of its Restricted Subsidiaries, shall constitute Net Available Cash on such date.

     "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the proceeds of such issuance or sale in the form of cash or Cash Equivalents net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company or any Restricted Subsidiary, as the case may be.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Permitted Holders" means (i) Citicorp Venture Capital, Ltd., (ii) FMR Corp., (iii) Arthur C. Weiner, his family members and any trusts, the only beneficiaries of which are Arthur C. Weiner or his family members and (iv) partnerships, corporations or limited liability companies which control or are controlled by the persons or entities described in clauses (i), (ii) or (iii).


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     "Permitted Indebtedness" means each of the following:

       (i) Indebtedness under the Notes, the Indenture and the Note Guarantees;

       (ii) Indebtedness under the Senior Credit Facility; provided that the aggregate principal amount of Indebtedness outstanding under the Senior Credit Facility at any one time shall not exceed the greater of $490.0 million (less the then outstanding principal amount of Indebtedness arising under any Receivables Program of the Company or any Restricted Subsidiary, other than Indebtedness described in clause (v) or (vi) below) and the sum of (x) 55% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than accounts receivable subject to any Receivables Program of the Company or any Restricted Subsidiary), in each case determined in accordance with GAAP;

       (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

       (iv) Interest Rate or Currency Protection Agreements of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Rate or Currency Protection Agreements of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that (a) such Interest Rate or Currency Protection Agreements are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Rate or Currency Protection Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate or Currency Protection Agreements relates and (b) such Interest Rate or Currency Protection Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

       (v) Indebtedness of a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Wholly-Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Wholly-Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

       (vi) Indebtedness of the Company to a Wholly-Owned Restricted Subsidiary for so long as such Indebtedness is held by a Wholly-Owned Restricted Subsidiary, subject to no Lien; provided that (a) any Indebtedness of the Company to any Wholly-Owned Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and (b) if as of any date any Person other than a Wholly-Owned Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

       (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

       (viii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

       (ix) Refinancing Indebtedness Incurred in respect of Indebtedness originally incurred pursuant to the second sentence under "Limitation on Indebtedness" or pursuant to this clause (ix) or clause (i) or (ii) of this definition;


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

       (x) Additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding for Capitalized Lease Obligations or for purposes of financing the purchase price or construction cost of equipment, fixtures or similar property;

       (xi) Indebtedness Incurred by a Receivables Subsidiary, other than Indebtedness described in clause (v) or (vi) above, in an amount not exceeding 95% of the aggregate unpaid balance of the Receivables and Related Assets of such Receivables Subsidiary at the time of such Incurrence pursuant to a Receivables Program; and

       (xii) Additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding.

     "Permitted Investment" means any of the following:

       (i) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

       (ii) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

       (iii) Investments in cash and Cash Equivalents;

       (iv) loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2,000,000 at any one time outstanding;

       (v) Interest Rate or Currency Protection Agreements entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

       (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

       (vii) consideration other than cash or Cash Equivalents received by the Company or its Restricted Subsidiaries in connection with an Asset Sale made in compliance with the "Limitation on Sales of Assets and Subsidiary Stock" covenant;

       (viii) Investments by the Company or a Restricted Subsidiary in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that (x) such Investment is made by a Receivables Subsidiary and (y) the only assets transferred to such trust, limited liability company, special purpose or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary; and

       (ix) Investments not to exceed $10,000,000 at any one time outstanding.

  "Permitted Liens" means any of the following:

       (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

       (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

       (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);


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

       (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

       (v) easements, rights-of-way zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Subsidiaries;

       (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

       (vii) purchase money Liens to finance property or assets of the Company or a Restricted Subsidiary acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

       (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

       (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

       (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

       (xi) Liens securing Interest Rate or Currency Protection Agreements which Interest Rate or Currency Protection Agreements relate to Indebtedness that is incurred under the Indenture;

       (xii) Liens securing Senior Indebtedness, including, without limitation, Indebtedness under the Senior Credit Facility;

       (xiii) Liens existing on the Issue Date and Liens to secure any Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the "Limitation on Liens" covenant and which Indebtedness has been incurred in accordance with the "Limitation on Indebtedness" covenant; provided that such new Liens (A) are no less favorable to the Holders of Exchange Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to any property or assets other than the property or assets securing the Indebtedness refinanced or replaced by such Refinancing Indebtedness; and

       (xiv) Liens securing Acquired Indebtedness incurred in accordance with the second sentence of the "Limitation on Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.


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     "Post-Petition Interest" means all interest accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding (and interest that would accrue but for the commencement of any Insolvency or Liquidation Proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

     "Preferred Stock" means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Principal" of an Exchange Note means the principal of the Exchange Note plus the premium, if any, payable on the Exchange Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of any class of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (i) an underwritten Public Equity Offering of the Company has been consummated and (ii) at least 10% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interest in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

     "Receivables Program" means, with respect to any Person, any accounts receivable securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including to a trust, limited liability company, special purpose entity or other similar entity.

     "Receivables Subsidiary" means a Wholly-Owned Restricted Subsidiary (i) created for the purpose of financing receivables created in the ordinary course of business of the Company and its Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Company and its Subsidiaries and related Permitted Investments.

     "Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Related Business" means the businesses of the Company and the Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.


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     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Wholly-Owned Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary held by any Person (other than the Company or a Wholly-Owned Restricted Subsidiary), or any warrants, rights or options to acquire shares of any class of such Capital Stock, (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Facility" means the Loan Agreement dated as of January 29, 1998 among the Company, the guarantors listed therein and FUNB as lender and agent thereunder, pursuant to which the Company may borrow up to $490,000,000 in the aggregate at any one time outstanding, together with the documents related thereto (including, without limitation, the Wachovia Letter of Credit, any guarantee agreements and security documents), as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Senior Indebtedness" means with respect to any Person, (i) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including Post-Petition Interest) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the instrument creating or evidencing any of the obligations referred to in clauses
(i) or (ii) or pursuant to which any such obligations are outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the "Limitation on Indebtedness" covenant.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company or a Restricted Subsidiary of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the Note Guarantees pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of outstanding shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by an registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-l" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that (A) either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under " -- Limitation on Restricted Payments" and (B) such Subsidiary to be so designated and each of its Subsidiaries has not at the time of such designation, and does not thereafter, Incur any Indebtedness pursuant to which the lender has recourse to any of the assets or properties of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness pursuant to the second sentence under " -- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wachovia Letter of Credit" means that irrevocable letter of credit no. LC 968-044594 dated May 17, 1994, issued by Wachovia Bank of North Carolina, National Association in favor of First Citizens Bank & Trust Company, as trustee under those $7,200,000 South Carolina Jobs-Economic Development Authority Tax-Exempt Adjustable Mode Economic Development Revenue Bonds (Galey & Lord Industries, Inc. Project) Series 1994, for the account of Industries in the original maximum amount of $7,830,000, as such letter of credit may be modified, supplemented, extended and replaced from time to time.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payments at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.
     "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly-Owned Restricted Subsidiaries.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of Notes by Holders that acquire Notes at original issuance for cash at their face value. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to investors who hold the Notes as capital assets. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have acquired Notes as part of a straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the U.S. dollar). This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Department ("Treasury") regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.


Tax Consequences of the Exchange Offer

     The exchange of Initial Notes for Exchange Notes pursuant to the Exchange Offer will not be considered a taxable exchange for U.S. federal income tax purposes because the Exchange Notes will not differ materially in kind or extent from the Initial Notes and because the exchange will occur by operation of the terms of the Notes. Accordingly, such exchange will have no U.S. federal income tax consequences to Holders of Initial Notes. A Holder's adjusted tax basis and holding period in an Exchange Note will be the same as such Holder's adjusted tax basis and holding period, respectively, in the Initial Note exchanged therefor. All references to Notes under this heading "Certain U.S. Federal Income Tax Considerations," apply equally to Exchange Notes.

     Holders considering the exchange of Initial Notes for Exchange Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under state, local or foreign income tax or other tax law.



U.S. Taxation of U.S. Holders

     As used herein, the term "U.S. Holder" means a Holder of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S.,
(ii) a corporation or partnership created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or
(iv) a trust, if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of such trust; and the term "Non-U.S. Holder" means a Holder of a Note that is not a U.S. Holder.


     Payments of Interest

     Stated interest payable on the Notes generally will be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.


     Payments on Registration Default

     Because the Notes provide for the payment of liquidated damages under certain circumstances, the Notes may be subject to Treasury regulations applicable to debt instruments that provide for one or more contingent payments. See "Description of the Notes -- Registered Exchange Offer; Registration Rights." Under such Treasury regulations, if the payment of such liquidated damages is, as of the Issue Date, either a "remote" or "incidental" contingency, the payment of liquidated damages would not be considered a contingent payment and the U.S. federal income tax treatment of such liquidated damages generally would be the same as that described under "Payments of Interest" above. The Company intends to take the position that, solely for these purposes, the payment of liquidated damages is a remote or incidental contingency; such determination is binding on a U.S. Holder unless such holder discloses to the Internal Revenue Service (the "IRS") that it is taking a contrary position.

     If the Company becomes obligated to pay liquidated damages, a U.S. Holder generally would be required to include the initial payment of liquidated damages in income as ordinary income when received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. In addition, the Notes would be treated as having been reissued at such time for their "adjusted issue price" (i.e., generally, the stated principal amount of the Notes). If, at the time of such deemed reissuance, the possibility that the Company would be required to make additional payments of liquidated damages were not a remote or incidental contingency, a U.S. Holder could be required to accrue the projected payments of liquidated damages into income on a constant yield basis, which could result in a holder recognizing income prior to the receipt of the related cash payment. Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of liquidated damages on the Notes.


     Disposition of the Notes

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note (collectively, a "Disposition"), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such U.S. Holder's adjusted tax basis in the Note. Such capital gain or loss generally will be long-term capital gain or loss if the holding period for the Note exceeds one year at the time of the Disposition. Non-corporate taxpayers may be taxed at reduced rates of federal income tax in respect of long-term capital gains realized on a Disposition of Notes in certain instances (e.g., generally, long-term capital gain recognized by an individual U.S. Holder would be subject to a maximum tax rate of 20% in respect of Notes held for more than eighteen months, or to a maximum rate of 28% in respect of Notes held in excess of one year but for eighteen months or less). Prospective investors should consult their tax advisors regarding the tax consequences of realizing long-term capital gains.

     The exchange of a Certificated Note for an interest in a Global Note, and the exchange of a new Note for the unredeemed portion of an original Note partially redeemed with the proceeds of one or more Public Equity Offerings pursuant to the terms of the Indenture, will not constitute a "significant modification" of the Note for U.S. federal income tax purposes and, accordingly, the Certificated Note or new Note received (as the case may be) would be treated as a continuation of the original Note in the hands of such U.S. Holder. As a result, there would be no U.S. federal income tax consequences to a U.S. Holder who exchanges a Certificated Note for an interest in a Global Note or exchanges an original Note for a new Note as part of a partial redemption of Notes with the proceeds of one or more Public Equity Offerings.


U.S. Taxation of Non-U.S. Holders

     Payments of Interest

     In general, payments of interest received by a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that (i) the Non-U.S. Holder
(a) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (c) provides, under penalties of perjury (either directly or through a financial institution that holds the Note on behalf of the Non-U.S. Holder and that holds customers' securities in the ordinary course of its trade or business), the Company or its agent with the Non-U.S. Holder's (or, if different, the beneficial owner's) name and address and certifies, under penalties of perjury, that it is not a U.S. Holder, (ii) the interest received on the Note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. and the Non-U.S. Holder complies with certain reporting requirements; or (iii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the Non-U.S. Holder complies with certain reporting requirements. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

 Disposition of the Notes

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the Disposition of a Note, unless (i) the gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the Disposition and certain other requirements are satisfied. In addition, an exchange of a Certificated Note for an interest in a Global Note or an exchange of the unredeemed portion of an original Note for a new Note as part of a partial redemption of Notes with the proceeds of one or more Public Equity Offerings will not constitute a taxable exchange of the note for Non-U.S. Holders. See "U.S. Taxation of U.S. Holders -- Disposition of the Notes."


     Effectively Connected Income

     If interest and other payments received by a Non-U.S. Holder with respect to the Notes (including proceeds from the Disposition of the Notes) are effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such Holder's ownership of the notes), such Non-U.S. Holder will generally be subject to the rules described above under "U.S. Taxation of U.S. Holders" (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the U.S. "branch profits tax" if such Holder is a corporation.


     U.S. Federal Estate Taxes

     A Note beneficially owned by an individual who is a Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of such death if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) interest payments with respect to the Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business.


Backup Withholding and Information Reporting

     Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the Disposition of, the Notes. In general, backup withholding only will be imposed on a U.S. Holder if he, she or it (i) fails to furnish a taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he, she or it has failed to report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury that he, she or it (a) has furnished a correct TIN and
(b) has not been notified by the IRS that he, she or it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, such payments of principal and interest to U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     Backup withholding generally will not apply to payments made to a Non-U.S. Holder of a Note who provides the certification described under "U.S. Taxation of Non-U.S. Holders -- Payments of Interest" or otherwise establishes an exemption from backup withholding. Payments by a U.S. office of a broker or the proceeds of a disposition of the Notes generally will be subject to backup withholding at a rate of 31% unless the Non-U.S. Holder certifies it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     The amount of any backup withholding imposed on a payment to a Holder will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.


Recently Issued Treasury Regulations

     On October 6, 1997, Treasury issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 1998. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Note. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the Notes.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Initial Notes) other than dealers' and brokers' discounts, commissions and counsel fees and will indemnify the holders of the Initial Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Exchange Notes being offered hereby and certain other legal matters in connection with the Exchange Offer will be passed upon for the Company by Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022. Howard S. Jacobs, a member of Rosenman & Colin LLP, is a director and the Assistant Secretary of the Company and is the beneficial owner of 23,600 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements of Galey & Lord, Inc. at September 28, 1996 and September 27, 1997, and for each of the three years in the period ended September 27, 1997, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the Acquired Business at June 30, 1996 and 1997, and for each of the three years in the period ended June 30, 1997, appearing in this Registration Statement have been audited by Deloitte & Touche, independent chartered accountants, as set forth in their report thereon appearing elsewhere herein which is based in part on the report of KPMG, chartered accountants. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                               GALEY & LORD, INC.

                         INDEX TO FINANCIAL STATEMENTS



GALEY & LORD, INC.
  Audited Consolidated Financial Statements
  Report of Independent Auditors .........................................................    F-2
  Consolidated Balance Sheets at September 28, 1996 and September 27, 1997 ...............    F-3
  Consolidated Statements of Operations for each of the three years ended September 27,
  1997....................................................................................    F-4
  Consolidated Statements of Cash Flows for each of the three years ended September 27,
  1997....................................................................................    F-5
  Consolidated Statements of Stockholders' Equity for each of the three years ended
   September 27, 1997 ....................................................................    F-6
  Notes to Consolidated Financial Statements .............................................    F-7
  Unaudited Consolidated Financial Statements
  Unaudited Consolidated Balance Sheets at December 28, 1996, December 27, 1997
   and September 27, 1997
   .......................................................................................    F-20
   Unaudited Consolidated Statements of Operations for the three months ended
   December 28, 1996 and December 27, 1997
   .......................................................................................    F-21
   Unaudited Consolidated Statements of Cash Flows for the three months ended
   December 28, 1996 and December 27, 1997
   .......................................................................................    F-22
  Notes to Unaudited Consolidated Financial Statements ...................................    F-23
ACQUIRED BUSINESS
  Audited Combined Financial Statements
  Independent Auditors' Report ...........................................................    F-27
  Combined Statements of Income and Deficit for each of the three years ended June 30,
  1997                                                                                        F-28
  Combined Balance Sheets at June 30, 1996 and 1997 ......................................    F-29
  Combined Statements of Cash Flows for each of the three years ended June 30, 1997 ......    F-30
  Basis of Presentation ..................................................................    F-31
  Significant Accounting Policies ........................................................    F-33
  Notes to the Combined Financial Statements .............................................    F-35
  Unaudited Condensed Combined Interim Financial Statements
  Unaudited Condensed Combined Statements of Income and Deficit for the
  three-month and the six-month periods ended December 31, 1996 and 1997..................    F-48
  Unaudited Condensed Combined Balance Sheets at June 30, 1997 and December 31, 1997 .....    F-49
  Unaudited Condensed Combined Statements of Cash Flows for the three-month and six-month
   periods ended December 31, 1996 and 1997 ..............................................    F-50
  Basis of Presentation ..................................................................    F-51
  Notes to the Unaudited Condensed Combined Financial Statements .........................    F-53

                        REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND STOCKHOLDERS
GALEY & LORD, INC.

     We have audited the accompanying consolidated balance sheets of Galey & Lord, Inc. as of September 28, 1996 and September 27, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Galey & Lord, Inc. at September 28, 1996 and September 27, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 27, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note A to the consolidated financial statements, effective October 1, 1995, the Company changed its method of accounting for stock-based compensation.





ERNST & YOUNG LLP


Greensboro, North Carolina
October 30, 1997, except for Notes B and E as to which the date is November 19, 1997 and for the last paragraph of Note J as to which the date is December 16, 1997

                              GALEY & LORD, INC.


                          CONSOLIDATED BALANCE SHEETS


            (Dollar amounts in thousands, except par value amounts)

                                    ASSETS


                                                                                        September 28,     September 27,
                                                                                             1996             1997
                                                                                       ---------------   --------------
Current assets:
 Cash and cash equivalents .........................................................      $   3,799        $   2,277
 Trade accounts receivable, less deductions for doubtful receivables, discounts,
   returns and allowances of $1,434 in 1996 and $4,687 in 1997 (Note E).............         74,180           80,633
 Sundry notes and accounts receivable ..............................................            164              206
 Inventories (Notes D and E) .......................................................         76,934           92,517
 Income taxes receivable (Note F) ..................................................             --            1,412
 Deferred income taxes (Note F) ....................................................            404               --
 Prepaid expenses and other current assets .........................................          1,853            3,894
                                                                                          ---------        ---------
   Total current assets ............................................................        157,334          180,939
Property, plant and equipment, at cost (Note E):
 Land ..............................................................................          1,529            1,529
 Buildings .........................................................................         34,954           43,654
 Machinery, fixtures and equipment .................................................        118,923          147,239
 Equipment under capital leases ....................................................          6,793            4,762
                                                                                          ---------        ---------
                                                                                            162,199          197,184
 Less accumulated depreciation and amortization ....................................        (55,178)         (67,739)
                                                                                          ---------        ---------
                                                                                            107,021          129,445
Deferred charges less accumulated amortization of $302 in 1996 and $380 in
 1997 ..............................................................................          1,055              820
Intangibles less accumulated amortization of $3,730 in 1996 and $5,409 in
 1997 ..............................................................................         39,466           37,987
                                                                                          ---------        ---------
                                                                                          $ 304,876        $ 349,191
                                                                                          =========        =========
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt (Note E) ........................................      $  13,506        $  13,281
 Trade accounts payable ............................................................         20,957           23,488
 Accrued salaries and employee benefits ............................................         10,766            9,450
 Accrued liabilities ...............................................................          3,311            3,582
 Income taxes payable (Note F) .....................................................          1,115               --
 Deferred income taxes .............................................................             --              633
                                                                                          ---------        ---------
   Total current liabilities .......................................................         49,655           50,434
Commitments and contingencies (Note I)
Long-term debt (Note E) ............................................................        149,265          176,755
Other long-term liabilities ........................................................            143               --
Deferred income taxes (Note F) .....................................................         16,168           17,685
Stockholders' equity:
 Common Stock-$.01 par value, authorized 25,000,000 shares; issued
   11,951,844 shares in 1996 and 12,053,694 shares in 1997, outstanding
   11,574,841 shares in 1996 and 11,664,490 shares in 1997 (Note J) ................            120              121
 Contributed capital in excess of par value ........................................         34,687           35,877
 Retained earnings .................................................................         56,889           70,566
 Less 377,003 Common Stock shares in 1996 and 389,204 Common Stock
   shares in 1997 in treasury, at cost .............................................         (2,051)          (2,247)
                                                                                          ---------        ---------
   Total stockholders' equity ......................................................         89,645          104,317
                                                                                          ---------        ---------
                                                                                          $ 304,876        $ 349,191
                                                                                          =========        =========

          See accompanying notes to consolidated financial statements.

                              GALEY & LORD, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                 (Amounts in thousands, except per share data)



                                                                                 For the Years Ended
                                                                  --------------------------------------------------
                                                                   September 30,     September 28,     September 27,
                                                                        1995              1996             1997
                                                                  ---------------   ---------------   --------------
Net sales .....................................................      $502,220          $ 411,455        $ 493,362
Cost of sales .................................................       451,314            367,992          439,207
                                                                     --------          ---------        ---------
Gross profit ..................................................        50,906             43,463           54,155
Selling, general and administrative expenses ..................        15,877             13,526           18,123
Amortization of goodwill ......................................         1,119              1,298            1,679
Business closing charge .......................................        12,065                 --               --
                                                                     --------          ---------        ---------
Operating income ..............................................        21,845             28,639           34,353
Interest expense ..............................................        13,103             11,579           12,326
Write-off of merger costs .....................................            --              1,600               --
                                                                     --------          ---------        ---------
Income before income taxes and extraordinary item .............         8,742             15,460           22,027
Income tax expense:
  Current .....................................................         3,357              2,449            5,796
  Deferred ....................................................            33              3,533            2,554
                                                                     --------          ---------        ---------
   Total income tax expense ...................................         3,390              5,982            8,350
                                                                     --------          ---------        ---------
Income before extraordinary item ..............................         5,352              9,478           13,677
Extraordinary loss on extinguishment of debt (net of income tax
  benefit of $770).............................................        (1,342)                --               --
                                                                     --------          ---------        ---------
Net income ....................................................      $  4,010          $   9,478        $  13,677
                                                                     ========          =========        =========
Net income per common share:
Basic:
  Average common shares outstanding ...........................        11,744             11,699           11,610
  Income per share before extraordinary item ..................      $    .45          $     .81        $    1.18
  Extraordinary item ..........................................          (.11)                --               --
                                                                     --------          ---------        ---------
  Net income per common share -- basic ........................      $    .34          $     .81        $    1.18
                                                                     ========          =========        =========
Diluted:
  Average common shares outstanding ...........................        12,037             11,910           11,986
  Income per share before extraordinary item ..................      $    .44          $     .80        $    1.14
  Extraordinary item ..........................................          (.11)                --               --
                                                                     --------          ---------        ---------
  Net income per common share -- diluted ......................      $    .33          $     .80        $    1.14
                                                                     ========          =========        =========

          See accompanying notes to consolidated financial statements.

                              GALEY & LORD, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                (In thousands)



                                                                                        For the Years Ended
                                                                         --------------------------------------------------
                                                                          September 30,     September 28,     September 27,
                                                                               1995              1996             1997
                                                                         ---------------   ---------------   --------------
Cash flows from operating activities:
  Net income .........................................................     $    4,010         $   9,478        $  13,677
  Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
   Depreciation of property, plant and equipment .....................          9,905            10,340           13,504
   Amortization of intangible assets .................................          1,119             1,298            1,679
   Amortization of deferred charges ..................................            441               221              299
   Deferred income taxes .............................................             33             3,533            2,554
   Non-cash compensation .............................................             --               258              550
   (Gain) loss on disposals of property, plant and equipment .........            234                22              147
   Extraordinary loss from debt refinancing ..........................          1,342                --               --
   Business closing charge ...........................................         12,065                --               --
   Changes in assets and liabilities (net of acquisition):
    Accounts receivable -- net .......................................           (311)           12,903           (6,453)
    Sundry notes and accounts receivable .............................             12                 5              (42)
    Inventories ......................................................        (10,480)            9,298          (15,583)
    Prepaid expenses and other current assets ........................            750            (1,190)          (2,041)
    Trade accounts payable ...........................................         (2,568)            2,392            2,531
    Accrued liabilities ..............................................         (5,073)           (1,532)          (1,766)
    Income taxes payable .............................................         (1,788)            2,590           (2,527)
                                                                           ----------         ---------        ---------
      Total adjustments ..............................................          5,681            40,138           (7,148)
                                                                           ----------         ---------        ---------
   Net cash provided by (used in) operating activities ...............          9,691            49,616            6,529
                                                                           ----------         ---------        ---------
Cash flows from investing activities:
  Acquisition of business -- net of cash acquired ....................             --           (22,823)              --
  Property, plant and equipment expenditures .........................        (14,795)          (13,524)         (36,626)
  Proceeds from sale of property, plant and equipment ................            171             1,608            1,271
  Other ..............................................................            (26)              (23)            (199)
                                                                           ----------         ---------        ---------
   Net cash provided by (used in) investing activities ...............        (14,650)          (34,762)         (35,554)
                                                                           ----------         ---------        ---------
Cash flows from financing activities:
  Increase (decrease) in revolving line of credit ....................         23,958            (1,400)          42,900
  Principal payments on long-term debt ...............................       (185,579)          (11,588)         (15,635)
  Issuance of long-term debt .........................................        166,000                --               --
  Net proceeds from issuance of Common Stock .........................             91                 9              534
  Tax benefit from exercise of stock options .........................             59                 5              107
  Purchase of Treasury Stock .........................................             --            (1,984)            (196)
  Payment of bank fees and loan costs ................................         (1,121)             (465)             (64)
  Other ..............................................................            (65)              (69)            (143)
                                                                           ----------         ---------        ---------
   Net cash provided by (used in) financing activities ...............          3,343           (15,492)          27,503
                                                                           ----------         ---------        ---------
  Net increase (decrease) in cash and cash equivalents ...............         (1,616)             (638)          (1,522)
  Cash and cash equivalents at beginning of period ...................          6,053             4,437            3,799
                                                                           ----------         ---------        ---------
  Cash and cash equivalents at end of period .........................     $    4,437         $   3,799        $   2,277
                                                                           ==========         =========        =========

          See accompanying notes to consolidated financial statements.

                              GALEY & LORD, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                   (Amounts in thousands, except share data)



                                                          Common     Contributed     Retained      Treasury
                                                           Stock       Capital       Earnings       Stock          Total
                                                         --------   -------------   ----------   -----------   ------------
Balance at October 1, 1994 ...........................     $119        $34,266       $43,401      $    (67)      $ 77,719
Issuance of 32,200 shares of Common Stock upon
 exercise of options .................................       --             91            --            --             91
Tax benefit from exercise of stock options ...........       --             59            --            --             59
Net income for fiscal 1995 ...........................       --             --         4,010            --          4,010
                                                           ----        -------       -------      --------       --------
Balance at September 30, 1995 ........................     $119        $34,416       $47,411      $    (67)      $ 81,879
Issuance of 10,100 shares of Common Stock upon
 exercise of options .................................        1              8            --            --              9
Tax benefit from exercise of stock options ...........       --              5            --            --              5
Compensation earned related to issuance of stock
 options .............................................       --            258            --            --            258
Purchase of 197,003 shares of Treasury Stock .........       --             --            --        (1,984)        (1,984)
Net income for fiscal 1996 ...........................       --             --         9,478            --          9,478
                                                           ----        -------       -------      --------       --------
Balance at September 28, 1996 ........................     $120        $34,687       $56,889      $ (2,051)      $ 89,645
Issuance of 85,466 shares of Common Stock upon
 exercise of options .................................        1            263            --            --            264
Issuance of 16,384 shares of Restricted Common
 Stock ...............................................       --            270            --            --            270
Tax benefit from exercise of stock options ...........       --            107            --            --            107
Compensation earned related to issuance of stock
 options .............................................       --            550            --            --            550
Purchase of 12,201 shares of Treasury Stock ..........       --             --            --          (196)          (196)
Net income for fiscal 1997 ...........................       --             --        13,677            --         13,677
                                                           ----        -------       -------      --------       --------
Balance at September 27, 1997 ........................     $121        $35,877       $70,566      $ (2,247)      $104,317
                                                           ====        =======       =======      ========       ========

          See accompanying notes to consolidated financial statements.

                               GALEY & LORD, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         September 30, 1995, September 28, 1996 and September 27, 1997


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: The consolidated financial statements include the accounts of Galey & Lord, Inc. (the "Company") and its wholly-owned subsidiaries, Galey & Lord Industries, Inc., G&L Service Company, North America, Inc. and Dimmit Industries, S.A. de C.V. Intercompany items have been eliminated in consolidation.

     Cash Equivalents: The Company considers investments in marketable securities with an original maturity of three months or less to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost or market. Cost of substantially all inventories is determined using the last-in, first-out
(LIFO) method.

     Property, Plant and Equipment: Depreciation is provided over the estimated useful lives of the respective assets using straight-line methods. Estimated useful lives are 40 years for buildings and 5 to 15 years for machinery, fixtures and equipment.

     Revenue Recognition: The Company recognizes revenues from product sales when goods are shipped or when ownership is assumed by the customer.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

     Net Income Per Common Share: Net income per common share data is computed based on the average number of shares of Common Stock and Common Stock equivalents outstanding during the period.

     Accounting for Stock-Based Compensation: Effective October 1, 1995, the Company adopted the accounting provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which require that the Company recognize expense for the fair value of stock-based compensation awarded during the year. In 1995, the Company accounted for stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB 25, compensation expense is determined on the measurement date and compensation expense, if any, is measured based on the award's intrinsic value, the excess of the market price of the stock over the exercise price on the measurement date.

     Income Taxes: The Company uses the liability method of accounting for deferred income taxes which requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     Intangibles and Deferred Charges: The excess of the purchase cost over the fair value of assets acquired is being amortized over 20 to 30 years. The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the undiscounted future cash flows over the remaining life to determine whether goodwill is recoverable. The Company believes that no material impairment of goodwill exists at September 27, 1997. Deferred debt charges are being amortized over the lives of related debt.

     Fiscal Year: The Company uses a 52-53 week fiscal year. The years ending September 30, 1995, September 28, 1996 and September 27, 1997 were 52-week years.


NOTE B -- BUSINESS ACQUISITIONS

     On October 27, 1997, the Company entered into an agreement with Polymer Group, Inc. and its affiliate, DT Acquisition, Inc. ("DTA"), to acquire from DTA the apparel fabrics business (the "Dominion Acquisition")

                              GALEY & LORD, INC.

NOTE B -- BUSINESS ACQUISITIONS -- Continued

of Dominion Textiles Inc. ("Dominion") in the event that DTA successfully completes its tender offer to purchase the capital stock of Dominion. Dominion's apparel fabrics business to be acquired by the Company primarily consists of several direct and indirect subsidiaries and operating divisions of Dominion which manufacture and market denim fabrics and fabrics for the commercial uniform market. Under the current terms of DTA's tender offer, Dominion's shareholders may tender their shares of Dominion's common stock for CDN $14.50 and shares of Dominion's preferred stock for CDN $150.00 until 4 p.m. Toronto time on December 29, 1997. The completion of the tender offer and the Dominion Acquisition are both subject to, among other things, certain governmental and other regulatory approvals. It is currently anticipated that the tender offer will be completed in December 1997. On November 19, 1997, the Company entered into a forward exchange contract for CDN $370 million to protect itself against Canadian dollar fluctuations.

     The Company has obtained commitments to provide the financing to fully fund the Dominion Acquisition. The total commitments of $720 million will consist of approximately $470 million of senior financing provided by First Union National Bank, including a revolving line of credit and a term loan, which will be used to refinance the Company's existing senior bank credit facility and to finance the Dominion Acquisition, and approximately $250 million of senior subordinated financing provided by First Union Corporation which will be used to finance the Dominion Acquisition. The Company currently anticipates that the Dominion Acquisition will be completed in January 1998.

     On June 7, 1996, the Company, through its subsidiary, G&L Service Company, North America, Inc. ("G&L Service Company") acquired the capital stock of Dimmit Industries, S.A. de C.V. ("Dimmit") and certain related assets from Farah Incorporated for approximately $22.8 million in cash including certain costs related to the acquisition (the "Mexico Acquisition"). Dimmit is composed of six manufacturing facilities located in Piedras Negras, Mexico and sews and finishes pants and shorts for the men's casual wear market. Funding for the Mexico Acquisition was provided through funds generated by operations, working capital reductions and by the Company's current bank group through amendments to the Company's term loan and revolving credit facility. These amendments increased the Company's borrowing capacity by $20 million. In connection with the Mexico Acquisition, which has been accounted for as a purchase transaction, the Company acquired assets with an estimated fair value of approximately $12.7 million and assumed liabilities of approximately $1.1 million. The Company has allocated the purchase price and has recorded goodwill of approximately $11.2 million for the excess of the purchase price over the fair value of the net assets acquired. The goodwill amount is being amortized over a 20-year period. The results of operations of G&L Service Company and Dimmit have been included in the consolidated financial statements from the date of the Mexico Acquisition.

     On January 25, 1996, the Company and Triarc Companies, Inc. ("Triarc") mutually agreed not to go forward with their previously announced merger of the Company and the Graniteville Company, a subsidiary of Triarc, due to economic conditions existing at that time in the retail, textile and apparel sectors. The Company incurred fees and expenses related to the proposed merger of $1.6 million and took a charge during fiscal year 1996 for the write-off of those costs.


NOTE C -- CLOSURE OF PRINTED APPAREL FABRICS BUSINESSES

     On September 19, 1995, the Company closed its printed apparel fabrics businesses, made up of Galey & Lord Prints and Galey & Lord Group II, due to declining business conditions that the printed apparel fabrics businesses had experienced since 1992. As a result of the closing, the Company ceased operations at its Specialty Plant on that date and laid off approximately 450 employees located primarily in Society Hill, South Carolina and New York City.

     In connection with this closing, the Company incurred in the September quarter 1995 a $12.1 million business closing charge ($7.4 million or $.62 per share after tax), consisting primarily of $3.2 million of severance and other employee related costs associated with employee layoffs, all of which had been paid as of September 27, 1997, $5.4 million of losses on the disposal of machinery and equipment and $2.9 million of losses on the

                              GALEY & LORD, INC.

NOTE C -- CLOSURE OF PRINTED APPAREL FABRICS BUSINESSES -- Continued

disposal of raw material and supply inventory. As of September 27, 1997, the Company had incurred substantially all of the losses associated with the disposal of its machinery and equipment and raw material and supply inventory. The printed apparel fabrics businesses represented $33.8 million or 6.7% of the Company's net sales in fiscal 1995 and had operating losses of $13.4 million in fiscal 1995.


NOTE D -- INVENTORIES

     Inventories at September 28, 1996 and September 27, 1997 are summarized as follows (in thousands):



                                                                       1996          1997
                                                                   -----------   -----------
   Raw materials ...............................................    $  2,361      $  2,353
   Stock in process ............................................      13,396        13,359
   Produced goods ..............................................      64,571        79,611
   Dyes, chemicals and supplies ................................       4,805         5,448
                                                                    --------      --------
   Total inventory at first-in, first-out (FIFO) cost ..........      85,133       100,771
   Less LIFO and other reserves ................................      (8,199)       (8,254)
                                                                    --------      --------
                                                                    $ 76,934      $ 92,517
                                                                    ========      ========

     Inventories valued using the LIFO method comprised approximately 97% of inventories at September 28, 1996 and September 27, 1997.


NOTE E -- LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):



                                                                                          1996          1997
                                                                                      -----------   -----------

 Revolving Credit Note, interest at LIBOR+.5%, LIBOR+.75%, LIBOR+1%,
  LIBOR+1.25% or LIBOR+1.5%, in accordance with a pricing grid, or prime, due on April 30, 2000, collateralized by trade accounts receivable, inventory,
  machinery and equipment and intangibles .........................................    $108,200      $151,100
 Term Loan, interest at LIBOR+.5%, LIBOR+.75%, LIBOR+1%, LIBOR+1.25% or
  LIBOR+1.5%, in accordance with a pricing grid, or prime, due March 31, 2000, collateralized by trade accounts receivable, inventory, machinery and equipment
  and intangibles .................................................................      45,000        31,000
 SC JEDA tax exempt bonds, variable interest rate, reset weekly to market demand for AA+ tax exempt bonds, quarterly interest payments through May 1, 2014, principal due in 19 yearly installments of $300 through May 1, 2013, plus a final payment of $1,500 on May 1, 2014, collateralized by wastewater treatment
  facility ........................................................................       6,600         6,300
 Obligations under capital leases (Note I) ........................................       2,971         1,636
                                                                                       --------      --------
                                                                                        162,771       190,036
  Less current portion ............................................................      13,506        13,281
                                                                                       --------      --------
    Total long-term debt ..........................................................    $149,265      $176,755
                                                                                       ========      ========

                              GALEY & LORD, INC.

NOTE E -- LONG-TERM DEBT -- Continued

     At September 27, 1997, the annual maturities of the principal amounts of long-term debt excluding obligations under capital leases were (in thousands):


  1998 ........................    $12,300
  1999 ........................     12,300
  2000 ........................     11,169
  2001 ........................        300
  2002 ........................        300
  Thereafter ..................      4,800

     The Company has obtained commitments to provide the financing to fully fund the Dominion Acquisition. The total commitment of $720 million will consist of approximately $470 million of senior financing provided by First Union National Bank, including a revolving line of credit and a term loan, which will be used to refinance the Company's existing senior bank credit facility and to finance the Dominion Acquisition, and approximately $250 million of senior subordinated financing provided by First Union Corp. which will be used to finance the Dominion Acquisition.

     On June 4, 1996, the Company amended its term loan and revolving credit facility with its bank group led by First Union National Bank of North America, as agent and lender. The amendment increased the Company's maximum allowable borrowings under the revolving credit facility, which expires April 30, 2000, from $150 million to $170 million. The term loan was restated to the outstanding balance of $48 million and continues to require equal quarterly principal payments of $3 million through the term loan's expiration on March 31, 2000. The amended term loan and revolving credit facility bear interest at a per annum rate, at the Company's option, of either (i) the greater of the prime rate or federal funds rate or (ii) LIBOR plus .5%, LIBOR plus .75%, LIBOR plus 1.0%, LIBOR plus 1.25% or LIBOR 1.5%, in accordance with a pricing grid based on certain financial ratios.

     On May 13, 1997, the Company amended its term loan and revolving credit facility with its bank group. The amendment modified the Company's current covenants related to debt service, eliminated the covenant limiting the amount of capital expenditures to be made and permits the Company to enter into a trade receivables securitization.

     The Company's obligations under the credit facility are secured by all of the Company's inventory, equipment, accounts receivable and general intangibles, and a pledge by the Company of all the outstanding capital stock of its wholly-owned domestic subsidiaries, Galey & Lord Industries, Inc. and G&L Service Company and a pledge of 65% of the outstanding capital stock of its foreign subsidiary, Dimmit.

     At September 27, 1997, the Company's term loan and revolving credit borrowings were based on one and three-month market LIBOR rates averaging 5.76% and on a prime rate of 8.5%. The Company's weighted average borrowing rate on these loans at September 27, 1997 was 6.88%, which includes a spread of 1.0% on the LIBOR borrowings.

     On April 28, 1995, the Company refinanced its term loan and revolving credit facility resulting in a one-time extraordinary charge of $1.3 million or $.11 per share (net of taxes of $.8 million) in the June quarter 1995 to write off fees associated with the previous loan agreements and pre-payment penalties.

     Under the Company's financing agreements, the Company has covenants relating to debt service, working capital, leverage, fixed charges and net worth. These agreements permit the Company to pay dividends on common stock subject to the satisfaction of certain financial covenants.

     During January 1996, the Company entered into interest rate swaps on $50 million of its outstanding bank debt to fix the LIBOR interest rate on which those borrowings are based. The interest rate swaps assure that the Company under its current credit agreement will pay a maximum rate of 6.77% (LIBOR fixed at 5.27% plus the

                              GALEY & LORD, INC.

NOTE E -- LONG-TERM DEBT -- Continued

maximum spread allowed under the credit agreement of 1.5%) on $25 million of bank debt for a two-year period and 7.03% (LIBOR fixed at 5.53% plus the maximum spread allowed under the credit agreement of 1.5%) on the other $25 million of debt for a five-year period. The amount paid or received under the swap agreements is based on the changes in actual interest rates and is recorded as an adjustment to interest expense. The fair value of these interest rate swap agreements, as determined by a member of the Company's bank group, at September 27, 1997 was $579,000 and was not recognized in the financial statements. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, the Company does not anticipate nonperformance by any of the other parties.

     On May 17, 1994, the Company borrowed $7,200,000 in tax-exempt adjustable mode economic development revenue bonds from the South Carolina Jobs-Economic Development Authority. Bond proceeds were used to finance the construction and equipping of a wastewater treatment facility for the Company's manufacturing facilities in Society Hill, South Carolina. The bonds are secured by an irrevocable standby letter of credit of $7,830,000 from Wachovia Bank of North Carolina. The bonds require yearly principal payments of $300,000 for nineteen years with a final payment of $1,500,000 due May 1, 2014. The coupon rate on the bonds is reset weekly and interest is paid quarterly. As of September 27, 1997, the interest rate on the bonds was 6.22%.


NOTE F -- INCOME TAXES

     At September 28, 1996 and September 27, 1997, the Company had $2.5 million and $1.5 million, respectively, of deferred income tax assets and $19.8 million and $18.3 million, respectively, of deferred income tax liabilities which have been netted for presentation purposes. The significant components of these amounts as shown on the balance sheet are as follows (in thousands):



                                                  September 28, 1996          September 27, 1997
                                              --------------------------   -------------------------
                                                Current      Noncurrent      Current      Noncurrent
                                               Liability      Liability     Liability     Liability
                                                (Asset)        (Asset)       (Asset)       (Asset)
                                              -----------   ------------   -----------   -----------
 Inventory valuation ......................    $  1,937        $    --      $  1,947       $    --
 Property, plant & equipment ..............         ---         14,468            --        16,116
 Accruals and allowances ..................      (2,502)            --        (1,437)           --
 Goodwill .................................          --          1,147            --         1,592
 Other ....................................         161            553           123           (23)
                                               --------        -------      --------       -------
 Current and noncurrent deferred income tax
  liabilities (assets) ....................    $   (404)       $16,168      $    633       $17,685
                                               ========        =======      ========       =======

                              GALEY & LORD, INC.

NOTE F -- INCOME TAXES -- Continued

     The components of the provision for Federal and state income taxes for 1995, 1996 and 1997 are as follows (in thousands):



                                            1995        1996        1997
                                         ---------   ---------   ---------
      Current
       Federal .......................    $2,921      $1,939      $4,861
       State .........................       436         454         731
                                          ------      ------      ------
                                           3,357       2,393       5,592
      Deferred
       Federal .......................       (30)      3,194       2,202
       State .........................        63         339         352
                                          ------      ------      ------
                                              33       3,533       2,554
                                          ------      ------      ------
      Total Domestic Federal .........     3,390       5,926       8,146
      Foreign State ..................        --          56         204
                                          ------      ------      ------
                                          $3,390      $5,982      $8,350
                                          ======      ======      ======

     Following is a reconciliation of the United States statutory tax rate to the effective rate expressed as a percentage of pre-tax income:



                                                       1995         1996         1997
                                                    ----------   ----------   ----------

     United States statutory tax rate ...........       35.0%        35.0%        35.0%
     State taxes net of Federal benefit .........        3.7          3.2          3.2
     Foreign tax ................................         --          0.4          0.9
     Other ......................................        0.1          0.1         (1.2)
                                                        ----         ----         ----
                                                        38.8%        38.7%        37.9%
                                                        ====         ====         ====

NOTE G -- SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid (received) for interest and income taxes is as follows (in thousands):



                                  1995         1996         1997
                               ----------   ----------   ----------
     Interest ..............    $12,680      $12,137      $11,213
     Income taxes ..........    $ 4,815      $   (70)     $ 8,287

NOTE H -- BENEFIT PLANS


Defined Benefit Pension Plans

     The Company has a defined benefit pension plan covering qualified salaried and wage employees. Effective April 1, 1992, the plan was modified to be non-contributory and the benefit formula was amended to be based on the employee's average compensation and years of service. Prior to April 1, 1992, benefits were based on employee contributions to the plan. The Company's funding policy is to contribute annually the amount recommended by the plan's actuary. Plan assets, which consist of common stocks, bonds and cash equivalents, are maintained in trust accounts.

     The Company also has a nonqualified, unfunded supplementary retirement plan under which the Company will pay supplemental pension benefits to key executives in addition to the amount participants will receive under the Company's retirement plan. The annual cost of this plan has been included in the determination of the

                              GALEY & LORD, INC.

NOTE H -- BENEFIT PLANS -- Continued

net periodic pension cost shown below and amounted to $158,000, $179,500 and $241,025 for 1995, 1996 and 1997, respectively.

     The following sets forth the funded status of the plans at September 28, 1996 and September 27, 1997 (in thousands):


Actuarial Present Value of Benefit Obligations:



                                                                         Defined Benefit Plan       Supplemental Plan
                                                                        -----------------------   ---------------------
                                                                           1996         1997         1996        1997
                                                                        ----------   ----------   ---------   ---------
  Accumulated benefit obligation, including vested benefits of
    $16,000, $18,142, $325 and $493, respectively....................    $ 16,042     $ 19,836     $  325      $  493
                                                                         ========     ========     ======      ======
  Projected benefit obligation for service rendered to date .........    $ 19,686     $ 23,911     $  768      $1,195
  Less plan assets at fair value ....................................      17,240       23,074         --          --
                                                                         --------     --------     ------      ------
  Projected benefit obligation in excess of plan assets .............       2,446          837        768       1,195
  Unrecognized prior service cost ...................................       1,308        1,221       (207)       (188)
  Unrecognized net loss .............................................      (3,382)      (2,203)      (123)       (328)
                                                                         --------     --------     ------      ------
  Pension liability (asset) recognized in the balance sheet .........    $    372     $   (145)    $  438      $  679
                                                                         ========     ========     ======      ======

     Net pension cost for the plans for the years ended September 30, 1995, September 28, 1996 and September 27, 1997 included the following components (in thousands):



                                                                        1995          1996          1997
                                                                    -----------   -----------   -----------
     Service cost -- benefits earned during the period ..........    $  3,261      $  3,227      $  3,217
     Interest cost on projected benefit obligation ..............       1,341         1,470         1,558
     Return on assets ...........................................      (1,467)       (1,258)       (3,789)
     Net amortization and deferral ..............................         131          (257)        2,178
                                                                     --------      --------      --------
     Net periodic pension cost ..................................    $  3,266      $  3,182      $  3,164
                                                                     ========      ========      ========

     The projected benefit obligation for both plans at September 28, 1996 and September 27, 1997 was determined using assumed discount rates of 8% and 7.5%, respectively. The assumed long-term rate of increase in compensation was 5.5% for all years presented, and the assumed long-term rate of return on plan assets was 9% for 1995 and 1996 and 8.5% for 1997.


Defined Contribution Plan

     The Company has a profit sharing plan covering qualified employees. The plan includes a provision which allows employees to make pre-tax contributions under Section 401(k) of the Internal Revenue Code. Employer contributions to the plan are made at the discretion of the Company. The Company contributions for 1995, 1996 and 1997 were approximately $0, $1.6 million and $1.7 million, respectively.

     In addition, the Company provides life and health benefits to substantially all employees. Employees contribute a fixed amount weekly or monthly as set forth in the plan with the balance paid by the Company. The Company contributions for 1995, 1996 and 1997 were approximately $6.9 million, $8.4 million and $6.3 million, respectively.


Deferred Compensation Plan

     The Company has a nonqualified, unfunded deferred compensation plan which provides certain key executives with a deferred compensation award which will earn interest at the United States Treasury Bill rate. The award, which is based on the year's operating results, was $0, $247,000 and $344,000 for 1995, 1996 and 1997, respectively. The plan participants will be vested in the awards upon the completion of five years of service after

                              GALEY & LORD, INC.

NOTE H -- BENEFIT PLANS -- Continued

the date of the award, upon normal retirement, upon involuntary termination subject to certain limitations, upon permanent and total disability or death, whichever occurs first. In the event of retirement or disability, any unpaid deferred awards will be paid on the normal five-year maturity schedule. Upon the death of a participant, the Company has the option to either immediately pay the award to the participant's estate or pay the award on the normal five-year maturity schedule.


NOTE I -- COMMITMENTS AND CONTINGENCIES

     Future minimum commitments for all leases at September 27, 1997 are as follows (in thousands):



                                                                     Operating     Capital
                                                                    -----------   --------
        1998 ....................................................     $ 5,177      $1,172
        1999 ....................................................       3,563         717
        2000 ....................................................       2,800          --
        2001 ....................................................       2,487          --
        2002 ....................................................       2,022          --
        Thereafter ..............................................         493          --
                                                                      -------      ------
        Total minimum lease payments ............................     $16,542      $1,889
                                                                      =======
        Less amount representing interest .......................                     253
                                                                                   ------
        Present value of future minimum lease payments ..........                   1,636
        Less amounts due in one year ............................                     981
                                                                                   ------
                                                                                   $  655
                                                                                   ======

     Approximately 16.1% of minimum lease payments on operating leases pertain to real estate as of September 27, 1997. The remainder covers a variety of machinery and equipment. Rental expense for all operating leases was approximately $2.9 million, $4.3 million and $5.5 million in 1995, 1996 and 1997, respectively.

     The Company is involved in various litigation arising in the ordinary course of business. Although the final outcome of these matters cannot be determined, based on the facts presently known, it is Management's opinion that the final resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.


NOTE J -- STOCKHOLDERS' EQUITY

     The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, par value $.01 per share, of which 11,664,490 shares are currently outstanding, (ii) 5,000,000 shares of Nonvoting Common Stock, par value $.01 per share, none of which is issued or outstanding, and (iii) 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which is issued or outstanding.

     The Company has a Stock Option Plan (the "Plan") authorizing the granting of qualified and non-qualified stock options to officers, directors, consultants and key employees of the Company. Effective February 11, 1997, the Plan was amended to increase the number of shares of Company common stock available for issuance from 1.6 million to 1.85 million. Options may be granted through the plan's expiration in February 1999 at an exercise price of not less than fair market value. Currently, the Company has both fixed stock options and target stock price performance options outstanding under the Plan. As of September 27, 1997, the Company had 192,130 shares available for the issuance of stock options under the Plan.


Fixed Stock Options

     The exercise price of each fixed option granted is equal to the market price of the Company's common stock on the date of grant with a maximum term of 10 years. Options granted to directors vest 12 months from

                              GALEY & LORD, INC.

NOTE J -- STOCKHOLDERS' EQUITY -- Continued

the date of grant while options granted to certain management employees vest 20% each year over a five-year period from the date of grant.

     The fair value of each option granted after September 30, 1995 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996 and 1997: expected dividend yield of 0% for both years; expected volatility of 34% for both years; weighted average risk-free interest rate of 6.55% and 6.17%, respectively; and expected lives of 5 to 7 years and 5 years, respectively.

     A summary of the status of the Company's fixed stock options as of September 28, 1996 and September 27, 1997 and changes during the years are presented below:



                                                                 1996                              1997
                                                   --------------------------------   -------------------------------
                                                    Number of     Weighted Average     Number of     Weighted Average
                                                      Shares       Exercise Price        Shares       Exercise Price
                                                   -----------   ------------------   -----------   -----------------
Outstanding, beginning of year .................      715,310          $ 8.80            682,210         $ 8.61
Granted ........................................       14,500           10.10              4,500          16.46
Exercised ......................................      (10,100)            .93            (84,800)          3.00
Forfeited or Canceled ..........................      (37,500)          15.00            (19,350)         16.48
                                                      -------          ------            -------         ------
Outstanding, end of year .......................      682,210          $ 8.61            582,560         $ 9.22
                                                      =======          ======            =======         ======
Options exercisable at year-end ................      559,860                            496,060
                                                      =======                            =======
Weighted average fair value of options granted
  during the year calculated using Black-Scholes
  model ........................................    $    4.76                          $    5.75

     The following table summarizes information about fixed stock options outstanding at September 27, 1997:



                                                                                    Options Exercisable
                                                                              -------------------------------
                          Number         Weighted Avg.                            Number
      Range of         Outstanding         Remaining         Weighted Avg.     Exercisable     Weighted Avg.
  Exercise Prices       at 9/27/97     Contractual Life     Exercise Price      at 9/27/97     Exercise Price
-------------------   -------------   ------------------   ----------------   -------------   ---------------
$  0.43                   25,200          1.5 Yrs.              $ 0.43            25,200          $ 0.43
    0.93                  45,200                 2.6              0.93            45,200            0.93
    1.75                  66,700                 2.8              1.75            66,700            1.75
  9.38 to 14.00          354,260                 5.0             10.74           310,860           10.66
  14.25 to 18.13          91,200                 6.6             15.32            48,100           15.38
-----------------        -------      --------------            ------           -------          ------
  $0.43 to 18.13         582,560                 4.7            $ 9.22           496,060          $ 8.51

Target Stock Price Performance Options

     The exercise price of each target stock price performance option granted is equal to the market price of the Company's common stock on the date of grant and vests as the Company's common stock price achieves certain pre-established targets which were set on the date of grant. Some options vest in 20% increments as the common stock price reaches each of five target prices, $15.00, $17.50, $20.00, $22.50 and $25.00. Some options vest in 33 1/3%
increments as the common stock price reaches each of three target prices, $17.50, $20.00 and $22.50. All options which have not vested within five years of the date of grant will expire. All options which have vested expire ten years from the date of grant.

     The fair value of each option granted was estimated on the date of grant using a modified Black-Scholes option-pricing model which, in addition to the required inputs, takes into consideration the target stock price (or barrier) which must be attained. The following assumptions were incorporated into the model for options granted in 1996 and 1997: weighted average risk-free interest rate of 6.57% and 5.84%, respectively; expected dividend yield of 0% for both years; expected lives ranging from 2 to 5.5 years and 2.25 to 4.25 years, respectively; and volatility of 34% for both years.

                              GALEY & LORD, INC.

NOTE J -- STOCKHOLDERS' EQUITY -- Continued

     A summary of the status of the Company's target stock price performance options as of September 27, 1997 and changes during the year is presented below:



                                                               1996                              1997
                                                 --------------------------------   -------------------------------
                                                  Number of     Weighted Average     Number of     Weighted Average
                                                    Shares       Exercise Price        Shares       Exercise Price
                                                 -----------   ------------------   -----------   -----------------
Outstanding, beginning of year ...............           --              --           475,000         $  10.38
Granted ......................................      475,000         $ 10.38            48,000            13.25
Exercised ....................................           --              --              (666)           13.25
Forfeited or Canceled ........................           --              --                --               --
                                                    -------         -------           -------         --------
Outstanding, end of year .....................      475,000         $ 10.38           522,334         $  10.64
                                                    =======                           =======
Options exercisable at year-end ..............            0                           221,654
                                                    =======                           =======
Weighted average fair value of options granted
  during the year calculated using modified
  Black-Scholes model ........................    $    3.05                          $   4.00

     As of September 27, 1997, the 522,334 target stock price performance options outstanding under the Plan have a weighted-average remaining contractual life of 8.8 years assuming all options vest.


1995 Fixed Stock Options

     The following tables summarizes information about fixed stock options for 1995:



                                                             1995
                                                 -----------------------------
                                                  Number of       Price Per
                                                    Shares          Share
                                                 -----------   ---------------
      Outstanding, beginning of year .........     617,760      $  .43-20.75
      Granted ................................     129,750        14.25-19.25
      Exercised ..............................     (32,200)         .43-11.50
      Forfeited or Canceled ..................          --                --
                                                   -------
      Outstanding, end of year ...............     715,310          .43-20.75
                                                   =======
      Exercisable, end of year ...............     454,760          .43-20.75
                                                   =======

     Effective December 16, 1997, the Company adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" (FAS 128). This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. FAS 128 is effective for all interim and annual periods ending after December 15, 1997 and prohibits early adoption. FAS 128 also requires all periods presented to be restated after adoption of the statement. Because the Company's fiscal 1997 financial statements are being reissued subsequent to adoption and after publication of December quarter 1997 earnings per share, the Company has restated, where appropriate, all earnings per share amounts for all periods to conform to the FAS 128 requirements.


NOTE K -- MAJOR CUSTOMER

     Apparel fabrics had sales to Levi Strauss and related companies which comprised 16.6%, 17.4%, and 21.6% of the Company's total sales for 1995, 1996 and 1997, respectively.

                              GALEY & LORD, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


NOTE L -- CONCENTRATION OF CREDIT RISK

     The Company manufactures and sells textile products to companies located worldwide which are predominantly in the apparel and home fabrics industries. The Company performs periodic credit evaluations of its customers' financial condition and, although the Company does not generally require collateral, it does require cash payments in advance when the assessment of credit risk associated with a customer is substantially higher than normal. At September 27, 1997, all trade accounts receivable are from customers in the apparel and home furnishings industry. Receivables generally are due within 60 days, and credit losses have consistently been within management's expectations, other than credit losses resulting from the Home Fashion Fabrics customer which filed for bankruptcy protection during the June quarter 1997. All credit losses are provided for in the financial statements.


NOTE M -- SEGMENT INFORMATION

     The Company's operations are classified into two business segments, apparel fabrics and home fabrics. The apparel fabrics segment sells to clothing manufacturers worldwide and consists of woven fabrics and G&L Service Company. The home fabrics segment produces fabrics for the domestic home furnishing trade through the Home Fashion Fabrics Division.

                              GALEY & LORD, INC.

NOTE M -- SEGMENT INFORMATION -- Continued

     Information about the Company's operations in its different industry segments for the past three years is as follows (in thousands) (see Note A).



                                                                      1995          1996          1997
                                                                  -----------   -----------   -----------
    Net Sales
     Apparel fabrics ..........................................    $ 443,544     $364,157      $456,597
     Home fabrics .............................................       58,676       47,298        36,765
                                                                   ---------     --------      --------
     Consolidated .............................................    $ 502,220     $411,455      $493,362
                                                                   =========     ========      ========
    Operating Income
     Apparel fabrics ..........................................    $  29,201     $ 29,924      $ 36,837
     Home fabrics .............................................        4,709       (1,285)       (2,484)
     Business closing charge ..................................      (12,065)          --            --
                                                                   ---------     --------      --------
     Consolidated .............................................       21,845       28,639        34,353
    Interest expense ..........................................       13,103       11,579        12,326
    Write-off of merger costs .................................           --        1,600            --
                                                                   ---------     --------      --------
    Income before income taxes ................................    $   8,742     $ 15,460      $ 22,027
                                                                   =========     ========      ========
    Identifiable Assets
     Apparel fabrics ..........................................    $ 219,208     $225,247      $279,307
     Home fabrics .............................................       77,863       75,148        65,885
     Corporate (including cash and income tax assets) .........        7,968        4,481         3,999
                                                                   ---------     --------      --------
     Consolidated .............................................    $ 305,039     $304,876      $349,191
                                                                   =========     ========      ========
    Depreciation and Amortization
     Apparel fabrics ..........................................    $   8,633     $  8,666      $ 12,129
     Home fabrics .............................................        2,832        3,193         3,353
                                                                   ---------     --------      --------
     Consolidated .............................................    $  11,465     $ 11,859      $ 15,482
                                                                   =========     ========      ========
    Capital Expenditures

     Apparel fabrics ..........................................    $   9,686     $ 11,259      $ 35,871
     Home fabrics .............................................        5,109        2,265           755
                                                                   ---------     --------      --------
     Consolidated .............................................    $  14,795     $ 13,524      $ 36,626
                                                                   =========     ========      ========

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"), effective for years beginning after December 15, 1997, the Company's fiscal year 1999. FAS 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. FAS 131 also requires information about products and services, geographic areas of operation, and major customers. The Company has not completed its analysis of the effect of adoption on its financial statement disclosure, however, the adoption of FAS 131 will not affect results of operations or financial position, but may affect the disclosure of segment information.

                              GALEY & LORD, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


NOTE N -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The Company's unaudited consolidated results of operations are presented below (in thousands except per share data):



                                                                  Fiscal 1996 Quarters
                                               ----------------------------------------------------------
                                                December        March            June         September
                                               ----------   -------------   -------------   -------------
 Net sales .................................    $85,134       $ 100,394       $ 115,437       $ 110,490
 Cost of sales .............................     78,663          89,560         102,042          97,727
                                                -------       ---------       ---------       ---------
 Gross profit ..............................      6,471          10,834          13,395          12,763
 Income tax expense (benefit) ..............       (475)          1,587           2,588           2,282
 Net income (loss) .........................    $  (753)      $   2,612       $   4,051       $   3,568
                                                =======       =========       =========       =========
 Per share data -- basic:
 Average common shares outstanding .........     11,762          11,742          11,691          11,600
 Net income (loss) -- basic ................    $     .(06)   $     .22       $     .35       $     .31
                                                ==========    =========       =========       =========
 Per share data -- diluted:
 Average common shares outstanding .........      12,010         11,928          11,889          11,813
 Net income (loss) -- diluted ..............      $   .(06)   $     .22       $     .34       $     .30
                                                ==========    =========       =========       =========


                                                                  Fiscal 1997 Quarters
                                              -------------------------------------------------------------
                                                 December         March            June         September
                                              -------------   -------------   -------------   -------------
Net sales .................................     $ 110,928       $ 129,429       $ 135,113       $ 117,892
Cost of sales .............................        98,360         115,567         118,839         106,441
                                                ---------       ---------       ---------       ---------
Gross profit ..............................        12,568          13,862          16,274          11,451
Income tax expense ........................         2,215           2,398           2,599           1,138
Net income ................................     $   3,522       $   3,800       $   4,184       $   2,171
                                                =========       =========       =========       =========
Per share data -- basic:
Average common shares outstanding .........        11,576          11,598          11,625          11,642
Net income -- basic .......................     $     .30       $     .33       $     .36       $     .19
                                                =========       =========       =========       =========
Per share data -- diluted:
Average common shares outstanding .........        11,839          12,006          12,004          12,031
Net income -- diluted .....................     $     .30       $     .32       $     .35       $     .18
                                                =========       =========       =========       =========

All quarters presented are 13-week periods.

                              GALEY & LORD, INC.

                          CONSOLIDATED BALANCE SHEETS


                         (Dollar amounts in thousands)



                                                  ASSETS
                                                            December 28,     December 27,
                                                                1996             1997        September 27,
                                                             (Unaudited)     (Unaudited)        1997 *
                                                           --------------   -------------   --------------
Current assets:
 Cash and cash equivalents .............................     $   2,797        $   6,198       $   2,277
 Trade accounts receivable .............................        76,615           86,570          80,633
 Sundry notes and accounts receivable ..................           166              473             206
 Inventories ...........................................        85,240           95,934          92,517
 Income taxes receivable ...............................            --            2,516           1,412
 Deferred income taxes .................................            --              175              --
 Prepaid expenses and other current assets .............         2,081            2,798           3,894
                                                             ---------        ---------       ---------
   Total current assets ................................       166,899          194,664         180,939
Property, plant and equipment, at cost .................       166,998          204,939         197,184
Less accumulated depreciation and amortization .........       (58,321)         (71,160)        (67,739)
                                                             ---------        ---------       ---------
                                                               108,677          133,779         129,445
Notes receivable .......................................            --          141,000              --
Deferred charges .......................................         1,001            6,661             820
Intangibles ............................................        39,052           37,567          37,987
                                                             ---------        ---------       ---------
                                                             $ 315,629        $ 513,671       $ 349,191
                                                             =========        =========       =========
                                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt .....................     $  13,526        $   1,431       $  13,281
 Trade accounts payable ................................        18,246           21,440          23,488
 Accrued salaries and employee benefits ................         7,357            6,895           9,450
 Accrued liabilities ...................................         1,833            1,629           3,582
 Deferred income taxes .................................           456               --             633
 Income taxes payable ..................................         2,074               --              --
                                                             ---------        ---------       ---------
   Total current liabilities ...........................        43,492           31,395          50,434
Commitments
Long-term debt .........................................       162,846          360,004         176,755
Other long-term liabilities ............................           123               --              --
Deferred income taxes ..................................        15,886           18,486          17,685
Stockholders' equity:
 Common stock ..........................................           120              121             121
 Contributed capital in excess of par value ............        34,802           35,980          35,877
 Retained earnings .....................................        60,411           69,932          70,566
 Treasury stock, at cost ...............................        (2,051)          (2,247)         (2,247)
                                                             ---------        ---------       ---------
   Total stockholders' equity ..........................        93,282          103,786         104,317
                                                             ---------        ---------       ---------
                                                             $ 315,629        $ 513,671       $ 349,191
                                                             =========        =========       =========

* Condensed from audited financial statements.


          See accompanying notes to consolidated financial statements.

                              GALEY & LORD, INC.


               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                 (Amounts in thousands, except per share data)



                                                                                 Three Months Ended
                                                                           ------------------------------
                                                                            December 28,     December 27,
                                                                                1996             1997
                                                                           --------------   -------------
Net sales ..............................................................     $ 110,928        $127,147
Cost of sales ..........................................................        98,360         117,351
                                                                             ---------        --------
Gross profit ...........................................................        12,568           9,796
Selling, general and administrative expenses ...........................         3,361           3,387
Amortization of goodwill ...............................................           418             421
                                                                             ---------        --------
Operating income .......................................................         8,789           5,988
Interest expense .......................................................         3,052           3,500
Senior subordinated interest expense ...................................            --             379
Loss on foreign currency hedges ........................................            --           2,745
                                                                             ---------        --------
Income (loss) before income taxes and extraordinary loss ...............         5,737            (636)
Income tax expense (benefit):
  Current ..............................................................         1,637            (851)
  Deferred .............................................................           578             325
                                                                             ---------        --------
Income (loss) before extraordinary loss ................................         3,522            (110)
Extraordinary loss from debt refinancing, net of taxes of $332 .........            --            (524)
                                                                             ---------        --------
Net income (loss) ......................................................     $   3,522        $   (634)
                                                                             =========        ========
Net income (loss) per common share:
Basic:
  Average common shares outstanding ....................................        11,576          11,664
  Income (loss) per share before extraordinary loss ....................     $     .30        $   (.01)
  Extraordinary loss from debt refinancing .............................            --            (.04)
                                                                             ---------        --------
  Net income (loss) per common share --
   Basic ...............................................................     $     .30        $   (.05)
                                                                             =========        ========
Diluted:
Average common shares outstanding ......................................        11,839          12,036
  Income (loss) per share before extraordinary loss ....................     $     .30        $   (.01)
  Extraordinary loss from debt refinancing .............................            --          (  .04)
                                                                             ---------        --------
  Net income (loss) per common share --
   Diluted .............................................................     $     .30        $   (.05)
                                                                             =========        ========

          See accompanying notes to consolidated financial statements.

                              GALEY & LORD, INC.


               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                            (Amounts in thousands)



                                                                                    Three Months Ended
                                                                              ------------------------------
                                                                               December 28,     December 27,
                                                                                   1996             1997
                                                                              --------------   -------------
Cash flows from operating activities:
  Net income (loss) .......................................................      $ 3,522        $     (634)
  Adjustments to reconcile net income to net cash provided by (used in)
   operating activities:
   Depreciation of property, plant and equipment ..........................        3,193             3,698
   Amortization of intangible assets ......................................          418               421
   Amortization of deferred charges .......................................           74                52
   Deferred income taxes ..................................................          578               325
   Non-cash compensation ..................................................          115                97
   (Gain)/loss on disposals of property, plant and equipment ..............           68                20
   Extraordinary loss from debt refinancing ...............................           --               524
  Changes in assets and liabilities:
   (Increase)/decrease in accounts receivable -- net ......................       (2,435)           (5,937)
   (Increase)/decrease in sundry notes & accounts receivable ..............           (2)             (267)
   (Increase)/decrease in inventories .....................................       (8,306)           (3,417)
   (Increase)/decrease in prepaid expenses and other current assets .......         (228)            1,096
   (Decrease)/increase in accounts payable -- trade .......................       (2,711)           (2,048)
   (Decrease)/increase in accrued liabilities .............................       (4,887)           (4,508)
   (Decrease)/increase in income taxes payable ............................          959            (1,104)
                                                                                 ---------      ----------
  Net cash provided by (used in) operating activities .....................       (9,642)          (11,682)
Cash flows from investing activities:
  Property, plant and equipment expenditures ..............................       (5,747)           (8,086)
  Proceeds from sale of property, plant and equipment .....................          829                34
  Issuance of notes receivable ............................................           --          (141,000)
  Other ...................................................................           (3)             (107)
                                                                                 ----------     ----------
   Net cash provided by (used in) investing activities ....................       (4,921)         (149,159)
Cash flows from financing activities:
  Increase in revolving line of credit ....................................       17,800            16,400
  Principal payments on long-term debt ....................................       (4,199)         (189,509)
  Issuance of long-term debt ..............................................           --           344,508
  Increase in common stock ................................................           --                 6
  Payment of bank fees and loan costs .....................................          (20)           (6,643)
  Other ...................................................................          (20)               --
                                                                                 ---------      ----------
   Net cash provided by (used in) financing activities ....................       13,561           164,762
                                                                                 ---------      ----------
  Net increase/(decrease) in cash and cash equivalents ....................       (1,002)            3,921
  Cash and cash equivalents at beginning of period ........................        3,799             2,277
                                                                                 ---------      ----------
  Cash and cash equivalents at end of period ..............................      $ 2,797        $    6,198
                                                                                 =========      ==========

          See accompanying notes to consolidated financial statements.

                               GALEY & LORD, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                               December 27, 1997
                                  (Unaudited)


NOTE A -- BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Galey & Lord, Inc. (the "Company") and its wholly-owned subsidiaries, Galey & Lord Industries, Inc., G&L Service Company, North America, Inc. ("G&L Service Company") and Dimmit Industries, S.A. de C.V. ("Dimmit"). Intercompany items have been eliminated in consolidation.

     The accompanying unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the financial position as of December 27, 1997 and the results of operations and cash flows for the periods ended December 28, 1996 and December 27, 1997. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year. These financial statements should be read in conjunction with the financial statements and footnotes included in the Company's annual report on Form 10-K for the fiscal year ended September 27, 1997.


NOTE B -- BUSINESS ACQUISITIONS

     On October 27, 1997, the Company entered into an agreement with Polymer Group, Inc. ("Polymer") and its affiliate, DT Acquisition, Inc. ("DTA") to acquire from DTA the apparel fabrics business (the "Acquisition") of Dominion Textiles Inc. ("Dominion"). The Acquisition was contingent upon the successful completion of DTA's tender offer, which expired at 4 p.m. Toronto time on December 29, 1997, to purchase the capital stock of Dominion. The final tender offer extended to Dominion shareholders for Dominion's common stock was CDN $14.50 and for Dominion's preferred stock was CDN $150.00.

     On December 19, 1997, DTA received exemption orders from certain securities regulatory authorities permitting DTA to take-up and pay for the common shares and first preferred shares of Dominion that had been tendered. On that same date, the Company, as part of the above agreement, loaned DTA approximately $141.0 million to be used for the take-up of Dominion's tendered stock. This loan was subsequently applied against the purchase price for the Acquisition. The proceeds for this loan were obtained by the Company from an initial takedown on the Company's senior subordinated credit agreement described in Note C. As of December 29, 1997, DTA had taken up 37,422,222 common shares, representing approximately 98.5% of the common shares held by the public, and 354 first preferred shares, representing approximately 96% of the outstanding first preferred shares.

     On December 19, 1997, the Company also entered into an operating agreement (the "Operating Agreement") with Polymer and DTA regarding Dominion. Pursuant to the Operating Agreement, the Company's management had the authority to manage the day-to-day affairs (subject to certain limitations, as specified in the Operating Agreement) of the apparel fabrics business of Dominion until such time that the Company legally acquired the apparel fabrics business from DTA.

     On January 29, 1998, the Company entered into an agreement with Polymer, DTA, Dominion and certain other parties thereto, pursuant to which the Company acquired the apparel fabrics business (the "Acquired Business") of Dominion from DTA for a cash purchase price of $464.5 million, including the $141.0 million loan to DTA discussed above (the "Acquisition"). The total purchase price was funded with borrowings under the Company's credit facilities (described in Note C below). The Acquired Business manufactures and markets denim fabrics and fabrics for the commerical uniform market and consists of Swift Denim, Klopman International, S.p.A. and Swift Europe. Swift Denim is the second largest supplier of denim in the world, Klopman is one of the largest suppliers of uniform fabrics in Europe and Swift Europe is a major international supplier of denim to Europe, North Africa and Asia.

                              GALEY & LORD, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


NOTE C -- LONG-TERM DEBT

     On June 4, 1996, the Company amended its term loan and revolving credit facility (the "Old Credit Facility") with its bank group led by First Union National Bank ("FUNB"), as agent and lender. The amendment increased the Company's maximum allowable borrowings under the revolving credit facility, which expires March 31, 2000, from $150 million to $170 million. The term loan was restated to the outstanding principal balance of $48 million and continued to require equal quarterly principal payments of $3 million through the term loan's expiration on April 30, 2000. The amended term loan and revolving credit facility bore interest at a per annum rate, at the Company's option, of either
(i) the greater of the prime rate or federal funds rate or (ii) LIBOR plus .5%, LIBOR plus .75%, LIBOR plus 1.0%, LIBOR plus 1.25% or LIBOR plus 1.5%, in accordance with a pricing grid based on certain financial ratios. The average interest rate paid by the Company during the December quarter 1997 was 7.2%.

     On December 19, 1997, the Company entered into a $470 million credit agreement (the "Interim Credit Agreement") with FUNB, as agent and lender. Initial revolving credit line borrowings under the Interim Credit Agreement were used to refinance the Old Credit Facility. The Interim Credit Agreement was replaced on January 29, 1998 when the Company entered into a new credit agreement (the "Senior Credit Facility") with FUNB, as agent and lender. The Senior Credit Facility provides for (i) a revolving line of credit under which the Company may borrow up to an amount (including letters of credit up to an aggregate of $30.0 million) equal to the lesser of $225.0 million or a borrowing base (comprised of eligible accounts receivable and eligible inventory, as defined in the Senior Credit Facility), (ii) a term loan in the principal amount of $155.0 million ("Term Loan B") and (iii) a term loan in the principal amount of $110.0 million ("Term Loan C"). Under the Senior Credit Facility borrowings were, and are required to be, used to refinance the Company's Interim Credit Facility with FUNB, to fund the Acquisition, to pay for certain closing costs and expenses related to the Acquisition and for general corporate and working capital purposes.

     Under the Senior Credit Facility, the revolving line of credit expires on March 27, 2004 and the principal amount of (i) Term Loan B is repayable in 24 quarterly payments of $387,500 until March 27, 2004 and, thereafter, four quarterly payments of $36,425,000 until Term Loan B's maturity on April 2, 2005 and (ii) Term Loan C is repayable in 28 quarterly payments of $275,000 until April 2, 2005 and, thereafter, four quarterly payments of $25,575,000 until Term Loan C's maturity on April 1, 2006. Under the Senior Credit Facility, the interest rate on the Company's borrowings under its revolving line of credit and term loans initially is fixed at a per annum rate, at the Company's option, of either LIBOR plus 2.25%, LIBOR plus 2.75% and LIBOR plus 3.00%, respectively, or the greater of the prime rate or the federal funds rate plus
 .50% plus a margin of 1.00% for revolving loans, 1.5% for Term Loan B and 1.75% for Term Loan C for at least two full fiscal quarters following the closing of the Acquisition. Thereafter, the revolving line of credit borrowings will bear interest at a per annum rate, at the Company's option, of either (i) (a) the greater of the prime rate or the federal funds rate plus .50% plus (b) a margin of 0%, .25%, .50%, .75% or 1.00%, based on the Company achieving certain leverage ratios (as defined in the Senior Credit Facility) or (ii) LIBOR plus a margin of .75%, 1.00%, 1.25%, 1.50%, 1.75%, 2.00% or 2.25%, based on the
Company achieving certain leverage ratios. Term Loan B and Term Loan C will bear interest at a per annum rate, at the Company's option, of (A) with respect to Term Loan B either (i) (a) the greater of the prime rate or federal funds rate plus .50%, plus (b) a margin of .25%, .50%, .75%, 1.00%, 1.25% or 1.50%, based on the Company achieving certain leverage ratios or (ii) LIBOR plus a margin of 1.50%, 1.75%, 2.00%, 2.25%, 2.50% or 2.75%, based on the Company achieving certain leverage ratios or (B) with respect to Term Loan C, either
(i) (a) the greater of the prime rate or federal funds rate plus .50%, plus (b) a margin of .50%, .75%, 1.00%, 1.25%, 1.50% or 1.75%, based on the Company achieving certain leverage ratios, or (ii) LIBOR plus a margin of 1.75%, 2.00%, 2.25%, 2.50%, 2.75%, or 3.00%, based on the Company's achieving certain leverage ratios.

     The Company's obligations under the Senior Credit Facility are secured by all of the assets (other than real property) of the Company and each of its domestic subsidiaries, and a pledge by the Company and each of its subsidiaries of all the outstanding capital stock of its respective domestic subsidiaries and a pledge of 65% of

                              GALEY & LORD, INC.

NOTE C -- LONG-TERM DEBT -- Continued

the outstanding voting capital stock, and 100% of the outstanding non-voting capital stock, of any of its respective foreign subsidiaries. In addition, payment of all obligations under the Senior Credit Facility is guaranteed by each of the Company's domestic subsidiaries. Under the Senior Credit Facility, the Company is required to make mandatory prepayments of principal annually in an amount equal to 50% of Excess Cash Flow (as defined in the Senior Credit Facility), and also in the event of certain dispositions of assets or debt or equity issuances (all subject to certain exceptions) in an amount equal to 100% of the net proceeds received by the Company therefrom.

     The Senior Credit Facility contains certain covenants, including, without limitation, those limiting the Company's and its subsidiaries' ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of its business, make certain investments or pay dividends. In addition, the Senior Credit Facility requires the Company to meet certain financial ratio tests and limits the amount of capital expenditures which the Company and its subsidiaries may make in any fiscal year.

     On December 19, 1997, the Company entered into a Senior Subordinated Credit Agreement (the "Bridge Financing") with First Union Corporation, as agent and lender, which was amended on January 29, 1998 and provides for borrowings of $275 million, of which $145.6 million was initially borrowed on December 19, 1997 and the remainder of which was borrowed on January 29, 1998. All borrowings under the Bridge Financing were used to fund the Acquisition (including fees and expenses). The outstanding principal amount of all borrowings under the Bridge Financing will be due and payable on December 19, 2007; provided, however, that the Company is required to make certain mandatory prepayments of principal in the event of certain dispositions of assets, capital contributions or other debt or equity issuances. Borrowings under the Bridge Financing bear interest, which is payable monthly, at a per annum rate initially of LIBOR plus 4.50% and increasing by .25% for each month that borrowings under the Bridge Financing remain outstanding. In no event shall the interest rate on such borrowings exceed 18% (with the maximum interest rate with respect to interest payable in cash not to exceed 14% and the remainder to be payable in kind).

     All borrowings under the Bridge Financing are unsecured and payment by the Company of all obligations under the Bridge Financing is subordinated to the prior payment in full of all obligations under the Senior Credit Facility. The Bridge Financing contains certain covenants, including, without limitation, those limiting the Company's ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of its business or make dividends.

     The Company expects to replace the Bridge Financing with 10 year senior subordinated notes during February 1998. The Company has obtained a commitment regarding the issuance and sale of the 10 year senior subordinated notes.

     During January 1996, the Company entered into an interest rate swap on $25 million of its outstanding bank debt to fix the LIBOR interest rate on which those borrowings are based. The interest rate swap assures that the Company under its current credit agreement will pay a maximum rate of 8.53% (LIBOR fixed at 5.53% plus the maximum spread allowed under the Senior Credit Facility of 3.0%) on the $25 million of bank debt for a five-year period.

                              GALEY & LORD, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


NOTE D -- INVENTORIES

     The components of inventory at December 27, 1997, December 28, 1996 and September 27, 1997 consisted of the following (in thousands):




                                             December 27,     December 28,     September 27,
                                                 1997             1996             1997
                                            --------------   --------------   --------------
   Raw materials ........................      $  1,729         $  2,949         $  2,353
   Stock in process .....................        18,582           14,409           13,359
   Produced goods .......................        77,157           71,001           79,611
   Dyes, chemicals and supplies .........         5,819            4,626            5,448
                                               --------         --------         --------
                                                103,287           92,985          100,771
   Less LIFO and other reserves .........        (7,353)          (7,745)          (8,254)
                                               --------         --------         --------
                                               $ 95,934         $ 85,240         $ 92,517
                                               ========         ========         ========

NOTE E -- NET INCOME PER COMMON SHARE

     Net income per common share data is computed based on the average number of shares of Common Stock and Common Stock equivalents outstanding during the period.

     Effective December 16,1997, the Company adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"). This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. FAS 128 also requires all periods presented to be restated after adoption of the statement.

     Incremental shares for diluted earnings per share represent the dilutive effect of options outstanding during the quarter. Options to purchase 2,000 shares and 170,950 shares of common stock were outstanding during the periods ended December 27, 1997 and December 28, 1996, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. Options to purchase 338,000 shares and 475,000 shares of common stock were outstanding during the periods ended December 27, 1997 and December 28, 1996, respectively, but were not included in the computation of diluted earnings per share pursuant to the contingent share provisions of FAS 128. Vesting of these options is contingent upon the market price of common shares reaching certain target prices, which were greater than the average market price of the common shares.


NOTE F -- STOCKHOLDERS' EQUITY

     Activity in Stockholders' Equity is as follows (dollar amounts in thousands):




                                                          Common     Contributed     Retained      Treasury
                                                           Stock       Capital       Earnings        Stock         Total
                                                         --------   -------------   ----------   ------------   -----------
Balance at September 27, 1997 ........................     $121        $35,877       $70,566       $ (2,247)     $104,317
Tax benefit from exercise of stock options ...........       --              6            --             --             6
Compensation earned related to stock options .........       --             97            --             --            97
Net income (loss) for December 27, 1997 ..............       --             --          (634)            --          (634)
                                                           ----        -------       -------       --------      --------
Balance at December 27, 1997 .........................     $121        $35,980       $69,932       $ (2,247)     $103,786
                                                           ====        =======       =======       ========      ========

                         INDEPENDENT AUDITORS' REPORT

To Boards of Directors and Stockholders of Galey & Lord, Inc. and Polymer Group, Inc.

     We have audited the accompanying combined balance sheets of the Apparel Fabrics Business of Dominion Textile Inc. (the "Business") as of June 30, 1996 and 1997, and the related combined statements of income and deficit and cash flows for the years ended June 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of Swift Textiles Europe Limited, the Business' investment which is accounted for using the equity method. The Business' equity of $3.2 million and $2.8 million in the Swift Textiles Europe Limited net assets at June 30, 1996 and 1997, respectively, and of $6.3 million, $8.3 million and $7.4 million in the net income for the years ended June 30, 1995, 1996 and 1997, respectively are included in the accompanying combined financial statements. The financial statements of Swift Textiles Europe Limited were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such company, is based solely on the report of such other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, such combined financial statements present fairly, in all material respects, the combined financial position of the Business as of June 30, 1996 and 1997, and the combined results of its operations and its cash flows for the years ended June 30, 1995, 1996 and 1997, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying combined financial statements have been prepared from the separate records maintained by the Business and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business had been operated as a separate entity for all periods presented. Portions of certain income, expenses, assets and liabilities represent allocations made from Dominion Textile Inc.'s headquarters, as explained in the basis of presentation.


DELOITTE & TOUCHE

Chartered Accountants
January 29, 1998

                           APPAREL FABRICS BUSINESS


                   COMBINED STATEMENTS OF INCOME AND DEFICIT



                                                                                  For the Years Ended
                                                               ---------------------------------------------------------
                                                                    June 30,            June 30,            June 30,
                                                                      1995                1996                1997
                                                               -----------------   -----------------   -----------------
Sales ......................................................    $  633,690,769      $  650,862,549      $  610,573,010
Cost of goods sold .........................................       529,723,906         577,238,622         552,669,567
Restructuring charges (Note 1) .............................                --           3,558,000          17,816,145
                                                                --------------      --------------      --------------
Gross profit ...............................................       103,966,863          70,065,927          40,087,298
                                                                --------------      --------------      --------------
Selling expenses ...........................................        20,267,232          23,024,674          20,265,482
Administrative expenses ....................................        32,183,500          32,745,972          32,046,918
Goodwill amortization ......................................         1,990,263           1,991,969           1,988,145
                                                                --------------      --------------      --------------
                                                                    54,440,995          57,762,615          54,300,545
                                                                --------------      --------------      --------------
Operating income (loss) ....................................        49,525,868          12,303,312         (14,213,247)
Interest expense, net ......................................       (28,732,689)        (18,736,557)        (17,412,760)
Share in net income of associated companies ................         6,308,424           8,325,611           7,409,584
Other expense, net (Note 2) ................................        (1,497,313)           (711,651)            (73,495)
                                                                --------------      --------------      --------------
Income (loss) before provision for (recovery of) income
  taxes ....................................................        25,604,290           1,180,715         (24,289,918)
Provision for (recovery of) income taxes (Note 3) ..........         6,577,499          (3,587,550)        (10,183,601)
                                                                --------------      --------------      --------------
Net income (loss) before extraordinary loss ................        19,026,791           4,768,265         (14,106,317)
Extraordinary loss on early extinguishment of debt .........                --          (2,223,007)                 --
                                                                --------------      --------------      --------------
Net income (loss) ..........................................        19,026,791           2,545,258         (14,106,317)
                                                                --------------      --------------      --------------
Deficit, at beginning ......................................      (137,499,011)       (118,472,220)       (115,926,962)
                                                                --------------      --------------      --------------
Deficit, at end ............................................      (118,472,220)       (115,926,962)       (130,033,279)
                                                                ==============      ==============      ==============

                See notes to the combined financial statements.

                           APPAREL FABRICS BUSINESS


                            COMBINED BALANCE SHEETS




                                                                                June 30,            June 30,
                                                                                  1996                1997
                                                                           -----------------   -----------------
Assets
Current assets
 Cash and cash equivalents .............................................    $   17,696,400      $   36,797,072
 Receivables
   Trade, net of allowance for doubtful accounts of $2,214,213
    (1996 -- $2,423,183) ...............................................       124,535,410         118,459,831
   Other ...............................................................         9,763,297          17,987,082
 Inventories (Note 4) ..................................................        93,141,222          84,972,495
 Other current assets ..................................................        24,487,994          11,392,840
                                                                            --------------      --------------
                                                                               269,624,323         269,609,320
Investments and advances (Note 5) ......................................         8,136,681           6,576,251
Property, plant and equipment, net (Note 6) ............................       273,060,797         244,025,312
Intangible assets, net (Note 7) ........................................        64,783,364          62,213,219
Other assets (Note 8) ..................................................        17,346,872           8,688,738
                                                                            --------------      --------------
Total assets ...........................................................       632,952,037         591,112,840
                                                                            ==============      ==============
Liabilities and stockholders' equity
Current liabilities
 Accounts payable ......................................................        31,580,971          32,999,742
 Payroll, related taxes and other employee related liabilities .........        19,053,253          15,951,978
 Other accrued liabilities .............................................        22,544,038          37,578,824
 Interest payable ......................................................         5,933,779           5,656,732
 Income taxes payable ..................................................         4,623,042           4,320,246
 Long-term debt due within one year (Note 9) ...........................           916,297           1,535,908
                                                                            --------------      --------------
                                                                                84,651,380          98,043,430
Long-term debt (Note 9) ................................................       247,897,323         197,971,915
Deferred income taxes (Note 3) .........................................        41,245,274          30,291,948
Other non-current liabilities ..........................................        47,520,476          43,293,000
                                                                            --------------      --------------
Total liabilities ......................................................       421,314,453         369,600,293
                                                                            --------------      --------------
Stockholders' equity
 Additional paid-in capital ............................................       334,205,229         370,598,557
 Deficit ...............................................................      (115,926,962)       (130,033,279)
 Cumulative translation adjustment (Note 11) ...........................        (6,640,683)        (19,052,731)
                                                                            --------------      --------------
Total stockholders' equity .............................................       211,637,584         221,512,547
                                                                            --------------      --------------
Total liabilities and stockholders' equity .............................       632,952,037         591,112,840
                                                                            ==============      ==============

                See notes to the combined financial statements.

                           APPAREL FABRICS BUSINESS


                       COMBINED STATEMENTS OF CASH FLOWS




                                                                                  For the Years Ended
                                                                --------------------------------------------------------
                                                                    June 30,            June 30,            June 30,
                                                                      1995                1996                1997
                                                                ----------------   -----------------   -----------------
Operating activities
Net income (loss) ...........................................    $   19,026,791     $    2,545,258       $ (14,106,317)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
     Extraordinary loss on early extinguishment of debt .....                --          2,223,007                  --
     Depreciation and amortization ..........................        32,142,141         34,402,833          35,471,104
     Deferred income taxes ..................................        (5,467,126)          (457,006)        (10,953,325)
     Loss on disposal of property, plant and equipment ......         2,048,236          3,238,143           2,454,532
     Share in net income of associated companies ............        (6,308,424)        (8,325,611)         (7,409,584)
     Dividends received from associated companies ...........         7,105,000          9,283,126           7,621,617
Changes in assets and liabilities:
  Receivables, net ..........................................        (8,317,959)         2,258,602          (2,912,386)
  Inventories ...............................................         4,092,963        (15,105,401)          5,426,948
  Other current assets ......................................        (6,140,899)        (4,117,510)         12,729,080
  Other assets ..............................................         1,213,408         11,101,967           8,198,519
  Current liabilities .......................................       (10,155,921)        (4,258,069)          5,805,026
  Other liabilities .........................................         2,951,519         (2,754,030)         (3,284,321)
  Other, net ................................................        (2,589,795)        (1,675,400)             18,325
                                                                 --------------     --------------       -------------
Net cash provided by operating activities ...................        29,599,934         28,359,909          39,059,218
                                                                 --------------     --------------       -------------
Investing activities
Capital expenditures ........................................       (27,061,662)       (52,580,250)        (17,164,366)
Proceeds from sale of property, plant and equipment .........         3,728,894          2,763,172           3,328,188
Investments in associated companies and other ...............        (2,948,045)           489,997           1,772,462
Other, net ..................................................        (7,532,631)         1,656,072           5,944,680
                                                                 --------------     --------------       -------------
Net cash used in investing activities .......................       (33,813,444)       (47,671,009)         (6,119,036)
                                                                 --------------     --------------       -------------
Financing activities
Repayment of short-term borrowings ..........................       (12,034,909)                --         (12,922,743)
Repayment of long-term debt .................................      (120,238,155)      (206,783,360)        (49,880,066)
Issue of short-term borrowings ..............................                --                 --          12,922,743
Issue of long-term debt .....................................        97,915,928        220,695,364             822,389
Debt issue costs ............................................                --         (3,373,158)                 --
Changes in additional paid-in capital .......................        24,764,445         (3,990,150)         36,393,328
                                                                 --------------     --------------       -------------
Net cash (used in) provided by financing activities .........        (9,592,691)         6,548,696         (12,664,349)
                                                                 --------------     --------------       -------------
Effect of changes in exchange rates on cash and cash
  equivalents ...............................................         1,702,437            439,027          (1,175,161)
                                                                 --------------     --------------       -------------
Net increase (decrease) in cash and cash equivalents ........       (12,103,764)       (12,323,377)         19,100,672
Cash and cash equivalents, beginning of year ................        42,123,542         30,019,778          17,696,400
                                                                 --------------     --------------       -------------
Cash and cash equivalents, end of year ......................        30,019,778         17,696,401          36,797,072
                                                                 ==============     ==============       =============
Supplemental disclosure of cash flow information
  Net cash paid (received) during the year for:
   Interest .................................................        30,840,440         21,248,309          18,841,124
                                                                 --------------     --------------       -------------
   Income taxes .............................................        (1,464,625)         2,145,272          (2,695,072)
                                                                 --------------     --------------       -------------

                See notes to the combined financial statements.

                           APPAREL FABRICS BUSINESS


                             BASIS OF PRESENTATION


                   Years ended June 30, 1995, 1996 and 1997


     General

     The consolidated financial statements of Dominion Textile Inc. (the "Corporation"), a Canadian company, have been issued to stockholders.

     All dollar amounts in the combined financial statements are stated in US dollars.

     The combined financial statements of the Apparel Fabrics Business of Dominion Textile Inc. (the "Business") include the operations of Swift Denim, Inc., Klopman International S.p.A. and Swift Textiles Europe Limited which were operated as subsidiaries or associated companies of Dominion Textile Inc. On December 19, 1997, pursuant to a takeover offer, DT Acquisition Inc., an affiliate of Polymer Group, Inc. ("PGI") acquired all shares tendered which approximated 98% of the outstanding common stock of the Corporation. In connection with the change of control, PGI entered into a preliminary agreement with Galey & Lord, Inc., to sell it certain operations. In contemplation of the change in control and the subsequent sale of certain operations, the operations and the net assets of the Corporation have been essentially divided into two groups: the Apparel Fabrics Business and the Nonwovens Business.

     The combined financial statements have been prepared using the Corporation's historical basis in the assets and liabilities and historical results of operations related to the Business. Changes in additional paid-in capital represent the Corporation's contribution of its net operating investment plus net cash transfers to or from the Corporation. The combined financial statements reflect the results of operations, financial position and cash flows of the Business as if it had operated as a separate entity for all periods presented and may not be indicative of actual results of operations and financial position of the Business under different ownership.

     Additionally, the combined financial statements include allocations of certain corporate headquarters assets, liabilities (excluding deferred income taxes), and net expenses. All significant intergroup transactions and balances have been eliminated.


     Allocations

     The liabilities of the Business include outstanding direct third-party indebtedness and the amount of debt based on the ratio of the Business' average net operating investment to the aggregate net operating investment of the two groups. Interest expense shown in the combined financial statements reflects the interest expense associated with the aggregate borrowings for each period presented principally based on a blend of the Corporation's long-term weighted average interest rates for the applicable period.

     General corporate overhead related to the Corporation's headquarters has been allocated to the Business based on the ratio of the Business' sales to the aggregate sales of the Corporation. The costs of the services charged to the Business are not necessarily indicative of the costs that would have been incurred if the Business had performed these functions as a stand-alone entity. Additionally, income taxes on allocated general corporate overhead are calculated using the Corporation's statutory tax rate.

     Management believes that the basis of allocation is reasonable.

                           APPAREL FABRICS BUSINESS
                      BASIS OF PRESENTATION  -- Continued


     The following table illustrates the results of applying the allocation method described above on various financial statement items:



                                                                             For the years ended June 30,
                                                                ------------------------------------------------------
                                                                      1995               1996               1997
                                                                ----------------   ----------------   ----------------
 Net impact on gross profit .................................    $    (656,376)      $ (1,053,173)      $ (3,453,504)
 General corporate overhead, net ............................      (12,101,010)        (4,381,800)        (7,454,020)
 Recovery of income taxes ...................................        4,949,866          3,143,589          4,293,493
 Extraordinary loss on early extinguishment of debt .........               --         (2,223,007)                --
                                                                 -------------       ------------       ------------
                                                                    (7,807,520)        (4,514,391)        (6,614,031)
                                                                 =============       ============       ============


                                                              As of June 30,
                                                     --------------------------------
                                                          1996              1997
                                                     --------------   ---------------
     Net assets excluding long-term debt .........        457,385        14,539,529
     Long-term debt ..............................    245,247,741       197,049,432
     Cumulative translation adjustment ...........       (575,472)       (4,252,709)

                            APPAREL FABRICS BUSINESS


                        SIGNIFICANT ACCOUNTING POLICIES


                    Years Ended June 30, 1995, 1996 and 1997

     The combined financial statements have been prepared in accordance with US generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most significant accounting policies are as follows:

     The combined financial statements include the accounts of Swift Denim, Inc. and of Klopman International S.p.A., plus certain allocations from the corporate headquarters as explained in the basis of presentation. The investment in associated companies is carried at the Business' equity therein. All significant intercompany transactions are eliminated.

     The business acquisitions are accounted for using the purchase method. The assets and liabilities of the acquired entities are adjusted to appropriate carrying values.


     Nature of operations

     The Business produces denim and polycotton fabrics for careerwear and markets these products on a worldwide basis.


     Fiscal year

     The Business' fiscal year is the 52- or 53-week period ending on the last Saturday in June. Fiscal 1995 includes operations for a 52-week period, whereas fiscal 1996 includes operations for a 53-week period and fiscal 1997 inludes operations for a 52-week period.


     Translation of foreign currencies

     Unrealized translation gains and losses on assets and liabilities denominated in foreign currencies are reflected in income of the period. Unrealized translation gains or losses on debt designated as a hedge of foreign self-sustaining operations are included in the cumulative translation adjustment in stockholders' equity.

     The assets and liabilities of foreign operations, all of which are self-sustaining, are translated at exchange rates in effect at the balance sheet dates. Revenue and expense items are translated at average exchange rates prevailing during the period. The resulting gains and losses are accumulated in the cumulative translation adjustment in stockholders' equity.

                            APPAREL FABRICS BUSINESS

     Financial instruments

     The Business enters into a variety of financial instruments to manage its exposure to foreign currency rates and market risk related to its cotton purchase requirements. These instruments are used for hedging purposes and are employed in connection with an underlying asset, liability, firm commitment or anticipated transaction.

     Gains and losses on hedges of existing assets and liabilities are included in the carrying amounts of those assets and liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions are also deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. Gains and losses on financial instruments that do not qualify as hedges for accounting purposes are recognized in income.


     Cash equivalents

     Cash equivalents include all highly liquid short-term instruments purchased with a maturity of three months or less.


     Inventory valuation

     Inventories are valued at the lower of cost (determined substantially on the first-in, first-out method) and net realizable value or replacement value for certain supplies. The cost of work in process and finished goods includes raw materials, direct labor and certain manufacturing overhead expenses. Adequate provision is made for slow moving and obsolete inventories.


     Depreciation and amortization

     Property, plant and equipment are stated at historical cost. Depreciation is provided on a straight-line basis at varying rates which allocate the cost of the assets over their estimated economic lives. Buildings are amortized primarily over 25 years and machinery and equipment over 3 to 15 years.

     Goodwill which represents, at the acquisition date, the excess of cost over the fair value of companies acquired, is amortized on a straight-line basis over a maximum of 40 years. The Business evaluates the carrying value of goodwill for potential permanent impairment on an ongoing basis. In order to determine if such a permanent impairment exists, the Business' management considers each business unit's financial condition and expected future cash flows, using projected financial performance. A permanent impairment in the value of goodwill is written off against income in the year such impairment is recognized.

     Other intangible assets are amortized over their respective estimated useful lives for periods ranging from 4 to 25 years. Deferred refinancing costs are amortized over the term of the related debt.


     Adoption of new accounting standard

     During 1997, the Business adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles, goodwill and assets to be disposed of. The management determined that no impairment loss was needed to be recognized for applicable assets of its operations. Such determination does not envisage the change of control described in the basis of presentation.

                           APPAREL FABRICS BUSINESS

                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


1. Restructuring charges

     In the fourth quarter of 1997, the Business recorded provisions totaling $17.8 million for the restructuring of its Klopman International unit and for its share in a company-wide cost reduction program.

     The Klopman charge totaled $15.1 million and primarily covered severance payments and the writedown of assets to net realizable value in connection with the shutdown of a greige mill located in Tralee, Ireland and the rationalization of manufacturing operations at a plant located in Frosinone, Italy. Cash payments related to the Klopman charge are expected to approximate $8.6 million with spending primarily taking place in 1998 and to be financed through working capital.

     The Business' share in the charge related to the company-wide cost reduction program amounted to $2.7 million and provided for severance payments and rationalization costs in the general and administrative areas to be implemented in 1998.

     In 1996, a provision of $3.6 million in connection with an earlier rationalization program at Klopman's Tralee, Ireland plant was fully utilized during the year.


2. Other expense, net



                                                                        1995               1996               1997
                                                                  ----------------   ----------------   ----------------
   Loss on disposal of property, plant and equipment ..........     $ (2,048,236)      $ (3,238,143)      $ (2,454,532)
   Business' share in gain realized upon termination of
    pension plan ..............................................               --          2,550,648          2,797,173
   Other items, net ...........................................          550,923            (24,156)          (416,136)
                                                                    ------------       ------------       ------------
                                                                      (1,497,313)          (711,651)           (73,495)
                                                                    ============       ============       ============

3. Income taxes

     The Business follows Statement of Financial Accounting Standards No. 109 in accounting for income taxes.

     Dominion Textile Inc., as a Canadian company, is subject to Canadian tax legislation. The combined income taxes differ from the income taxes calculated using the Canadian statutory rates for the following reasons:




                                                                         1995               1996               1997
                                                                   ----------------   ---------------   -----------------
  Income (loss) before income taxes ............................    $  25,604,290      $  1,180,715       $ (24,289,918)
                                                                    -------------      ------------       -------------
  Statutory income tax rates in Canada .........................            38.80%            38.95%              38.83%
  Income taxes based on combined basic Canadian federal
   and provincial rates ........................................    $   9,934,465      $    459,888       $  (9,431,775)

  Increase (decrease) in income taxes resulting from: ..........
   Losses incurred in the year not tax affected ................        1,702,709         4,979,532           4,018,342
   Share in net income of associated companies .................       (2,447,669)       (3,242,826)         (2,877,142)
   Utilization of tax benefits carried forward .................       (3,687,267)       (3,807,516)         (1,281,954)
   Other .......................................................        1,075,261        (1,976,628)           (611,072)
                                                                    -------------      ------------       -------------
                                                                        6,577,499        (3,587,550)        (10,183,601)
                                                                    =============      ============       =============
  Income taxes (recovery)
   Current .....................................................        2,622,110         4,182,050          (5,225,610)
   Deferred ....................................................        3,955,389        (7,769,600)         (4,957,991)
                                                                    -------------      ------------       -------------
  Total income taxes ...........................................        6,577,499        (3,587,550)        (10,183,601)
                                                                    =============      ============       =============

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


3. Income taxes (continued)

     At June 30, 1996 and 1997, the deferred tax assets (included in other current assets), the deferred tax liabilities and the valuation allowances are as follows:



                                                   1996              1997
                                             ---------------   ----------------
  Deferred tax assets
   Accounts receivable ...................    $   1,092,933     $   1,252,468
   Non-deductible items ..................        1,982,689         3,034,626
   Revenue not currently taxable .........       (1,024,112)         (711,499)
   Net operating losses ..................       11,680,972        12,277,698
                                              -------------     -------------
                                                 13,732,482        15,853,293
                                              =============     =============
  Deferred tax liabilities
   Postretirement obligation .............        4,339,684         4,339,684
   Other non-deductible accruals .........         (638,043)        5,068,225
   Property, plant and equipment .........      (44,946,915)      (39,699,857)
                                              -------------     -------------
                                                (41,245,274)      (30,291,948)
                                              =============     =============
  Valuation allowances ...................      (11,680,972)      (12,277,698)
                                              =============     =============

     As of June 30, 1997, the Business has unused income tax losses pertaining to 1997 and prior years of approximately $33.2 million, which may be used to reduce future years' taxable income. The benefit resulting from these income tax losses has not been recognized in the accounts. The amount, the form and the timing of the benefit resulting from these income tax losses could be affected by the change in control discussed in the basis of presentation. These losses expire as follows:



                      (in thousands
                       of dollars)
                     --------------
  1998 ...........       $ 8,481
  1999 ...........        15,357
  2000 ...........            --
  2001 ...........         9,345
                         -------
                          33,183
                         =======

     The Internal Revenue Service is examining the income tax returns of Dominion Textile (USA) Inc., a company under common control, for the years 1987 through 1989. Management is of the opinion that it has adequately provided for any additional income taxes that may be assessed as a result of this examination.

     Foreign tax credits would offset the amount of undistributed income of international subsidiaries and affiliates which would be subject to additional income taxes if distributed.

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


4. Inventories



                                                                                   1996             1997
                                                                              --------------   --------------
 Finished goods ...........................................................    $37,189,428      $40,863,615
 Work in process, including greige fabric for further processing ..........     33,086,176       29,674,463
 Raw materials and supplies ...............................................     22,865,618       14,434,417
                                                                               -----------      -----------
                                                                                93,141,222       84,972,495
                                                                               ===========      ===========

5. Investments and advances



                                                           1996            1997
                                                      -------------   -------------
  Investment in associated companies (a) ..........   $3,156,324      $2,751,447
  Other investments and advances (b) ..............    4,980,357       3,824,804
                                                      ----------      ----------
                                                       8,136,681       6,576,251
                                                      ==========      ==========

(a) Summarized information, derived from the latest audited financial statements of Swift Textiles Europe Limited is presented below:



                                         For the years ended March 31
                               ------------------------------------------------
                                    1995             1996             1997
                               --------------   --------------   --------------
  Sales ....................    $68,573,890      $74,762,092      $69,570,334
  Operating income .........      5,994,852        8,430,129        7,991,862


                                     As of March 31
                             -------------------------------
                                  1996             1997
                             --------------   --------------
  Current assets .........    $21,752,158      $23,481,778
  Fixed assets ...........      8,715,812        7,482,574
  Net assets .............      1,289,050        1,159,568

(b) Other investments and advances include secured loans to Swift Textiles Europe Limited of $2.4 million, $3.2 million and $3.7 million in 1995, 1996 and 1997, respectively. The loans outstanding at June 30, 1997 bear interest at 8% and are payable in installments through 2007.

6. Property, plant and equipment, net



                                                          1996               1997
                                                    ----------------   ----------------
  Land ..........................................    $    1,084,818     $      868,519
  Buildings and leasehold improvements ..........       125,677,367        123,851,835
  Less: Accumulated depreciation ................       (52,847,179)       (56,504,736)
                                                     --------------     --------------
                                                         73,915,006         68,215,618
                                                     --------------     --------------
  Machinery and equipment .......................       387,296,973        372,649,745
  Less: Accumulated depreciation ................      (188,151,182)      (196,840,051)
                                                     --------------     --------------
                                                        199,145,791        175,809,694
                                                     --------------     --------------
                                                        273,060,797        244,025,312
                                                     ==============     ==============

     Depreciation and amortization of property, plant and equipment amounts to $30,362,520, $32,412,514 and $33,482,826 in 1995, 1996 and 1997, respectively.

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


7. Intangible assets, net



                                                    1996               1997
                                              ----------------   ----------------
  Goodwill ................................    $  83,221,796      $  82,492,240
  Other ...................................          407,870            347,964
                                               -------------      -------------
                                                  83,629,666         82,840,204
  Less: Accumulated amortization ..........      (18,846,302)       (20,626,985)
                                               -------------      -------------
                                                  64,783,364         62,213,219
                                               =============      =============

     Total intangible asset amortization charged to income amounts to $1,779,621, $1,990,318 and $1,988,278 in 1995, 1996 and 1997, respectively.


8. Other assets



                                                          1996            1997
                                                     -------------   -------------
   Deferred refinancing and other costs ..........   $7,224,213       $6,777,166
   Pension asset .................................    2,368,273        1,911,572
   Note receivable(a) ............................    7,754,386               --
                                                     ----------       ----------
                                                     17,346,872        8,688,738
                                                     ==========       ==========

(a) The $10.0 million note received on the sale of Wayn-Tex Inc., a former subsidiary of the Corporation, and due in August 1999, was prepaid subsequent to year-end and accordingly has been reclassified in other current receivables at June 30, 1997. The Business was allocated a portion of the note based on the allocation method explained in the basis of presentation. The interest rate on the note was 11.75%.

9. Long-term debt

     The Business' long-term debt is as follows:



                                                                            1996              1997
                                                                      ---------------   ---------------
  Secured
  Term notes (3.7 billion lira) due June 1998 at 8.65% ............    $  3,118,903      $  2,458,391
  Other ...........................................................         446,976                --
  Unsecured
  Business' share in general corporate long-term debt (a) .........     245,247,741       197,049,432
                                                                       ------------      ------------
                                                                        248,813,620       199,507,823
  Long-term debt due within one year ..............................        (916,297)       (1,535,908)
                                                                       ------------      ------------
                                                                        247,897,323       197,971,915
                                                                       ============      ============

     (a) As of June 30, 1997 and 1996, the general corporate long-term debt is as follows:



                                                                                 1996              1997
                                                                           ---------------   ---------------
    Unsecured and Guaranteed Senior Notes, Due
      November 2003(i) .................................................    $150,000,000      $150,000,000
    Unsecured and Guaranteed Senior Notes, Due April 2006 (ii) .........     125,000,000       125,000,000
    Unsecured Revolving Credit Facility (ii)............................      57,000,000                --
    Other ..............................................................         685,997                --
                                                                            ------------      ------------
                                                                             332,685,997       275,000,000
    Long-term debt due within one year .................................         (55,866)               --
                                                                            ------------      ------------
                                                                             332,630,131       275,000,000
                                                                            ============      ============

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


9. Long-term debt (cont'd)

   (i) These notes were issued by Dominion Textile (USA) Inc. and are unconditionally guaranteed by the Corporation.

   (ii) In 1996, the Corporation completed a refinancing plan which included the issue by Dominion Textile (USA) Inc. of $125 million of Guaranteed Senior Notes and the concurrent arrangement of the Revolving Credit Facility. Proceeds of the senior notes and from certain simultaneous borrowings under the Revolving Credit Facility were used to prepay secured loans outstanding (including prepayment premiums and accrued interest).

       The Revolving Credit Facility of $100 million will mature on April 1, 2001 and bears interest at a floating rate equal to, at the borrower's option (i) the higher of the prime rate or Federal Funds Rate plus 0.5%; or (ii) LIBOR plus a margin which is subject to change within a range of 0.5% and 2.0% depending on the consolidated debt to cash flow ratio of the Corporation. Interest payment dates vary in accordance with the maturity period selected for each borrowing made under the facility. The facility also provides for availability of letters of credit.

       The credit facilities governing the long-term indebtedness of the Corporation contain covenants which include, among others, covenants restricting certain investments, capital expenditures, other indebtedness, disposition of assets, mergers and acquisitions, liens and encumbrances, and also set out certain financial covenants. These financial covenants include, among others, requirements for the Corporation to maintain various consolidated financial ratios and net worth levels in excess of predefined levels.

       In addition, the change of control, discussed in the basis of presentation, will cause Dominion Textile (USA) Inc. to offer, within 30 days after the change of control, to repurchase all outstanding senior notes at a predefined price.

       As of June 30, 1997, letters of credit aggregating $4.3 million were issued, representing contingent liabilities of the Corporation under the Revolving Credit Facility and $95.7 million was unutilized and available.

     (b) The payments required on the long-term debt are as follows:



                                            General
                                           corporate
                                           long-term        Business'
                                             debt             share
                                        --------------   --------------
  1998 ..............................   $        --      $ 1,535,908
  1999 ..............................            --          922,483
  2000 ..............................            --               --
  2001 ..............................            --               --
  2002 ..............................            --               --
  2003 and subsequent years .........   275,000,000      197,049,432
                                        -----------      -----------
                                        275,000,000      199,507,823
                                        ===========      ===========

   (c) Interest expense related to long-term debt totaled $24.3 million, $19.4 million, and $19.5 million in 1995, 1996 and 1997, respectively.

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


9. Long-term debt (cont'd)

     (d) The following table presents the interest rates as of June 30, 1997:


  Canadian prime rate ..........       4.75%
  US prime rate ................       8.50%
  Federal Funds rate ...........       5.63%
  LIBOR-3 month-period .........       5.81%

   (e) As of June 30, 1997, the Business maintained other available bank lines of credit for general corporate purposes, at the bank's prime rate of interest or equivalents, to meet normal operating requirements.


10. Financial instruments

     Risk management

     The Business operates internationally and is exposed to market risks from changes in foreign exchange rates and in the cost of cotton, its principal raw material.


     Foreign currency hedging

     During the period, the Business used forward contracts to hedge certain operating and capital cash flows. As of June 30, 1997, $20.9 million notional amount of forward exchange contracts were outstanding.


     Cotton hedging

     For hedging purposes, the Business enters principally into futures contracts and option positions to reduce the impact of changes in the cost of cotton used in its manufacturing process. The option positions primarily include long-calls that qualify for hedge accounting. As of June 30, 1997, the Business had aggregate open futures contracts and long-call options to purchase approximately 24 million pounds of cotton.


     Interest rates

     Substantially all long-term debt is issued at fixed interest rates.


     Fair values

     Fair values approximate amounts at which financial instruments could be exchanged between willing parties, based on current markets for instruments of the same risk, principal and remaining maturities. Fair values are based on estimates using present value and other valuation techniques which are significantly affected by the assumptions used concerning the amount and timing of future cash flows and discount rates which reflect varying degrees of risk.

     Therefore, due to the use of subjective judgment and uncertainties, the aggregate fair value amount should not be interpreted as being realizable in an immediate settlement of the instruments.

     As of June 30, 1997 and 1996 the carrying value of all financial instruments approximates fair value with the following exceptions:



                                                                   1996                                1997
                                                     ---------------------------------   ---------------------------------
                                                         Carrying            Fair            Carrying            Fair
                                                          Value             Value             Value             Value
 Long-term debt ..................................    $248,813,620      $243,474,606      $199,507,823      $205,659,328
 Derivatives, asset (liability) position
  Futures and forward exchange contracts .........              --        (1,155,800)               --          (606,055)
  Options ........................................       4,027,400         2,114,500           637,900           402,200

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


10. Financial instruments (cont'd)

     Credit risk

     The Business is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations, given their high credit ratings. Where appropriate, the Business obtains collateral in the form of rights to securities or arranges master netting agreements. The credit exposure of the financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date, reduced by the effects of master netting agreements.

     The Business is exposed to credit risk from customers. However, the Business has a large number of diverse customers which minimizes the concentration of this risk. Sales to two customers represented 35% in 1997 (1996 - 38% and 1995 - 33%) of the Business' combined sales.


     Guarantees

     As of June 30, 1997, the Corporation had outstanding guarantees of $4.3 million (1996 - nil) representing financial guarantees issued in the normal course of business.


11. Cumulative translation adjustment

     The changes in the cumulative translation adjustment are as follows:



                                              1996               1997
                                        ----------------   ----------------
   Balance at beginning .............     $ (7,130,922)     $  (6,640,683)
   Changes during the year ..........          490,239        (12,412,048)
                                          ------------      -------------
   Balance at end ...................       (6,640,683)       (19,052,731)
                                          ============      =============

12. Employee benefits

     Defined benefit pension plans

     The Corporation maintains defined benefit pension plans that provide for pensions for both hourly and salaried employees based on length of service and rate of pay. The Corporation funding policy is to make contributions to its pension funds based on various actuarial cost methods as permitted by pension regulatory bodies. The companies are responsible to adequately fund the plans. Plan assets at June 30, 1996 and 1997 consisted primarily of listed stocks, mutual funds and bonds. Contributions reflect actuarial assumptions concerning future investment returns, salary projections and future service benefits.

     The cost of pensions is accrued and charged to income over employees' working lives. Pension expense was calculated using a value of assets adjusted to market over periods of up to five years. The weighted average discount rate was 7.75% in 1995, 1996 and 1997, the rate of increase in future compensation levels used in determining the actuarial present value of the accrued pension benefits was 5.0% in 1997 (1996 and 1995 - 5.0% to 6.5%), and the expected long-term rate of return on plan assets was 8.0% in 1996 and 1997.

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


12. Employee benefits (cont'd)

     The funded status of the Corporation's defined benefit pension plans as of the most recent valuation dates for June 30, 1996 and 1997, is as follows:




                                                                          1996                            1997
(in thousands of dollars)                                     -----------------------------   ----------------------------
                                                                  Assets       Accumulated        Assets       Accumulated
                                                                  exceed         benefits         exceed        benefits
                                                               accumulated        exceed       accumulated       exceed
                                                                 benefits         assets         benefits         asset
                                                              -------------   -------------   -------------   ------------
 Actuarial present value of benefit obligation ............     $ (38,794)      $ (29,374)      $ (22,174)     $ (30,166)
                                                                ---------       ---------       ---------      ---------
 Accumulated benefit obligation ...........................       (39,116)        (29,905)        (22,331)       (30,846)
                                                                ---------       ---------       ---------      ---------
 Projected benefit obligation
  for service rendered to date ............................       (39,998)        (31,659)        (23,277)       (33,828)
 Plan assets at fair value ................................        53,957          23,115          32,742         26,339
                                                                ---------       ---------       ---------      ---------
 Projected benefit obligation less than (in excess of)
  plan assets .............................................        13,959          (8,544)          9,465         (7,489)
 Unrecognized net (gain) loss .............................       (13,200)          1,854          (9,210)           353
 Additional minimum liability recognized ..................          (105)         (2,263)             --         (1,912)
 Prior service cost not yet recognized in net periodic
  pension cost ............................................           413           3,088             370          2,753
 Unrecognized net (asset) liability at transition .........          (596)            425            (263)         1,719
                                                                ---------       ---------       ---------      ---------
 Pension asset (liability) ................................           471          (5,440)            362         (4,576)
                                                                =========       =========       =========      =========

     The Corporation's net pension cost for 1995, 1996 and 1997 includes the following:



                                                                   1995           1996          1997
(in thousands of dollars)                                      ------------   -----------   -----------
   Service cost - benefits earned during the year ..........    $   2,026      $  1,665      $  1,726
   Interest cost on projected benefit obligation ...........        8,034         2,891         3,183
   Actual return on plan assets ............................      (14,907)       (7,235)       (5,254)
   Settlement loss .........................................           --            --           466
   Net amortization and deferral ...........................        7,560         5,492         2,752
                                                                ---------      --------      --------
                                                                    2,713         2,813         2,873
                                                                =========      ========      ========

     Termination of pension plans

     In 1996, Dominion Textile Inc. terminated the Staff Retirement Income Plan for Employees at Locations in a Province Other Than Quebec (the "Ontario Plan") and proposed to its members to share the surplus equally between the members and the Corporation. The proposal was approved in 1997 by the members and by the Pension Commission of Ontario. A gain of $2.8 million representing the Business' share of the Ontario Plan surplus has been recorded and included under the caption "Other expense, net", in the combined statements of income.

     In 1995, Dominion Textile Inc. terminated the Staff Retirement Income Plan for Employees at Locations in the Province of Quebec (the "Quebec Plan") and proposed to its members to share the surplus equally between the members and the Corporation. The proposal was approved by the members in 1996 and Dominion Textile Inc. received $17.5 million, representing its share of the Quebec Plan surplus. A gain of $2.6 million representing the Business' share of proceeds received in excess of the net pension asset was recorded.

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


12. Employee benefits (cont'd)

     Capital accumulation plans

     The Business maintains capital accumulation plans covering approximately 1,800 employees. The Business' expense with respect to those plans amounted to $1.5 million in 1995, $3.0 million in 1996 and $2.7 million in 1997.


     Other benefits

     In addition to its pension plans, the Corporation provides certain health care and life insurance benefits for a large number of its retired employees in North America who have met the eligibility conditions. The cost of the other benefits is charged to income as expenditures are incurred.

     The following table sets forth the status of the Corporation's plan based on the latest actuarial valuations:



                                                          1996        1997
                                                       ---------   ---------
   (in thousands of dollars)
   Retirees ........................................    $ 9,194     $ 7,626
   Fully eligible active plan participants .........      2,125       1,772
   Other active plan participants ..................      4,439       4,490
                                                        -------     -------
                                                         15,758      13,888
   Unrecognized gain ...............................        518       1,112
                                                        -------     -------
   Postretirement obligation .......................     16,276      15,000
                                                        =======     =======

   The Corporation's net periodic postretirement benefit cost for 1995, 1996 and 1997 consisted of the following components:



                                                                               1995       1996        1997
                                                                             --------   --------   ---------
   (in thousands of dollars)
   Service cost - benefits earned during the period ......................    $  537     $  407     $  414
   Interest cost on accumulated postretirement benefit obligation ........     1,526      1,146        983
   Net gain (including $0.7 million in 1997 for settlements)..............      (306)      (112)      (724)
                                                                              ------     ------     ------
                                                                               1,757      1,441        673
                                                                              ======     ======     ======

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 14%, 14% and 10%, gradually declining to 5% and 6% by 2003 in 1995, 1996 and 1997, respectively, after which it remains constant. A one-percentage-point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation by approximately 11%, 9%, and 8% and would increase the periodic service and interest costs by approximately 17%, 16% and 9% during fiscal 1995, 1996 and 1997, respectively. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.5% during fiscal 1997, 1996 and 1995.


     Summary

     The Business' share in the Corporation's employee benefit plans, based on its proportionate number of employees, is as follows:



                                                               1995        1996        1997
                                                            ---------   ---------   ---------
    (in thousands of dollars)
    Net benefit costs
     Pension plans ......................................    $2,119      $2,197      $2,244
     Postretirement benefit other than pensions .........     1,372       1,126         526

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


12. Employee benefits (cont'd)



                                                             1996        1997
                                                          ---------   ---------
   (in thousands of dollars)
   Unfunded obligation, net
    Pension plans .....................................    $ 3,959     $ 3,291
    Postretirement benefit other than pension .........     12,711      11,714

13. Commitments and contingent liabilities

     Lease commitments

     As of June 30, 1997, the future minimum payments for building and equipment leases with initial non-cancelable lease terms in excess of one year are as follows:


  1998 ................................   $3,166,897
  1999 ................................    2,768,942
  2000 ................................    1,814,464
  2001 ................................    1,334,072
  2002 ................................    1,077,019
  2003 and subsequent years ...........      115,000
                                          ----------
                                          10,276,394
                                          ==========

     Other commitments

     As of June 30, 1997, the Business had outstanding purchase contracts for cotton and other fibers of approximately $80.0 million and commitments for capital expenditures of approximately $1.7 million.


     Environmental matters

     The Business, primarily as a result of its manufacturing operations, is subject to numerous environmental laws and regulations and exposed to liabilities and compliance costs arising from its past and current generation, management and disposition of hazardous substances and wastes. Based on information presently available, management believes that the existing accruals are sufficient to satisfy probable and reasonably estimable environmental liabilities related to known environmental matters.


     Litigation

     In the normal course of operations, the Business becomes involved in various claims and legal proceedings. While the final outcome with respect to claims and legal proceedings pending at June 30, 1997 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Business' combined financial position or results of operations.

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


14. Segmented information

     The Apparel Fabrics Business produces denim, polycotton fabrics for careerwear and industrial applications and markets these products on a worldwide basis.



                                                                    United
                                                      Canada        States      International     Eliminations       Total
(in thousands of dollars)                           ----------   -----------   ---------------   --------------   -----------
 1995
 Sales to customers (a) .........................    $72,498      $393,603        $ 167,590        $               $ 633,691
 Transfers between geographic areas (b) .........      7,644        10,559               --          (18,203)             --
                                                     -------      --------        ---------        ---------       ---------
                                                      80,142       404,162          167,590          (18,203)        633,691
 Operating income ...............................        422        46,723            2,381                           49,526
 Identifiable assets ............................     62,828       394,161          169,284                          626,273
 1996
 Sales to customers (a) .........................     88,385       410,640          151,838                          650,863
 Transfers between geographic areas (b) .........      7,968        13,055               --          (21,023)             --
                                                     -------      --------        ---------        ---------       ---------
                                                      96,353       423,695          151,838          (21,023)        650,863
 Operating income (loss) ........................      3,157        20,200          (11,054)                          12,303
 Identifiable assets ............................     71,577       407,514          153,861                          632,952
                                                     -------      --------        ---------                        ---------
 1997
 Sales to customers(a) ..........................     85,758       373,015          151,800                          610,573
 Transfers between geographic areas(b) ..........      6,711        17,093               --          (23,804)             --
                                                     -------      --------        ---------        ---------       ---------
                                                      92,469       390,108          151,800          (23,804)        610,573
 Operating income (loss) ........................        968           866          (16,047)                         (14,213)
 Identifiable assets ............................     53,009       391,869          146,235                          591,113
                                                     -------      --------        ---------                        ---------

----------
(a) Canadian sales include export sales of $43.3 million (1996 - $42.5 million, 1995 - $31.9 million) made primarily to the United States.

(b) Transfers between geographic areas are accounted for at prices comparable to open market prices for similar products and services.

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                   Years Ended June 30, 1995, 1996 and 1997


15. Quarterly financial information (Unaudited)



                                    First             Second            Third             Fourth
                                   Quarter           Quarter           Quarter           Quarter
                               ---------------   ---------------   ---------------   ---------------
 1996
 Sales .....................    $152,505,770      $162,755,768      $148,039,142      $187,561,869
 Gross profit ..............      14,850,987        18,690,952        15,711,525        20,812,463
 Operating income ..........         628,008         3,505,390         2,494,310         5,675,604
 Net income (loss) .........        (175,110)        1,974,470        (3,034,944)        3,780,842


                                          First             Second            Third             Fourth
                                         Quarter           Quarter           Quarter           Quarter
                                     ---------------   ---------------   ---------------   ---------------
 1997
 Sales ...........................    $152,521,204      $152,353,791      $139,890,867      $ 165,807,148
 Gross profit ....................      15,109,688        16,099,677         7,870,519          1,007,414
 Operating income (loss) .........       1,770,457         2,364,174        (5,600,638)       (12,747,240)
 Net income (loss) ...............        (369,887)        1,378,119        (7,208,793)        (7,905,756)

16. Supplemental Condensed Combined Consolidated Financial Information

     In connection with the note offering, each of Apparel Fabrics Business' operating subsidiaries located in the United States ("the Guarantor Subsidiaries") will fully and unconditionally guarantee Galey & Lord, Inc.'s ("Galey") performance under the Notes on a joint and several basis. The Guarantor Subsidiaries are direct or indirect wholly-owned subsidiaries of Galey. The remaining subsidiaries are direct or indirect foreign subsidiaries of Galey. The following condensed combined financial data provides information regarding the financial position, results of operations and cash flows of the Guarantor Subsidiaries prior to their acquisition by Galey.



                                                June 30, 1995
(In thousands of dollars)   ------------------------------------------------------
                                                Non-       Elimination    Apparel
                               Guarantor      Guarantor        and        Fabrics
                             Subsidiaries   Subsidiaries   Allocations   Combined
                            -------------- -------------- ------------- ----------
Sales .....................    $403,426       $247,732      $ (17,467)  $633,691
                               --------       --------      ---------   --------
Gross profit ..............      62,344         42,279           (656)   103,967
                               --------       --------      ---------   --------
Operating income
 (loss) ...................      55,157          7,096        (12,727)    49,526
Interest expense,
 income taxes and
 other, net ...............      29,911          5,507         (4,919)    30,499
                               --------       --------      ---------   --------
Net income (loss) .........      25,246         (1,589)        (7,808)    19,027
                               ========       ========      =========   ========



                                                June 30, 1996                                     June 30, 1997
(In thousands of dollars)   ------------------------------------------------------ -------------------------------------------
                                                Non-       Elimination    Apparel                      Non-       Elimination
                               Guarantor      Guarantor        and        Fabrics     Guarantor      Guarantor        and
                             Subsidiaries   Subsidiaries   Allocations   Combined   Subsidiaries   Subsidiaries   Allocations
                            -------------- -------------- ------------- ---------- -------------- -------------- -------------
Sales .....................    $423,695       $248,190      $ (21,022)  $650,863      $389,494      $ 244,269      $ (23,190)
                               --------       --------      ---------   --------      --------      ---------      ---------
Gross profit ..............      44,680         26,439         (1,053)    70,066        29,464         13,712         (3,089)
                               --------       --------      ---------   --------      --------      ---------      ---------
Operating income
 (loss) ...................      28,668         (3,771)       (12,594)    12,303        16,912        (17,713)       (13,412)
Interest expense,
 income taxes and
 other, net ...............      16,140          3,874        (10,256)     9,758        17,247        (10,330)        (7,024)
                               --------       --------      ---------   --------      --------      ---------      ---------
Net income (loss) .........      12,528         (7,645)        (2,338)     2,545          (335)        (7,383)        (6,388)
                               ========       ========      =========   ========      ========      =========      =========



                             June 30,
                                1997
(In thousands of dollars)   -----------
                              Apparel
                              Fabrics
                              Combined
                            -----------
Sales ..................... $610,573
                            --------
Gross profit ..............  40,087
                            --------
Operating income
 (loss) ................... (14,213)
Interest expense,
 income taxes and
 other, net ...............    (107)
                            --------
Net income (loss) ......... (14,106)
                            ========

                           APPAREL FABRICS BUSINESS


                  NOTES TO THE COMBINED FINANCIAL STATEMENTS


                    Years Ended June 30, 1995, 1996 and 1997

16. Supplemental Condensed Combined Consolidated Financial Information
 (continued)



                                                                          June 30, 1996
(in thousands of dollars)                             ------------------------------------------------------
                                                                          Non-       Elimination    Apparel
                                                         Guarantor      Guarantor        and        Fabrics
                                                       Subsidiaries   Subsidiaries   Allocations   Combined
                                                      -------------- -------------- ------------- ----------
Assets
Current assets ......................................    $139,148       $111,752       $18,724    $269,624
Investments and other advances ......................          --          8,137            --       8,137
Property, plant and equipment, net ..................     175,249         95,099         2,713     273,061
Intangible assets, net ..............................      61,696            969         2,118      64,783
Other assets ........................................       3,092            454        13,801      17,347
                                                         --------       --------       -------    --------
 Total assets .......................................     379,185        216,411        37,356     632,952
                                                         ========       ========       =======    ========
Liabilities and stockholders' equity
Current liabilities .................................      31,514         34,973        18,164      84,651
Long-term debt ......................................     157,829         90,068            --     247,897
Other non-current liabilities .......................      53,122         16,909        18,735      88,766
                                                         --------       --------       -------    --------
 Total liabilities ..................................     242,465        141,950        36,899     421,314
                                                         --------       --------       -------    --------
Stockholders' equity ................................     136,720         74,461           457     211,638
                                                         --------       --------       -------    --------
 Total liabilities and stockholders' equity .........     379,185        216,411        37,356     632,952
                                                         ========       ========       =======    ========



                                                                           June 30, 1997
(in thousands of dollars)                             -------------------------------------------------------
                                                                          Non-       Elimination    Apparel
                                                         Guarantor      Guarantor        and        Fabrics
                                                       Subsidiaries   Subsidiaries   Allocations    Combined
                                                      -------------- -------------- ------------- -----------
Assets
Current assets ......................................    $118,997       $107,602       $43,010    $269,609
Investments and other advances ......................          --          6,576            --       6,576
Property, plant and equipment, net ..................     157,233         84,813         1,979     244,025
Intangible assets, net ..............................      59,639            897         1,677      62,213
Other assets ........................................       2,493            398         5,798       8,689
                                                         --------       --------       -------    --------
 Total assets .......................................     338,362        200,286        52,464     591,112
                                                         ========       ========       =======    ========
Liabilities and stockholders' equity
Current liabilities .................................      29,443         48,184        20,416      98,043
Long-term debt ......................................     165,564         32,408            --     197,972
Other non-current liabilities .......................      42,722         13,536        17,327      73,585
                                                         --------       --------       -------    --------
 Total liabilities ..................................     237,729         94,128        37,743     369,600
                                                         --------       --------       -------    --------
Stockholders' equity ................................     100,633        106,158        14,721     221,512
                                                         --------       --------       -------    --------
 Total liabilities and stockholders' equity .........     338,362        200,286        52,464     591,112
                                                         ========       ========       =======    ========


                                                   June 30, 1995
(in thousands of dollars)     --------------------------------------------------------
                                                  Non-       Elimination     Apparel
                                 Guarantor      Guarantor        and         Fabrics
                               Subsidiaries   Subsidiaries   Allocations    Combined
                              -------------- -------------- ------------- ------------
Cash flows
Net cash provided
 by (used in)
 operating
 activities .................   $   40,788     $  (3,438)     $ (7,750)    $   29,600
Net cash provided
 by (used in)
 investing
 activities .................      (21,645)      (13,521)        1,353        (33,813)
Net cash provided
 by (used in)
 financing
 activities .................      (22,658)       14,838           (71)        (7,891)
                                ----------     ---------      --------     ----------
Net change in cash
 and cash
 equivalents ................       (3,515)       (2,121)       (6,468)       (12,104)
Cash and cash
 equivalents, at
 beginning ..................        3,537        14,610        23,977         42,124
                                ----------     ---------      --------     ----------
Cash and cash
 equivalents, at
 end ........................           22        12,489        17,509         30,020
                                ==========     =========      ========     ==========



                                                   June 30, 1996                                      June 30, 1997
(in thousands of dollars)     -------------------------------------------------------- -------------------------------------------
                                                  Non-       Elimination     Apparel                       Non-       Elimination
                                 Guarantor      Guarantor        and         Fabrics      Guarantor      Guarantor        and
                               Subsidiaries   Subsidiaries   Allocations    Combined    Subsidiaries   Subsidiaries   Allocations
                              -------------- -------------- ------------- ------------ -------------- -------------- -------------
Cash flows
Net cash provided
 by (used in)
 operating
 activities .................   $    7,025     $    3,073    $   18,262    $   28,360     $ 11,583       $ 10,890       $16,586
Net cash provided
 by (used in)
 investing
 activities .................      (24,701)       (22,682)         (289)      (47,671)      (3,352)        (2,026)         (742)
Net cash provided
 by (used in)
 financing
 activities .................       17,676         12,598       (23,285)        6,987       (8,233)        (7,587)        1,981
                                ----------     ----------    ----------    ----------     --------       --------       -------
Net change in cash
 and cash
 equivalents ................           (1)        (7,011)       (5,312)      (12,324)          (2)         1,278        17,825
Cash and cash
 equivalents, at
 beginning ..................           22         12,489        17,509        30,020           21          5,480        12,197
                                ----------     ----------    ----------    ----------     --------       --------       -------
Cash and cash
 equivalents, at
 end ........................           21          5,478        12,197        17,696           19          6,758        30,022
                                ==========     ==========    ==========    ==========     ========       ========       =======



                              June 30, 1997
(in thousands of dollars)     -------------
                                 Apparel
                                 Fabrics
                                Combined
                              ------------
Cash flows
Net cash provided
 by (used in)
 operating
 activities .................  $   39,059
Net cash provided
 by (used in)
 investing
 activities .................      (6,120)
Net cash provided
 by (used in)
 financing
 activities .................     (13,839)
                               ----------
Net change in cash
 and cash
 equivalents ................      19,100
Cash and cash
 equivalents, at
 beginning ..................      17,696
                               ----------
Cash and cash
 equivalents, at
 end ........................      36,796
                               ==========

                            APPAREL FABRICS BUSINESS

         UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME AND DEFICIT

 For the Three-Month and the Six-Month Periods Ended December 31, 1996 and 1997



                                                          Three-month periods                      Six-month periods
                                                 -------------------------------------   -------------------------------------
                                                        1996                1997                1996                1997
                                                 -----------------   -----------------   -----------------   -----------------
Sales ........................................    $  152,353,791      $  134,195,565      $  304,874,995      $  286,364,569
Cost of goods sold ...........................       136,214,962         118,358,594         273,626,477         250,731,480
                                                  --------------      --------------      --------------      --------------
Gross profit .................................        16,138,829          15,836,971          31,248,518          35,633,089
                                                  --------------      --------------      --------------      --------------
Selling expenses .............................         5,310,798           4,533,586          10,290,758           8,858,607
Administrative expenses ......................         7,935,518           6,163,811          15,796,796          13,414,229
Goodwill amortization ........................           528,339             517,175           1,026,332           1,014,211
                                                  --------------      --------------      --------------      --------------
                                                      13,774,655          11,214,572          27,113,886          23,287,047
                                                  --------------      --------------      --------------      --------------
Operating income .............................         2,364,174           4,622,399           4,134,632          12,346,042
Interest expense, net ........................        (4,339,389)         (4,268,838)         (9,121,657)         (8,692,628)
Share in net income of associated
  companies ..................................         2,003,359             796,513           3,983,112           2,035,811
Other income (expense), net ..................          (685,357)            685,671          (1,158,347)            742,517
Costs related to the change of control
  (Note 1) ...................................                --         (16,469,871)                 --         (16,469,871)
                                                  --------------      --------------      --------------      --------------
Loss before recovery of income taxes .........          (657,213)        (14,634,126)         (2,162,260)        (10,038,129)
Recovery of income taxes .....................         2,035,332           2,539,587           3,170,492           2,717,211
                                                  --------------      --------------      --------------      --------------
Net income (loss) ............................         1,378,119         (12,094,539)          1,008,232          (7,320,918)
Deficit, at beginning ........................      (116,296,849)       (125,259,658)       (115,926,962)       (130,033,279)
                                                  --------------      --------------      --------------      --------------
Deficit, at end ..............................      (114,918,730)       (137,354,197)       (114,918,730)       (137,354,197)
                                                  ==============      ==============      ==============      ==============

      See notes to the unaudited condensed combined financial statements.

                            APPAREL FABRICS BUSINESS

                  UNAUDITED CONDENSED COMBINED BALANCE SHEETS




                                                                                 June 30,          December 31,
                                                                                   1997                1997
                                                                            -----------------   -----------------
Assets
Current assets
  Cash and cash equivalents .............................................    $   36,797,072      $   16,655,525
  Receivables
   Trade, net of allowance for doubtful accounts of $1,361,534
     ($2,214,213 as of June 30, 1997)....................................       118,459,831          96,149,682
  Other .................................................................        17,987,082          13,451,431
  Inventories ...........................................................        84,972,495          83,317,621
  Other current assets ..................................................        11,392,840           9,009,039
                                                                             --------------      --------------
                                                                                269,609,320         218,583,298
Investments and other advances ..........................................         6,576,251           7,317,448
Property, plant and equipment, net ......................................       244,025,312         229,884,523
Intangible assets, net ..................................................        62,213,219          61,076,663
Other assets ............................................................         8,688,738          13,116,581
                                                                             --------------      --------------
Total assets ............................................................       591,112,840         529,978,513
                                                                             ==============      ==============
Liabilities and stockholders' equity
Current liabilities
  Short-term borrowings .................................................                --             789,275
  Accounts payable ......................................................        32,999,742          25,305,670
  Payroll, related taxes and other employee related liabilities .........        15,951,978          10,302,273
  Other accrued liabilites ..............................................        37,578,824          26,406,498
  Interest payable ......................................................         5,656,732           5,782,054
  Income taxes payable ..................................................         4,320,246           6,723,110
  Long-term debt due within one year ....................................         1,535,908         191,108,417
                                                                             --------------      --------------
                                                                                 98,043,430         266,417,297
Long-term debt ..........................................................       197,971,915             144,231
Deferred income taxes ...................................................        30,291,948          28,656,976
Other non-current liabilities ...........................................        43,293,000          38,567,062
                                                                             --------------      --------------
Total liabilities .......................................................       369,600,293         333,785,565
                                                                             --------------      --------------
Stockholders' equity
  Additional paid-in capital ............................................       370,598,557         355,285,490
  Deficit ...............................................................      (130,033,279)       (137,354,197)
  Cumulative translation adjustment .....................................       (19,052,731)        (21,738,345)
                                                                             --------------      --------------
Total stockholders' equity ..............................................       221,512,547         196,192,948
                                                                             --------------      --------------
Total liabilities and stockholders' equity ..............................       591,112,840         529,978,513
                                                                             ==============      ==============

      See notes to the unaudited condensed combined financial statements.

                           APPAREL FABRICS BUSINESS

             UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS
   For the Three-Month and Six-Month Periods ended December 31, 1996 and 1997




                                                                          Three-month periods
                                                                   ----------------------------------
                                                                         1996              1997
                                                                   ---------------- -----------------
Operating activities
Net income (loss) ................................................  $    1,378,119    $ (12,094,539)
Adjustments to reconcile net income (loss) to net cash provided by
 (used in) operating activities
   Depreciation and amortization .................................       8,776,267        8,378,941
   Deferred income taxes .........................................         968,293         (666,497)
   Loss (gain) on disposal of property
    plant and equipment ..........................................        (190,984)         457,751
   Share in net income of associated companies ...................      (2,003,359)        (796,513)
   Other non-cash items ..........................................      (2,787,897)              --
Changes in assets and liabilities
 Receivables, net ................................................       6,103,685       17,911,977
 Inventories .....................................................       6,061,116       (1,911,081)
 Other current assets ............................................       3,215,512        2,220,738
 Other assets ....................................................        (336,776)      (4,559,354)
 Current liabilities .............................................     (20,740,831)     (23,870,136)
 Other liabilities ...............................................        (199,907)      (4,053,475)
Other, net .......................................................          44,807       (4,589,847)
                                                                    --------------    -------------
Net cash provided by (used in) operating activities ..............         288,045      (23,572,035)
                                                                    --------------    -------------
Investing activities
Capital expenditures .............................................      (2,691,268)      (2,897,947)
Proceeds from sale of property, plant and equipment ..............       1,788,267        3,452,041
Investment in associated companies and other .....................      (4,834,158)         771,160
Other, net .......................................................        (208,119)       1,619,415
                                                                    --------------    -------------
Net cash used in (provided by) investing activities ..............      (5,945,278)       2,944,669
                                                                    --------------    -------------
Financing activities
Repayment of short-term borrowings ...............................      (1,100,434)              --
Repayment of long-term debt ......................................        (407,256)      (2,901,296)
Issue of short-term borrowings ...................................              --          226,466
Issue of long-term debt ..........................................              --           29,237
Changes in additional paid-in capital ............................        (651,687)      (6,942,826)
                                                                    --------------    -------------
Net cash (used in) provided by financing activities ..............      (2,159,377)      (9,588,419)
                                                                    --------------    -------------
Effect of changes in exchange rates on cash and cash
 equivalents .....................................................        (170,712)        (268,005)
                                                                    --------------    -------------
Net increase (decrease) in cash and cash equivalents .............      (7,987,322)     (30,483,790)
Cash and cash equivalents, at beginning ..........................      30,959,123       47,139,315
                                                                    --------------    -------------
Cash and cash equivalents, at end ................................      22,971,801       16,655,525
                                                                    ==============    =============
Supplemental disclosure of cash flow information
 Net cash paid during the period for:
   Interest ......................................................       8,386,132        8,936,049
                                                                    --------------    -------------
   Income taxes ..................................................       1,296,300        2,018,107
                                                                    --------------    -------------



                                                                           Six-month periods
                                                                   ---------------------------------
                                                                         1996             1997
                                                                   ---------------- ----------------
Operating activities
Net income (loss) ................................................  $    1,008,232   $  (7,320,918)
Adjustments to reconcile net income (loss) to net cash provided by
 (used in) operating activities
   Depreciation and amortization .................................      17,732,103      16,709,296
   Deferred income taxes .........................................      (2,748,132)     (1,634,790)
   Loss (gain) on disposal of property
    plant and equipment ..........................................        (319,177)        167,363
   Share in net income of associated companies ...................      (3,983,112)     (2,035,811)
   Other non-cash items ..........................................      (2,787,897)             --
Changes in assets and liabilities
 Receivables, net ................................................      17,811,073      27,027,251
 Inventories .....................................................      (1,565,963)      1,374,936
 Other current assets ............................................       7,791,346       2,724,557
 Other assets ....................................................          29,919      (4,348,216)
 Current liabilities .............................................     (22,876,380)    (22,169,366)
 Other liabilities ...............................................         503,554      (4,182,787)
Other, net .......................................................       4,674,064      (2,968,162)
                                                                    --------------   -------------
Net cash provided by (used in) operating activities ..............      15,269,630       3,343,353
                                                                    --------------   -------------
Investing activities
Capital expenditures .............................................      (7,005,000)     (6,379,161)
Proceeds from sale of property, plant and equipment ..............       2,542,367       3,851,385
Investment in associated companies and other .....................      (5,199,258)      2,010,003
Other, net .......................................................        (686,933)        394,152
                                                                    --------------   -------------
Net cash used in (provided by) investing activities ..............     (10,348,824)       (123,621)
                                                                    --------------   -------------
Financing activities
Repayment of short-term borrowings ...............................      (1,100,434)             --
Repayment of long-term debt ......................................     (45,888,632)     (8,284,412)
Issue of short-term borrowings ...................................       1,162,401         789,275
Issue of long-term debt ..........................................         773,143          29,237
Changes in additional paid-in capital ............................      45,739,654     (15,313,067)
                                                                    --------------   -------------
Net cash (used in) provided by financing activities ..............         686,132     (22,778,967)
                                                                    --------------   -------------
Effect of changes in exchange rates on cash and cash
 equivalents .....................................................        (331,536)       (582,312)
                                                                    --------------   -------------
Net increase (decrease) in cash and cash equivalents .............       5,275,402     (20,141,547)
Cash and cash equivalents, at beginning ..........................      17,696,400      36,797,072
                                                                    --------------   -------------
Cash and cash equivalents, at end ................................      22,971,802      16,655,525
                                                                    ==============   =============
Supplemental disclosure of cash flow information
 Net cash paid during the period for:
   Interest ......................................................       9,268,666       9,325,864
                                                                    --------------   -------------
   Income taxes ..................................................       2,834,697       2,062,095
                                                                    --------------   -------------

      See notes to the unaudited condensed combined financial statements.

                           APPAREL FABRICS BUSINESS


                             BASIS OF PRESENTATION


  For the Three-Month and Six-Month Periods Ended December 31, 1996 and 1997

General

     The consolidated financial statements of Dominion Textile Inc. (the "Corporation"), a Canadian company, have been issued to the stockholders.

     All dollar amounts in the combined financial statements are stated in US dollars.

     The combined financial statements of the Apparel Fabrics Business of Dominion Textile Inc. (the "Business") include the operations of Swift Denim, Inc., Klopman International S.p.A. and Swift Textiles Europe Limited which were operated as subsidiaries or associated companies of Dominion Textile Inc. On December 19, 1997, pursuant to a takeover offer, DT Acquisition Inc., an affiliate of Polymer Group, Inc. ("PGI") acquired all shares tendered which approximated 98% of the outstanding common stock of the Corporation. In connection with the change of control, PGI entered into a preliminary agreement with Galey & Lord, Inc., to sell it certain operations. In contemplation of the change in control and the subsequent sale of certain operations, the operations and the net assets of the Corporation have been essentially divided into two groups: the Apparel Fabrics Business and the Nonwovens Business.

     The combined financial statements have been prepared using the Corporation's historical basis in the assets and liabilities and historical results of operations related to the Business. Changes in additional paid-in capital represent the Corporation's contribution of its net operating investment plus net cash transfers to or from the Corporation. The combined financial statements reflect the results of operations, financial position and cash flows of the Business as if it had operated as a separate entity for all periods presented and may not be indicative of actual results of operations and financial position of the Business under different ownership.


Allocations

     The basis of allocation selected herein is not necessarily indicative of the application of the provisions contained in the separation agreement entered into by PGI and Galey & Lord, Inc. and dated January 29, 1998.

     The combined financial statements include allocations of certain corporate headquarters' assets, liabilities (excluding deferred income taxes), and net expenses. All significant intergroup transactions and balances have been eliminated.

     The liabilities of the Business include outstanding direct third-party indebtedness and the amount of debt based on the ratio of the Business' average net operating investment to the aggregate net operating investment of the two groups. Interest expense shown in the combined financial statements reflects the interest expense associated with the aggregate borrowings for each period presented principally based on a blend of the Corporation's long-term weighted average interest rates for the applicable period.

     General corporate overhead related to the Corporation's headquarters has been allocated to the Business based on the ratio of the Business' sales to the aggregate sales of the Corporation. The costs of the services charged to the Business are not necessarily indicative of the costs that would have been incurred if the Business had performed these functions as a stand-alone entity. Additionally, income taxes on allocated general corporate overhead are calculated using the Corporation's statutory tax rate.

     Management believes that the basis of allocation is reasonable.

                            APPAREL FABRICS BUSINESS

   For the Three-Month and Six-Month Periods Ended December 31, 1996 and 1997

     The following table illustrates the results of applying the allocation method described above on various financial statement items:




                                                        Three-month periods                   Six-month periods
                                                         ended December 31                    ended December 31
                                                -----------------------------------   ---------------------------------
                                                      1996               1997              1996              1997
                                                ----------------   ----------------   --------------   ----------------
    Net impact on gross profit ..............     $ (1,377,374)     $    (470,109)     $   (531,285)    $  (1,591,959)
    General corporate overhead, net .........       (2,818,459)        (2,012,564)       (5,463,328)       (4,834,297)
    Costs related to the change of
     control ................................               --        (14,510,565)               --       (14,510,565)
    Recovery of income taxes ................        1,627,983          2,432,684         2,325,910         3,962,794
                                                  ------------      -------------      ------------     -------------
                                                    (2,567,850)       (14,560,554)       (3,668,703)      (16,974,027)
                                                  ============      =============      ============     =============


                                                                            June 30,        December 31,
                                                                              1997              1997
                                                                         --------------   ----------------
Net assets excluding long-term debt ..................................   $14,539,529        $ (5,631,557)
Long-term debt, inclusive of the portion due within one year .........   197,049,432         189,557,867
Cumulative translation adjustment ....................................   (4,252,709)          (2,237,144)

                            APPAREL FABRICS BUSINESS


         NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS


   For the Three-Month and Six-Month Periods Ended December 31, 1996 and 1997


1. COSTS RELATED TO THE CHANGE OF CONTROL

     In fiscal 1997, as part of its strategy to provide added-value to its stockholders, Dominion Textile Inc. together with its financial advisers, considered different growth opportunities for its core businesses. The takeover offer discussed in the basis of presentation was among those opportunities. This offer was recommended by the Board of Directors for acceptance on November 17, 1997.

     The change of control triggered among other things, the accelerated funding of certain benefit plans for executives and the payments under benefits programs. As a result, Dominion Textile Inc. recorded a $26.1 million charge which includes professional fees amounting to $11.2 million. The Business' share of this charge is $16.5 million.


2. SUBSEQUENT EVENTS

     Pursuant to a Master Separation Agreement dated January 29, 1998, Galey & Lord, Inc. acquired from DT Acquisition Inc. the Apparel Fabrics Business and certain other assets and assumed certain related liabilities.

     Also on January 29, 1998, Dominion Textile (USA) Inc. redeemed all of its outstanding $275.0 million senior notes at a price of $310.4 million. Consequently, they were reclassified within current liabilities.


3. SUPPLEMENTAL CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

     In connection with the note offering, each of the Apparel Fabrics Business' operating subsidiaries located in the United States ("the Guarantor Subsidiaries") will fully and unconditionally guarantee Galey & Lord, Inc.'s ("Galey") performance under the Notes on a joint and several basis. The Guarantor Subsidiaries are direct or indirect wholly-owned subsidiaries of Galey. The remaining subsidiaries are direct or indirect foreign subsidiaries of Galey. The following condensed combined financial data provides information regarding the financial position, results of operations and cash flows of the Guarantor Subsidiaries prior to their acquisition by Galey.



                                     Three-month period ended December 31, 1996
(in thousands of dollars)    ----------------------------------------------------------
                                                 Non-                          Apparel
                                Guarantor      Guarantor    Elimination and    Fabrics
                              Subsidiaries   Subsidiaries     Allocations     Combined
                             -------------- -------------- ----------------- ----------
Sales ......................    $ 94,020       $ 62,275        $ (3,941)     $152,354
Gross Profit ...............       9,282          8,234          (1,377)       16,139
                                --------       --------        --------      --------
Operating income (loss).....       3,222          3,277          (4,135)        2,364
Interest expense, income
 taxes and other, net ......       4,730         (2,177)         (1,567)          986
                                --------       --------        --------      --------
Net income (loss) ..........      (1,508)         5,454          (2,568)        1,378
                                ========       ========        ========      ========



                                     Three-month period ended December 31, 1997
(in thousands of dollars)    -----------------------------------------------------------
                                                 Non-                          Apparel
                                Guarantor      Guarantor    Elimination and    Fabrics
                              Subsidiaries   Subsidiaries     Allocations      Combined
                             -------------- -------------- ----------------- -----------
Sales ......................    $78,092         $58,817        $  (2,713)    $134,196
Gross Profit ...............      8,542           7,765             (470)     15,837
                                -------         -------        ---------     --------
Operating income (loss).....      3,551           3,785           (2,714)      4,622
Interest expense, income
 taxes and other, net ......      4,213             656           11,848      16,717
                                -------         -------        ---------     --------
Net income (loss) ..........       (662)          3,129          (14,562)    (12,095)
                                =======         =======        =========     ========


                                         Six-month period ended December 31, 1996
                                  ------------------------------------------------------
                                                      Non-                      Apparel
                                     Guarantor      Guarantor                   Fabrics
                                   Subsidiaries   Subsidiaries   Elimination   Combined
                                  -------------- -------------- ------------- ----------
Sales ...........................    $197,422       $115,905      $ (8,452)    $304,875
Gross profit ....................      17,756         14,025          (532)      31,249
                                     --------       --------      --------     --------
Operating income (loss) .........       5,396          4,655        (5,916)       4,135
Interest expenses, income
  taxes and other, net ..........       8,714         (3,328)       (2,259)       3,127
                                     --------       --------      --------     --------
Net income (loss) ...............      (3,318)         7,983        (3,657)       1,008
                                     ========       ========      ========     ========



                                         Six-month period ended December 31, 1997
                                  -------------------------------------------------------
                                                      Non-                      Apparel
                                     Guarantor      Guarantor                   Fabrics
                                   Subsidiaries   Subsidiaries   Elimination    Combined
                                  -------------- -------------- ------------- -----------
Sales ...........................    $180,073       $112,485      $  (6,193)   $286,365
Gross profit ....................      22,216         15,009         (1,592)     35,633
                                     --------       --------      ---------    --------
Operating income (loss) .........      11,679          7,002         (6,335)     12,346
Interest expenses, income
  taxes and other, net ..........       6,392          1,883         11,392      19,667
                                     --------       --------      ---------    --------
Net income (loss) ...............       5,287          5,119        (17,727)     (7,321)
                                     ========       ========      =========    ========

                            APPAREL FABRICS BUSINESS


         NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS


   For the Three-Month and Six-Month Periods Ended December 31, 1996 and 1997


3. SUPPLEMENTAL CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION --
        Continued



(in thousands of dollars)
                                                  June 30, 1997
                              ------------------------------------------------------
                                                  Non-       Elimination    Apparel
                                 Guarantor      Guarantor        and        Fabrics
                               Subsidiaries   Subsidiaries   Allocations   Combined
                              -------------- -------------- ------------- ----------
Assets
Current assets ..............    $118,997       $107,602       $43,010     $269,609
Property, plant and
 equipment, net .............     157,233         84,813         1,979      244,025
Investments and other
 advances ...................          --          6,576            --        6,576
Intangible assets, net ......      59,639            897         1,677       62,213
Other assets ................       2,493            398         5,798        8,689
 Total assets ...............     338,362        200,286        52,464      591,112
Liabilities and
 stockholders' equity
Current liabilities .........      29,443         48,184        20,416       98,043
Long-term debt ..............     165,564         32,408            --      197,972
Other non-current
 liabilities ................      42,722         13,536        17,327       73,585
                                 --------       --------       -------     --------
 Total liabilities ..........     237,729         94,128        37,743      369,600
                                 --------       --------       -------     --------
Stockholders' equity ........     100,633        106,158        14,721      221,512
                                 --------       --------       -------     --------
Total liabilities and
 stockholders' equity .......     338,362        200,286        52,464      591,112
                                 ========       ========       =======     ========



(in thousands of dollars)
                                                 December 31, 1997
                              -------------------------------------------------------
                                                  Non-       Elimination    Apparel
                                 Guarantor      Guarantor        and        Fabrics
                               Subsidiaries   Subsidiaries   Allocations    Combined
                              -------------- -------------- ------------- -----------
Assets
Current assets ..............    $ 97,914       $ 96,839      $ 23,830     $218,583
Property, plant and
 equipment, net .............     150,748         78,937           200      229,885
Investments and other
 advances ...................          --          7,317            --        7,317
Intangible assets, net ......      58,660            884         1,533       61,077
Other assets ................       7,344          1,701         4,072       13,117
 Total assets ...............     314,666        185,678        29,635      529,979
Liabilities and
 stockholders' equity
Current liabilities .........     149,978         95,237        21,203      266,418
Long-term debt ..............         144             --            --          144
Other non-current
 liabilities ................      40,855         13,408        12,961       67,224
                                 --------       --------      --------     --------
 Total liabilities ..........     190,977        108,645        34,164      333,786
                                 --------       --------      --------     --------
Stockholders' equity ........     123,689         77,033        (4,529)     196,193
                                 --------       --------      --------     --------
Total liabilities and
 stockholders' equity .......     314,666        185,678        29,635      529,979
                                 ========       ========      ========     ========


(in thousands of dollars)
                                    Three-month period ended December 31, 1996
                              -------------------------------------------------------
                                                  Non-       Elimination    Apparel
                                 Guarantor      Guarantor        and        Fabrics
                               Subsidiaries   Subsidiaries   Allocations    Combined
Cash flows
Net cash provided by
 (used in) operating
 activities .................   $   3,344       $ (2,865)     $    (191)   $     288
Net cash provided by
 (used in) investing
 activities .................      (1,088)        (5,031)           174       (5,945)
Net cash provided by
 (used in) financing
 activities .................      (2,246)         1,395         (1,479)      (2,330)
                                ---------       --------      ---------    ---------
Net change in cash and
 cash equivalents ...........          10         (6,501)        (1,496)      (7,987)
Cash and cash
 equivalents, at
 beginning ..................          29          8,405         22,525       30,959
                                ---------       --------      ---------    ---------
Cash and cash
 equivalents, at end ........          39          1,904         21,029       22,972
                                =========       ========      =========    =========



(in thousands of dollars)
                                     Three-month period ended December 31, 1997
                              ---------------------------------------------------------
                                                  Non-       Elimination     Apparel
                                 Guarantor      Guarantor        and         Fabrics
                               Subsidiaries   Subsidiaries   Allocations     Combined
Cash flows
Net cash provided by
 (used in) operating
 activities .................   $  16,800      $ (17,087)     $ (23,285)    $ (23,572)
Net cash provided by
 (used in) investing
 activities .................      (3,644)         5,461          1,128         2,945
Net cash provided by
 (used in) financing
 activities .................     (12,160)         9,958         (7,655)       (9,857)
                                ---------      ---------      ---------     ---------
Net change in cash and
 cash equivalents ...........         996         (1,668)       (29,812)      (30,484)
Cash and cash
 equivalents, at
 beginning ..................      (1,004)         5,467         42,677        47,140
                                ---------      ---------      ---------     ---------
Cash and cash
 equivalents, at end ........            (8)       3,799         12,865        16,656
                                ============   =========      =========     =========

                            APPAREL FABRICS BUSINESS


         NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS


   For the Three-Month and Six-Month Periods Ended December 31, 1996 and 1997


3. SUPPLEMENTAL CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION --
        Continued




(in thousands of dollars)
                                      Six-month period ended December 31, 1996
                              --------------------------------------------------------
                                                  Non-       Elimination     Apparel
                                 Guarantor      Guarantor        and         Fabrics
                               Subsidiaries   Subsidiaries   Allocations    Combined
Cash flows
Net cash provided by
 (used in) operating
 activities .................   $     220      $   5,828      $   9,222    $   15,270
Net cash provided by
 (used in) investing
 activities .................      (4,435)        (7,400)         1,486       (10,349)
Net cash provided by
 (used in) financing
 activities .................       4,233         (2,003)        (1,875)          355
                                ---------      ---------      ---------    ----------
Net changes in cash and
 cash equivalents ...........          18         (3,575)         8,833         5,276
Cash and cash
 equivalents, at
 beginning ..................          21          5,479         12,196        17,696
                                ---------      ---------      ---------    ----------
Cash and cash
 equivalents, at end ........          39          1,904         21,029        22,972
                                =========      =========      =========    ==========



(in thousands of dollars)
                                      Six-month period ended December 31, 1997
                              --------------------------------------------------------
                                                  Non-       Elimination     Apparel
                                 Guarantor      Guarantor        and         Fabrics
                               Subsidiaries   Subsidiaries   Allocations    Combined
Cash flows
Net cash provided by
 (used in) operating
 activities .................   $  22,770      $ (12,144)     $  (7,283)   $    3,343
Net cash provided by
 (used in) investing
 activities .................      (3,553)           264          3,165          (124)
Net cash provided by
 (used in) financing
 activities .................     (19,244)         8,920        (13,038)      (23,361)
                                ---------      ---------      ---------    ----------
Net changes in cash and
 cash equivalents ...........         (27)        (2,960)       (17,156)      (20,143)
Cash and cash
 equivalents, at
 beginning ..................          19          6,759         30,021        36,799
                                ---------      ---------      ---------    ----------
Cash and cash
 equivalents, at end ........            (8)       3,799         12,865        16,656
                                ============   =========      =========    ==========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of the Company since the date hereof or that the information set forth herein is correct as of any date subsequent to the date hereof.




                      -----------------------------------
                               TABLE OF CONTENTS

                      -----------------------------------

                                                       Page
                                                    ---------
Prospectus Summary ..............................        1
Risk Factors ....................................       17
Use of Proceeds .................................       23
Pro Forma Capitalization of the Company .........       24
Unaudited Pro Forma Combined Financial
   Information of the Company ...................       25
Selected Historical Financial
   Information of Galey & Lord ..................       34
Selected Historical Financial Information of
   the Acquired Business ........................       36
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ...................................       38
The Exchange Offer ..............................       47
Business ........................................       56
Management ......................................       67
Principal Stockholders ..........................       69
Description of Senior Credit Facility ...........       71
Description of the Exchange Notes ...............       72
Certain U.S. Federal Income Tax
   Considerations ...............................      100
Plan of Distribution ............................      103
Legal Matters ...................................      103
Experts .........................................      103
Index to Financial Statements ...................      F-1


                                  $300,000,000




[GRAPHIC OMITTED]




                               Galey & Lord, Inc.


                 --------------------------------------------
                                   PROSPECTUS
                 --------------------------------------------
                            Offer to Exchange up to
                              $300,000,000 of its
                        9 1/8% Senior Subordinated Notes
                                    Due 2008
                             For any and all of its
                            outstanding $300,000,000
                   9 1/8% Senior Subordinated Notes Due 2008




                                        , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Galey & Lord, Inc. (the "Company"), Galey & Lord Industries, Inc. ("Industries"), G&L Service Company, North America, Inc. ("G&L Service Company"), Swift Textiles, Inc. ("Textiles") and Swift Denim Services, Inc. ("Denim Services") are all incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Eighth of the Restated Certificate of Incorporation and Article X of the Amended and Restated By-laws of the Company, Article VIII of the By-laws of Industries,
Article VII of the By-laws of G&L Service Company, Article 8 of the By-laws of Textiles and Article VII of the By-laws of Denim Services all provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Company's Restated Certificate of Incorporation, Article 10 of Industries' Restated Certificate of Incorporation, and Article Eighth of G&L Service Company's Certificate of Incorporation contain such a provision.

     The Company, Industries, G&L Service Company, Textiles and Denim Services all have directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company, Industries, G&L Service Company, Textiles and Denim Services, respectively, in connection with the performance of their respective duties.


Item 21. Exhibits and Financial Statement Schedules.

     (a) See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

     (b) See the Schedule Index included immediately preceding the Exhibit Index to this Registration Statement.


Item 22. Undertakings.

     Each of the undersigned Registrants hereby undertakes:

     (1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrants' annual reports pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of a Registrant in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifciation by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Galey & Lord, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 6, 1998.

                                          GALEY & LORD, INC.


                                          By: /s/  ARTHUR C. WIENER
                                              --------------------------------
                                                 Arthur C. Wiener
                                           Chairman of the Board, President and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated. Each person whose signature appears below constitutes and appoints Arthur C. Wiener and Michael R. Harmon and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and such other state and federal government commissions and agencies as may be necessary or advisable, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.



               Signature                                 Title                      Date
---------------------------------------   ----------------------------------   --------------
 /s/  ARTHUR C. WIENER                    Chairman of the Board, President     April 6, 1998
 -------------------------------------
 Arthur C. Wiener                         and Chief Executive Officer
                                          (Principal Executive Officer)
 /s/  MICHAEL R. HARMAN                   Executive Vice President,            April 6, 1998
 -------------------------------------
 Michael R. Harmon                        Chief Financial Officer,
                                          Treasurer and Secretary
                                          (Principal Financial and
                                          Accounting Officer)
 /s/  LEE ABRAHAM                                     Director                 April 6, 1998
 -------------------------------------
 Lee Abraham
 /s/  PAUL G. GILLEASE                                Director                 April 6, 1998
 -------------------------------------
 Paul G. Gillease
 /s/  WILLIAM DER HOLT                                Director                 April 6, 1998
 -------------------------------------
 William deR. Holt
 /s/  HOWARD S. JACOBS                                Director                 April 6, 1998
 -------------------------------------
 Howard S. Jacobs
 /s/  WILLIAM M.R. MAPEL                              Director                 April 6, 1998
 -------------------------------------
 William M.R. Mapel

  /s/  DAVID F. THOMAS                                 Director                 April 6, 1998
 -------------------------------------
 David F. Thomas

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Galey & Lord Industries, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 6, 1998.

                                           GALEY & LORD INDUSTRIES, INC.


                                           By: /s/  ARTHUR C. WIENER
                                               --------------------------------
                                                 Arthur C. Wiener
                                           Chairman of the Board, President and
                                           Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated. Each person whose signature appears below constitutes and appoints Arthur C. Wiener and Michael R. Harmon and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and such other state and federal government commissions and agencies as may be necessary or advisable, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.



               Signature                                 Title                      Date
---------------------------------------   ----------------------------------   --------------
 /s/  ARTHUR C. WIENER                    Chairman of the Board, President     April 6, 1998
 -------------------------------------
 Arthur C. Wiener                         and Chief Executive Officer
                                          (Principal Executive Officer)
 /s/  MICHAEL R. HARMON                   Executive Vice President, Chief      April 6, 1998
 -------------------------------------
 Michael R. Harmon                        Financial Officer, Treasurer,
                                          Secretary and Director
                                          (Principal Financial and
                                          Accounting Officer)
 /s/  CHARLES A. BLALOCK                  Executive Vice President of          April 6, 1998
 -------------------------------------
 Charles A. Blalock                          Manufacturing and Director
 /s/  JOHN HELDRICH                       Executive Vice President and         April 6, 1998
 -------------------------------------
 John Heldrich                            Director
 /s/ ROBERT MCCORMACK                     Executive Vice President and         April 6, 1998
 -------------------------------------
 Robert McCormack                         President -- Woven Division,
                                          Apparel Marketing Group and
                                          Director
 /s/  LEE ABRAHAM                                     Director                 April 6, 1998
 -------------------------------------
 Lee Abraham
 /s/  PAUL G. GILLEASE                                Director                 April 6, 1998
 -------------------------------------
 Paul G. Gillease
 /s/  WILLIAM DER HOLT                                Director                 April 6, 1998
 -------------------------------------
 William deR. Holt

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, G&L Service Company, North America, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 6, 1998.

                                            G&L SERVICE COMPANY, NORTH AMERICA,
INC.



                                           By: /s/  ARTHUR C. WIENER
                                               --------------------------------
                                                 Arthur C. Wiener
                                           Chairman of the Board, President and
                                           Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated. Each person whose signature appears below constitutes and appoints Arthur C. Wiener and Michael R. Harmon and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and such other state and federal government commissions and agencies as may be necessary or advisable, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.



               Signature                                 Title                      Date
---------------------------------------   ----------------------------------   --------------
 /s/  ARTHUR C. WIENER                    Chairman of the Board, President     April 6, 1998
 -------------------------------------
 Arthur C. Wiener                         and Chief Executive Officer
                                          (Principal Executive Officer)
 /s/  MICHAEL R. HARMON                   Vice President, Treasurer,           April 6, 1998
 -------------------------------------
 Michael R. Harmon                        Secretary and Director
                                          (Principal Financial and
                                          Accounting Officer)
 /s/  PAUL G. GILLEASE                                Director                 April 6, 1998
 -------------------------------------
 Paul G. Gillease
 /s/  HOWARD S. JACOBS                                Director                 April 6, 1998
 -------------------------------------
 Howard S. Jacobs


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Swift Textiles, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 6, 1998.

                                            SWIFT TEXTILES, INC.




                                           By: /s/  ARTHUR C. WIENER
                                               --------------------------------
                                                 Arthur C. Wiener
                                           Chairman of the Board, President and
                                           Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated. Each person whose signature appears below constitutes and appoints Arthur C. Wiener and Michael R. Harmon and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and such other state and federal government commissions and agencies as may be necessary or advisable, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.



               Signature                                 Title                      Date
---------------------------------------   ----------------------------------   --------------
 /s/  ARTHUR C. WIENER                    Chairman of the Board, President     April 6, 1998
 -------------------------------------
 Arthur C. Wiener                         and Chief Executive Officer
                                          (Principal Executive Officer)
 /s/  MICHAEL R. HARMON                   Executive Vice President,            April 6, 1998
 -------------------------------------
 Michael R. Harmon                        Treasurer, Secretary and
                                          Director (Principal Financial
                                          and Accounting Officer)
 /s/  HOWARD S. JACOBS                                Director                 April 6, 1998
 -------------------------------------
 Howard S. Jacobs

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Swift Denim Services, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 6, 1998.

                                            SWIFT DENIM SERVICES, INC.




                                           By: /s/  ARTHUR C. WIENER
                                               --------------------------------
                                                 Arthur C. Wiener
                                           Chairman of the Board, President and
                                           Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated. Each person whose signature appears below constitutes and appoints Arthur C. Wiener and Michael R. Harmon and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and such other state and federal government commissions and agencies as may be necessary or advisable, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that siad attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.



               Signature                                 Title                       Date
---------------------------------------   -----------------------------------   --------------
 /s/  ARTHUR C. WIENER                    Chairman of the Board, President,     April 6, 1998
 -------------------------------------
 Arthur C. Wiener                         and Chief Executive Officer
                                          (Principal Executive Officer)
 /s/  MICHAEL R. HARMON                   Executive Vice President,             April 6, 1998
 -------------------------------------
 Michael R. Harmon                        Treasurer, Secretary and
                                          Director (Principal Financial
                                          and Accounting Officer)
 /s/  HOWARD S. JACOBS                                 Director                 April 6, 1998
 -------------------------------------
 Howard S. Jacobs

                       FINANCIAL STATEMENT SCHEDULE INDEX

Schedule II    Valuation and qualifying accounts for the years ended September
         27, 1997, September 28,    1996 and September 30, 1995 (incorporated
         by reference to the Annual Report on Form    10-K for the fiscal year
         ended September 27, 1997).

                                 EXHIBIT INDEX




 Exhibit                                                                                Sequential
  Number                                       Description                               Page No.
---------           ----------------------------------------------------------------   -----------
 2.1         --     Master Separation Agreement, dated as of January 29, 1998, among Polymer Group, Inc., Galey & Lord, Inc. and DT
                    Acquisition Inc., Dominion Textile Inc. and other parties named therein (incorporated by reference to Exhibit 2 to the
                    Company's Current Report on Form 8-K filed with the
                    Commission on February 9, 1998).
 4.1         --     Indenture, dated as of February 24, 1998, among the Company,
                    Industries, G&L Service Company, Textiles and Denim Services
                    and SunTrust Bank, Atlanta (as Trustee) (incorporated by
                    reference to Exhibit 2 to the Company's Current Report on
                    Form 8-K filed with the Commission on March 10, 1998).
 4.2         --     Registration Rights Agreement, dated as of February 24, 1998, by and among the Company, Industries, G&L Service
                    Company, Textiles, Denim Services and First Union Capital
                    Markets, a division of Wheat First Securities, Inc.
 4.3         --     Form of Global 9 1/8% Senior Subordinated Note Due 2008.
 4.4         --     Form of Certificated 9 1/8% Senior Subordinated Note Due 2008.
 5.1         --     Opinion of Rosenman & Colin LLP.
12.1         --     Calculation of Earnings to Fixed Charges Ratio.
23.1         --     Consent of Rosenman & Colin LLP (included in Exhibit 5.1).
23.2         --     Consent of Ernst & Young LLP.
23.3         --     Consent of Deloitte & Touche.
23.4         --     Consent of KPMG.
24.1         --     Power of attorney (included on signature pages at II-3, II-4,
                    II-5, II-6 and II-7).
25.1         --     Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of SunTrust Bank, Atlanta as Trustee.
99.1         --     Form of Letter of Transmittal for Initial Notes.
99.2         --     Form of Notice of Guaranteed Delivery for Initial Notes.